Exhibit 10.1

TERM LOAN AGREEMENT

Dated as of May 7, 2007

among

VENOCO, INC.,

as the Borrower,

THE SEVERAL GUARANTORS PARTIES HERETO,

The Several Lenders
from Time to Time Parties Hereto,

CREDIT SUISSE, CAYMAN ISLANDS BRANCH
as Administrative Agent,

UBS SECURITIES LLC,

as Syndication Agent,

CREDIT SUISSE SECURITIES (USA) LLC

and

UBS SECURITIES LLC,
as Joint Lead Arrangers,

LEHMAN COMMERCIAL PAPER INC.

and

BANK OF MONTREAL,

as Co-Documentation Agents

and

LEHMAN BROTHERS INC.

and

BMO CAPITAL MARKETS CORP.,
as Co-Arrangers

i

6.2	Authorization; No Contravention	59
6.3	Governmental Authorization	59
6.4	Binding Effect	59
6.5	Litigation	59
6.6	No Default	59
6.7	ERISA Compliance	60
6.8	Use of Proceeds; Margin Regulations	60
6.9	Title to Properties	60
6.10	Oil and Gas Reserves	61
6.11	Reserve Report	61
6.12	Gas Imbalances	61
6.13	Taxes	61
6.14	Financial Statements and Condition	62
6.15	Environmental Matters	62
6.16	Regulated Entities	63
6.17	No Burdensome Restrictions	63
6.18	Copyrights, Patents, Trademarks and Licenses, etc	63
6.19	Subsidiaries	63
6.20	Insurance	63
6.21	Full Disclosure	63
6.22	Solvency	64
6.23	Labor Matters	64
6.24	Downstream Contracts	64
6.25	Derivative Contracts	64
6.26	Ellwood Subsidiary	64
6.27	Senior Notes Indenture	65
6.28	Existing Indebtedness	65
6.29	Specified Acquisition Documents	65
6.30	Security Documents	65

ARTICLE VII AFFIRMATIVE COVENANTS		66

7.1	Financial Statements	66
7.2	Certificates; Other Production and Reserve Information	67
7.3	Notices	69
7.4	Preservation of Company Existence, Etc	69
7.5	Maintenance of Property	70
7.6	Insurance	70
7.7	Payment of Obligations	70
7.8	Compliance with Laws	70
7.9	Compliance with ERISA	71
7.10	Inspection of Property and Books and Records	71
7.11	Environmental Laws	71
7.12	New Subsidiary Guarantors	71
7.13	Use of Proceeds	71
7.14	Further Assurances	72
7.15	Hedging Program	73

ARTICLE VIII NEGATIVE COVENANTS		73

8.1	Liens	73
8.2	Disposition of Assets	75
8.3	Consolidations and Mergers	75
8.4	Investments	76
8.5	Indebtedness	77
8.6	Transactions with Affiliates	78
8.7	Margin Stock	79
8.8	Contingent Obligations	79
8.9	Restricted Payments	80
8.10	Derivative Contracts	80
8.11	Sale Leasebacks	81
8.12	Change in Business	82
8.13	Accounting Changes	82
8.14	Certain Contracts; Amendments; Multiemployer ERISA Plans	82
8.15	Senior Notes and other Permitted Indebtedness	82
8.16	First Lien Credit Documents	83
8.17	Forward Sales, Production Payments, Etc	83
8.18	Subsidiaries	83
8.19	MLP and GP Activities	83

ARTICLE IX EVENTS OF DEFAULT		84

9.1	Event of Default	84
9.2	Remedies	87
9.3	Rights Not Exclusive	88

ARTICLE X THE ADMINISTRATIVE AGENT		88

10.1	Appointment and Authorization; Limitation of Agency	88
10.2	Delegation of Duties	88
10.3	Liability of Administrative Agent	88
10.4	Reliance by Administrative Agent	89
10.5	Notice of Default	89
10.6	Credit Decision	90
10.7	Indemnification	90
10.8	Administrative Agent in Individual Capacity	91
10.9	Successor Administrative Agent	91
10.10	Withholding Tax	91
10.11	Arrangers; Syndication Agent and Co-Documentation Agents	93
10.12	Release of Collateral	93

ARTICLE XI MISCELLANEOUS		93

11.1	Amendments and Waivers	93
11.2	Notices	94
11.3	No Waiver; Cumulative Remedies	95
11.4	Costs and Expenses	95
11.5	Indemnity	96

11.6	Setoff; Payments Set Aside	96
11.7	Successors and Assigns	97
11.8	Assignments, Participations, etc	97
11.9	Interest	102
11.10	Indemnity and Subrogation	103
11.11	Automatic Debits of Fees	103
11.12	Notification of Addresses, Lending Offices, Etc	104
11.13	Counterparts	104
11.14	Severability	104
11.15	No Third Parties Benefited	104
11.16	Governing Law, Jurisdiction	104
11.17	Submission To Jurisdiction; Waivers	104
11.18	Entire Agreement	105
11.19	NO ORAL AGREEMENTS	105
11.20	Accounting Changes	105
11.21	WAIVER OF JURY TRIAL, PUNITIVE DAMAGES, ETC	106
11.22	Intercreditor Agreement; Collateral Trust Agreement	106
11.23	USA PATRIOT Act	106
11.24	Acknowledgments	106
11.25	Survival of Representations and Warranties	107
11.26	Release of Collateral and Guarantee Obligations	107
11.27	Replacement/Refinancing; Reaffirmation	109

SCHEDULES

Schedule 1.1(a)	Commitments and Pro Rata Shares
Schedule 6.5	Litigation
Schedule 6.12	Gas Imbalances
Schedule 6.14(a)	Material Indebtedness
Schedule 6.15	Environmental Matters
Schedule 6.17	Burdensome Restrictions
Schedule 6.19	Subsidiaries and Minority Interests
Schedule 6.24	Downstream Contracts
Schedule 6.25	Existing Derivative Contracts
Schedule 6.29	Material Specified Acquisition Documents
Schedule 6.30(a)-1	Security Agreement UCC Filing Jurisdictions
Schedule 6.30(a)-2	UCC Financing Statements to Remain on File
Schedule 6.30(b)	Mortgage Filing Jurisdictions
Schedule 8.1	Permitted Liens
Schedule 8.9	Transactions with Affiliates

EXHIBITS

Exhibit A	Form of Collateral Trust Agreement
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Guaranty Agreement
Exhibit D	Form of Intercreditor Agreement
Exhibit E	Form of Note
Exhibit F	Form of Notice of Borrowing
Exhibit G	Form of Notice of Conversion/Continuation
Exhibit H	Form of Security Agreement
Exhibit I	Form of Exemption Certificate
Exhibit J	Form of Assignment and Acceptance
Exhibit K	Supplement to Schedules to Security Agreement

v

TERM LOAN AGREEMENT

This TERM LOAN AGREEMENT is entered into as of May 7, 2007 (this “Agreement”), among VENOCO, INC., a Delaware corporation (the “Borrower”); each of the Subsidiaries party hereto, as Guarantors; each of the financial institutions which is or which may from time to time become a party to this Agreement (including pursuant to an Assignment and Acceptance or a Joinder Agreement) (individually, a “Lender” and collectively, the “Lenders”); CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”); UBS SECURITIES LLC, as syndication agent (in such capacity, the “Syndication Agent”), CREDIT SUISSE SECURITIES (USA) LLC, and UBS SECURITIES LLC, as joint lead arrangers (in such capacities, the “Arrangers”), LEHMAN COMMERCIAL PAPER INC. and BANK OF MONTREAL, as co-documentation agents (in such capacities, “Co-Documentation Agents”) and LEHMAN BROTHERS INC. and BMO CAPITAL MARKETS CORP., as co-arrangers (in such capacity, the “Co-Arrangers”).

RECITALS

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders make term loans to the Borrower in the aggregate principal amount of $500,000,000; and

WHEREAS, the Lenders are willing to make term loans to the Borrower on the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1                                    Certain Defined Terms.  The following terms have the following meanings:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock of a corporation (or similar entity), which stock has ordinary voting power for the election of the members of such entity’s board of directors or persons exercising similar functions (other than stock having such power only by reason of the happening of a contingency), or the acquisition of in excess of 50% of the partnership interests or equity of any Person not a corporation which acquisition gives the acquiring Person the power to direct or cause the direction of the management and policies of such Person, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Borrower or a Subsidiary of the Borrower is the surviving entity.

“Acquisition Reserve Reports” means one or more reserve reports with respect to the Oil and Gas Properties acquired on or prior to the Closing Date pursuant to each Specified Acquisition.

“Additional Loans” has the meaning specified in Section 2.1.

“Adjusted Base Rate” shall mean, for any day and any Base Rate Loan, an interest rate per annum equal to the greater of (a) the Federal Funds Rate for such day plus one-half of one percent (0.5%) and (b) the Base Rate for such day; such rate to be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) during the period for which payable, but in no event shall such rate at any time exceed the maximum rate of interest permitted by applicable law.

“Administrative Agent” has the meaning specified in the introductory clause hereto.

“Administrative Agent-Related Persons” means Administrative Agent, its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of the Administrative Agent and its Affiliates.

“Administrative Questionnaire” has the meaning specified in Section 11.8(a).

“Affected Lender” has the meaning specified in Section 3.7.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agent-Related Persons” means with respect to each Agent, such Agent, its Affiliates, and each of the officers, directors, employees, agents and attorneys-in-fact of it and its Affiliates.

“Agents” means, collectively, the Administrative Agent, the Syndication Agent, the Co-Documentation Agents, the Joint Lead Arrangers and the Co-Arrangers.

“Agent’s Payment Office” means the address set forth on the signature pages hereto in relation to the Administrative Agent, or such other address as the Administrative Agent may from time to time specify.

“Aggregate Exposure” means, with respect to any Lender at any time, an amount equal to (a) if at such time the Commitments have not been reduced to zero, the sum of the aggregate unpaid principal amount of the Loans of such Lender and the aggregate amount of such Lender’s Commitments at such time and (b) if at such time the Commitments have been reduced to zero, the sum of the aggregate unpaid principal amount of the Loans of such Lender.

“Agreement” means this Term Loan Agreement, as such may be further amended, supplemented, modified, replaced or refinanced from time to time pursuant to the terms hereof and of the Intercreditor Agreement.

“Applicable Margin” means, an annualized rate, computed as of each day during the term hereof equal to (i) with respect to any Base Rate Loan, 300 basis points, and (ii) with respect to any LIBO Rate Loan, 400 basis points.

“Approved Counterparty” means a Qualified Counterparty or any counterparty to a Qualifying Derivative Contract which, at the time such Qualifying Derivative Contract was entered into, had (or had such counterparty’s obligations under such Qualifying Derivative Contract guaranteed by a guarantor with) long-term obligations rated BBB+ or Baa1 or better, respectively, by S&P or Moody’s.

“Arrangers” has the meaning specified in the introductory clause hereto.

“Asset Sale” means (a) any Disposition by the Borrower or any Restricted Subsidiary (other than any Disposition specified in Sections 8.2(a), 8.2(b), 8.2(c), 8.2(d), 8.2(e) or 8.2(f)), or (b) any GP Equity Transfer.

“Assignee” has the meaning specified in Section 11.8(a).

“Assignment and Acceptance” has the meaning specified in Section 11.8(a).

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel, the allocated cost of reasonable internal legal services and all disbursements of internal counsel.

“Audited Financial Statements” means the Borrower’s consolidated financial statements as of and for the years ended December 31, 2006, 2005 and 2004, together with the unqualified independent auditors’ report and opinion of Deloitte & Touche LLP thereon, all in form and substance satisfactory to the Administrative Agent.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).

“Base Rate” means, for any day, the rate of interest in effect for such day as publicly announced from time to time by Administrative Agent at its New York, New York office as its “base rate” for Dollar loans made in the United States.  (The “base rate” is a rate set by Administrative Agent based upon various factors including costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.)  Any change in the base rate announced by Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based at the Adjusted Base Rate plus the Applicable Margin.

“BMC” means BMC, Ltd., a California Limited Partnership, a California limited partnership comprised of the Borrower, as the general partner, and Whittier, as the limited partner.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close and, if the applicable Business Day relates to any LIBO Rate Loan, means such a day on which dealings in deposits in Dollars are carried on in London interbank Eurodollar market.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

“Capital Lease” means, when used with respect to any Person, any lease in respect of which the obligations of such Person constitute Capitalized Lease Obligations.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Capitalized Lease Obligations” means, when used with respect to any Person, without duplication, all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) Property, or a combination thereof, which obligations shall have been or should be, in accordance with GAAP, capitalized on the books of such Person.

“Cash Dividends” means with respect to the Borrower, at any time, the distribution of earnings in Dollars to stockholders of the Borrower, determined in conformity with GAAP.

“Cash Equivalents” means:  (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof and backed by the full faith and credit of the United States having maturities of not more than 12 months from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits, or bankers’ acceptances having in each case a tenor of not more than 12 months from the date of acquisition issued by and demand deposits with any U.S. commercial bank or any branch or agency of a non-U.S. commercial bank licensed to conduct business in the U.S. having combined capital and surplus of not less than $500,000,000 whose long term securities are rated at least A (or then equivalent grade) by S&P and A2 (or then equivalent grade) by Moody’s at the time of acquisition; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s at the time of acquisition, and in either case having a tenor of not more than 12 months; (d) repurchase agreements with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above; and (e) money market mutual or similar funds having assets in excess of $100,000,000.

“Change of Control” means (a) a purchase or acquisition, directly or indirectly, by any “person” or “group” within the meaning of Section 13(d)(3) and 14(d)(2) of the Exchange Act (a

“Group”), other than a Permitted Holder, of “beneficial ownership” (as such term is defined in Rule 13d-3 under the Exchange Act) of securities of the Borrower which, together with any securities owned beneficially by any “affiliates” or “associates” of such Group (as such terms are defined in Rule 12b-2 under the Exchange Act), shall represent more than 30% of the combined voting power of the Borrower’s securities which are entitled to vote generally in the election of directors and which are outstanding on the date immediately prior to the date of such purchase or acquisition; provided, that no such “Change of Control” under this clause (a) shall be deemed to have occurred if, and for so long as, Permitted Holders have “beneficial ownership” (as such term is defined in Rule 13d-3 under the Exchange Act) of more than 50% of the combined voting power of the Borrower’s securities which are entitled to vote generally in the election of directors and which are outstanding on the date of determination; (b) a sale of all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole to any Person or Group; (c) the liquidation or dissolution of the Borrower; or (d) the first day on which a majority of the Board of Directors of the Borrower are not Continuing Directors (as herein defined).  As herein defined, “Continuing Directors” means any member of the Board of Directors of the Borrower who (x) is a member of such Board of Directors as of the Initial Closing Date or (y) was nominated for election or elected to such Board of Directors with the affirmative vote of two-thirds of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Closing Date” means the date on which all of the conditions precedent set forth in Section 5.1 have been satisfied or waived.

“Code” means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

“Collateral” means all Property which is subject to a Lien in favor of the Collateral Trustee, for the benefit of the Secured Parties, or which under the terms of any Security Document is purported to be subject to such Lien.

“Collateral Trust Agreement” means that certain Collateral Trust Agreement dated as of the Initial Closing Date by and among the Loan Parties, the Administrative Agent and the Collateral Trustee in the form of Exhibit A hereto, as amended, restated, supplemented or otherwise modified from time to time pursuant to the terms hereof and thereof.

“Collateral Trustee” has the meaning assigned to such term in the Collateral Trust Agreement.

“Commitment” means as to each Lender, such Lender’s obligation to extend loans under this Agreement to the Borrower (i) on the Closing Date (by making Original Loans) in an aggregate principal amount not exceeding the amount set forth under the heading “Commitment” opposite the name of such Lender on Schedule 1.1(a) hereto or (ii) on an Increased Amount Date (by making New Term Loans) in an aggregate principal amount not exceeding such lender’s New Term Loan Commitment as established in a Joinder Agreement in accordance with Section 2.12, or if such Lender is a party to an Assignment and Acceptance, the amount set forth on the most recent Assignment and Acceptance of such Lender, in each case, as that amount has been reduced or terminated pursuant to this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Consolidated EBITDA” means, with respect to the Borrower and its Restricted Subsidiaries for any period, the Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such period plus, without duplication and in accordance with GAAP and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) Consolidated Interest Expense of the Borrower and its Restricted Subsidiaries, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation, depletion and amortization expense, (d) accretion of abandonment liability, (e) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (f) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business) and (g) any other non-cash charges, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income (except to the extent deducted in determining Consolidated Interest Expense), (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business, in each case in accordance with GAAP) and (iii) any other non-cash income, all as determined on a consolidated basis.

“Consolidated Interest Expense” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis for any fiscal period, total interest expenses (including that portion attributable to Capitalized Lease Obligations and capitalized interest) of the Borrower and its Restricted Subsidiaries in such fiscal period which are classified as interest expense on the consolidated financial statements of the Borrower and its Restricted Subsidiaries, all as determined in conformity with GAAP.

“Consolidated Net Income” means with respect to the Borrower and the Restricted Subsidiaries, for any period, the aggregate of the net income (or loss) of the Borrower and the Restricted Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, a Permitted MLP or a Permitted GP, or that is accounted for by the equity method of accounting; provided that Consolidated Net Income of the Company shall be increased by (i) the amount of dividends, distributions or other payments from (x) any Person that is not a Subsidiary, (y) any Unrestricted Subsidiary or (z) any Person that is accounted for by the equity method of accounting (in each case, other than a Permitted MLP or any Subsidiary thereof or Permitted GP) and (ii) the amount of any dividends, distributions or other payments from a Permitted MLP or a Permitted GP, in each case only to the extent made out of the operating surplus of such Permitted MLP or such Permitted GP, in each of clauses (i) and (ii) above, that are actually paid in cash (or to the extent converted into cash upon receipt thereof) to the Borrower or a Restricted Subsidiary thereof in respect of such period (subject in the case of dividends, distributions or other payments made to a Restricted Subsidiary to the limitations contained in clause (b) below); (b) the net income (but not loss) during such period of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Restricted Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Restricted Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (d) any extraordinary non-cash gains or losses during such period; (e) non-cash gains or losses under FAS 133 resulting from the net change in the Borrower’s mark-to-market portfolio of commodity price risk management activities during that period and (f) any gains or losses attributable to writeups or writedowns of assets, including ceiling test writedowns.

“Consolidated Total Debt” means, at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Contingent Obligation” means, as to any Person without duplication, any direct or indirect liability of that Person with or without recourse, (a) with respect to any Indebtedness, dividend, letter of credit or other similar obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other Property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other Property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other Property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Derivative Contract.  The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the lesser of (i) the stated maximum amount, if any, of such Contingent Obligation and (ii) the maximum stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations, shall be equal to the lesser of (i) the stated maximum amount, if any, of such Contingent Obligation and (ii) the maximum reasonably anticipated liability in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

“Conversion/Continuation Date” means any date on which, under Section 2.3 of this Agreement, the Borrower (a) converts Loans of one Interest Rate Type to another Interest Rate Type, or (b) continues as Loans of the same Interest Rate Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.

“Credit Extension” means and includes the making, conversion or continuation of any Loan hereunder.

“Declined Proceeds” has the meaning specified in Section 2.10(e).

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Default Rate” has the meaning specified in Section 2.7(c).

“Denbury” means Denbury Resources Inc. or any of its subsidiaries.

“Denbury Asset Transfer” means any Disposition of all or any portion of the Hastings Properties to Denbury in accordance with the terms and conditions of the Denbury Option Agreement.

“Denbury Option Agreement” means the Option Agreement dated November 1, 2006 between the Borrower and Denbury Resources Inc., as in effect on the Closing Date.

“Derivative Contract” means all futures contracts, forward contracts, swap, put, cap or collar contracts, option contracts, hedging contracts or other derivative contracts or similar agreements covering oil and gas commodities or prices or financial, monetary or interest rate instruments.

“Dispose” (including the correlative terms “Disposed” or “Disposition”) means any sale, assignment, transfer, lease, conveyance, gift, pledge, distribution, hypothecation or other encumbrance or any other disposition, whether voluntary, involuntary or by operation of law, effected directly or indirectly, in one or a series of transactions (and including by way of merger or consolidation) and including any issuance or sale of Capital Stock of any Restricted Subsidiary and any MLP Asset Transfer, MLP Equity Transfer or GP Equity Transfer.

“Disqualified Stock” means, as to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise (including upon the occurrence of an event) requires the payment of dividends (other than dividends payable solely in Capital Stock which does not otherwise constitute Disqualified Stock) or matures or is required to be redeemed (pursuant to any sinking fund obligation or otherwise) or is convertible into or exchangeable for Indebtedness or is redeemable at the option of the holder thereof, in whole or in part, at any time on or prior to the date six (6) months after the Maturity Date of any Loans.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Effective Amount” means on any date, the aggregate outstanding principal amount of all Loans after giving effect to any prepayments or repayments of such Loans occurring on such date.

“Ellwood” means Ellwood Pipeline, Inc., a California corporation and a Wholly Owned Subsidiary of the Borrower.

“Engagement Letter” means that certain Engagement Letter, dated as of April 12, 2007, among the Borrower and the Agents.

“Environmental Claims” means all material claims by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, and safety matters.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate (other than pursuant to Section 4041(b) of ERISA), the treatment of a Plan amendment as a termination under Section 4041(c) or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Reserve Percentage” has the meaning specified in the definition of LIBO Rate.

“Event of Default” means any of the events or circumstances specified in Section 9.1.

“Exchange Act” means the Securities and Exchange Act of 1934.

“Existing Derivative Contracts” means the contracts listed on Schedule 6.25 hereto.

“Existing Term Loan Agent” means Credit Suisse, Cayman Islands Branch, as administrative agent under the Existing Term Loan Agreement.

“Existing Term Loan Agreement” means that certain Amended and Restated Term Loan Agreement dated as of April 28, 2006, among the Borrower, the subsidiary guarantors party thereto, the lenders party thereto and the Existing Term Loan Agent.

“Extraordinary Distribution” means any dividend or distribution of cash or Property made by a Permitted MLP or Permitted GP, but excluding (i) any dividend or distribution made out of the operating surplus of such Permitted MLP or Permitted GP or (ii) with respect to proceeds of a primary offering of Equity Interests in a Permitted MLP received by a Permitted MLP GP the amount thereof applied as a Permitted GP Rollover Investment contemporaneously with (and in no event later than three Business Days after) such dividend or distribution is received.

“fair market value” means, with respect to any asset or group of assets at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset.  For purposes of calculating the fair market value of any assets or property transferred to any Person, any Person and any Equity Interests in a Person with respect to any MLP Asset Transfer, MLP Equity Transfer or GP Equity Transfer, any Indebtedness that is owed by such Person to the Borrower or any Restricted Subsidiary shall be disregarded and shall not be reflected in such calculation to reduce the fair market value of such assets or property, Person or Equity Interests in such Person, as the case may be.

“FAS 133” means Statement of Financial Accounting Standard No. 133 promulgated by

“Federal Funds Rate” means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, “H.15(519)”) on the preceding Business Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York, New York time) on that day by each of three leading brokers of Federal funds transactions in New York, New York selected by the Administrative Agent.

“First Lien Commitments” means the aggregate “Commitments” (as defined in the First Lien Credit Agreement).

“First Lien Credit Agent” means the Administrative Agent (as defined in the First Lien Credit Agreement).

“First Lien Credit Agreement” means the Second Amended and Restated Credit Agreement among the Loan Parties, the First Lien Credit Agent, Harris Nesbitt Corp., as lead arranger, Credit Suisse Securities (USA) LLC and Lehman Brothers Inc., as co-arrangers, Credit Suisse, Cayman Islands Branch, and Lehman Commercial Paper Inc., as co-syndication agents and co-documentation agents, and the other lenders from time to time party thereto dated as of March 30, 2006, as amended, restated, refinanced, supplemented or otherwise modified in accordance with the terms hereof and the terms of the Intercreditor Agreement.

“First Lien Credit Documents” means the “Loan Documents” (as defined in the First Lien Credit Agreement).

“First Lien Credit Lenders” means the “Lenders” (as defined in the First Lien Credit Agreement).

“First Lien Loans” means the loans to be made from time to time under and in accordance with the First Lien Credit Documents.

“First Lien Obligations” has the meaning ascribed thereto in the Intercreditor Agreement.

“First Lien Secured Parties” means the “Secured Parties” (as defined in the First Lien Credit Agreement).

“First Liens” has the meaning specified in Section 7.14(b).

“FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Governmental Requirement” means any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement, directive, requirement of, or other governmental restriction or any similar binding form of decision of or determination by, or any binding interpretation or administration of any of the foregoing by, any Government Authority, including all common law, whether now or hereafter in effect.

“GP” means the Person that is (i) the sole MLP GP of a MLP or (ii) the sole general partner of a MLP GP (if such MLP GP is a limited partnership).

“GP Equity Transfer” means the issuance, sale, conveyance, transfer or other disposition of any Equity Interest in a MLP GP by the Borrower or any Guarantor or by such MLP GP, other than to the Borrower or any Wholly Owned Subsidiary Guarantor.

“Granting Lender” has the meaning specified in Section 11.8(d).

“Guarantor” means each of the Borrower’s Subsidiaries on the Closing Date (other than Ellwood), together with any Subsidiary of the Borrower which is required to execute the Guaranty under Section 7.12 upon the execution and delivery by such entity of the Guaranty.

“Guaranty” means the Guaranty Agreement, dated March 30, 2006, as supplemented by joinders thereto, dated as of March 31, 2006, of the Guarantors (other than BMC and Whittier), substantially in the form of Exhibit C hereto executed by each Guarantor in favor of the Administrative Agent, for the benefit of the Lender Parties, as the same may be amended, supplemented or otherwise modified from time to time pursuant to the terms hereof (including, in the case of any Subsidiary required to execute the Guaranty pursuant to Section 7.12, by execution and delivery of a joinder thereto in the form of Annex 1 thereto).

“Guaranty Obligation” has the meaning specified in the definition of Contingent Obligation.

“Hastings Properties” means the Oil and Gas Properties included in the term “Assets” as defined in the Denbury Option Agreement.

“Highest Lawful Rate” means, as of a particular date, the maximum nonusurious interest rate that under applicable federal and state law may then be contracted for, charged or received by the Lenders in connection with the Obligations.

“Hydrocarbon Interests” means leasehold and other interests in or under oil, gas and other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests, production payment interests relating to oil, gas or other liquid or gaseous hydrocarbons wherever located including any reserved or residual interest of whatever nature, covering lands in or offshore the continental United States.

“Increased Amount Date” has the meaning specified in Section 2.12.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (other than trade payables entered into in the ordinary course of business on ordinary terms and not past due for more than 90 days after the due date thereof, other than those trade payables disputed in good faith); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such Property) including, without limitation, production payments, net profit interests and other Hydrocarbon Interests subject to repayment out of future Oil and Gas production; (f) all obligations with respect to Capital Leases; (g) all non-contingent net obligations with respect to Derivative Contracts; (h) gas imbalances or obligations under take-or-pay or prepayment contracts with respect to any of the Oil and Gas Properties which would require the Borrower or any of its Subsidiaries to deliver Oil and Gas from any of the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor; (i) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (j) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

“Indemnified Liabilities” has the meaning specified in Section 11.5.

“Indemnified Person” has the meaning specified in Section 11.5.

“Indenture Trustee” has the meaning ascribed to such term in the Intercreditor Agreement.

“Independent Auditor” has the meaning specified in Section 7.1(a).

“Independent Engineer” has the meaning specified in Section 7.2(c).

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in the oil and gas exploration and production business of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of the Borrower and its Affiliates.

“Initial Closing Date” means March 30, 2006.

“Initial Reserve Report” has the meaning specified in Section 6.11.

“Insolvency Proceeding” means (a) any case, action or proceeding relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intercreditor Agreement” means that certain Amended and Restated Intercreditor Agreement dated as of May 7, 2007 among the Loan Parties, the First Lien Credit Agent and the Collateral Trustee substantially in the form of Exhibit D hereto, as amended, restated, supplemented or otherwise modified from time to time pursuant to the terms hereof and thereof.

“Interest Coverage Ratio” means the ratio of Consolidated EBITDA for a four fiscal quarter period to Consolidated Interest Expense for such period.

“Interest Payment Date” (a) as to any Base Rate Loan, means June 1, 2007 and the first day of each month thereafter prior to the Termination Date and each date on which such a Base Rate Loan is converted into another Interest Rate Type of Loan, and (b) as to any LIBO Rate Loan, the last day of the Interest Period applicable to such Loan; provided, if any Interest Period for an LIBO Rate Loan exceeds three months, the date that falls three months after the beginning of such Interest Period is also an Interest Payment Date.

“Interest Period” means, as to any LIBO Rate Loan, the period commencing on the Closing Date or on the Conversion/Continuation Date on which such Loan is converted into or continued as LIBO Rate Loan, and ending on the date one, two, three or six months, or, if available to each Lender, twelve months thereafter, in each case as selected by the Borrower in its Notice of Conversion/Continuation; provided:  (a) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of an LIBO Rate Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day; (b) any Interest Period pertaining to an LIBO Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (c) no Interest Period for any Loan shall extend beyond the Termination Date.

“Interest Rate Type” means, with respect to any Loan, the interest rate, being either the Base Rate or the LIBO Rate forming the basis upon which interest is charged against such Loan hereunder.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including Guaranty Obligations), advances or capital contributions (including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, but excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definitions of “Unrestricted Subsidiary,” “Permitted MLP” and “Permitted GP” and Section 8.5, “Investments” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the

Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary, Permitted MLP or Permitted GP; provided:

(a)           solely in the case of a redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in such Person pursuant to Section 8.4(m) in an amount (if positive) equal to:  (i) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation, less (ii) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(b)           in the case of property transferred to or from an Unrestricted Subsidiary, Permitted MLP or Permitted GP, such property being transferred shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Borrower.

“IPO” means, with respect to any Person, an initial public offering of Equity Interests by such Person registered with the SEC under the Securities Act of 1933, as amended.

“IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

“Joinder Agreement” has the meaning specified in Section 2.12.

“Lender Parties” means (a) the Lenders, (b) the Administrative Agent and (c) the holders from time to time of the Obligations.

“Lenders” has the meaning specified in the introductory clause hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender specified on the signature pages hereof, or such other office or offices as such Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” has the meaning ascribed thereto in the First Lien Credit Agreement.

“LIBO Rate” means, for any Interest Period, with respect to LIBO Rate Loans, the rate of interest per annum (rounded upward to the next 1/16th of 1%) determined by the Administrative Agent as follows:

LIBO Rate =	LIBOR
1.00 - Eurodollar Reserve Percentage

where,

“Eurodollar Reserve Percentage” means for any day for any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day (whether or not applicable to any Lender) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”); and

“LIBOR” means, with respect to any LIBOR Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of the relevant Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBOR” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

The LIBO Rate shall be adjusted automatically as to all LIBO Rate Loans then outstanding as of the effective date of any change in the Eurodollar Reserve Percentage.

“LIBO Rate Loan” means a Loan that bears interest based on the LIBO Rate plus the Applicable Margin.

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any Property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement and the interest of a lessor under a Capital Lease), any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law and any contingent or other agreement to provide any of the foregoing, but not including (a) the interest of a lessor under a lease on Oil and Gas Properties or (b) the interest of a lessor under an Operating Lease.

“Loan Documents” means this Agreement, the Notes, each Guaranty, the Security Documents, any Qualifying Derivative Contracts, the Fee Letter Agreement, the Engagement Letter and all other documents delivered to the Administrative Agent or any Lender in connection herewith.

“Loan Parties” means the Borrower and each Guarantor.

“Loans” has the meaning specified in Section 2.1(a).

“Mandatory Prepayment Amount” has the meaning specified in Section 2.10(e).

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition of the Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the ability of the Borrower or any Subsidiary to perform under any material Loan Document and to avoid any Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Subsidiary of any material Loan Document.

“Maturity Date” means (i) with respect to Original Loans, September 20, 2011 if (and only if) the Senior Notes are outstanding on September 20, 2011, and otherwise, the seventh anniversary of the Closing Date or (ii) with respect to New Term Loans of any Series, the related New Term Loan Maturity Date with respect to such Series.

“Minimum Cash Consideration” means, with respect to the Permitted Initial MLP Asset Transfer, 40%, and with respect to any other Asset Sale (including any MLP Asset Transfer other than the Permitted Initial MLP Asset Transfer), 75%, of the fair market value of (a) the assets and property transferred, and (b) in the case of any MLP Asset Transfer involving a transfer of any Equity Interests of a Person, (i) in the case of any Person other than Ellwood, such Person (it being understood that, in the case of a transfer of less than all of the Equity Interests of a Person, the fair market value of such Person shall be determined at the time of the first MLP Asset Transfer in which any Equity Interests of such Person are transferred as if all the Equity Interests in such Person had been transferred at the time of such first MLP Asset Transfer and the Minimum Cash Consideration requirement shall have to be satisfied on that basis in connection with such first MLP Asset Transfer, and there shall be no Minimum Cash Consideration required for any subsequent transfer of Equity Interests of such Person) and (ii) in the case of a transfer of Equity Interests of Ellwood, the fair market value of the transferred Equity Interests only, without giving effect to any discount for minority ownership or illiquidity.

“MLP” means any master limited partnership or master limited liability company.

“MLP Asset Transfer” means the direct or indirect sale, conveyance, transfer or other disposition of property or assets (including any Equity Interests of any Person) by the Borrower or any Restricted Subsidiary to one or more MLPs, GPs, or MLP Subsidiaries.

“MLP Equity Transfer” means the sale, conveyance, transfer or other disposition by the Borrower or any Restricted Subsidiary of any Equity Interest in a MLP.

“MLP GP” means the Person that is the sole general partner of a MLP (if the MLP is a limited partnership) or the sole managing member of a MLP (if the MLP is a limited liability company).

“MLP Recourse Debt” means any indebtedness incurred (and any refinancings thereof) by a Permitted MLP in connection with the consummation of its IPO for which the holders thereof have recourse to the Permitted MLP GP that is the sole general partner or sole managing member, as applicable, of such Permitted MLP.

“MLP Subsidiary” means each Subsidiary of a MLP.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means the Mortgages, Deeds of Trust, Security Agreements, Assignments of Production and Financing Statements from the Borrower and each Guarantor in favor of the Collateral Trustee, for the benefit of the Secured Parties, covering the Oil and Gas Properties of the Borrower and the Guarantors, as each is supplemented by the Mortgage Amendments, and all further supplements, assignments, assumptions, amendments and restatements thereto (or any agreement in substitution therefor) which have been or are executed and delivered to the Administrative Agent for benefit of the Lenders pursuant to Article IV of this Agreement.

“Mortgage Amendments” means each of the Amendment to Second Lien Mortgage, Deed Of Trust, Assignment Of Production, Security Agreement And Financing Statement by and from TexCal Energy South Texas L.P. to the trustee thereunder in trust for the benefit of the Collateral Trustee dated as of May 7, 2007, the Amendment to the Second Lien Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement by and from the Borrower to the trustee thereunder in trust for the benefit of the Collateral Trustee dated as of May 7, 2007 and the Amendment to the Second Lien Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement by and from BMC to the trustee thereunder in trust for the benefit of the Collateral Trustee dated as of May 7, 2007.

 “Mortgaged Properties” means such Oil and Gas Properties upon which the Borrower and the Guarantors have granted the Collateral Trustee for the benefit of the Secured Parties a valid, second Lien pursuant to the Mortgages, subject to Permitted Liens.

“Multiemployer Plan” means a “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

“Net Cash Proceeds” means:

(a)                                  with respect to any Recovery Event, the cash proceeds thereof (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of selling and other expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes, Hedging Agreement termination costs and the Borrower’s good faith estimate of income taxes actually paid or payable in connection with such sale);

(b)                                 with respect to any issuance or incurrence of Indebtedness or any “Equity Offering” (as defined in the Senior Notes Indenture), the cash proceeds thereof (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith;

(c)                                  with respect to any Extraordinary Distribution, the cash proceeds thereof (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received); and

(d)                                 with respect to any Asset Sale or other Disposition (including without limitation any MLP Asset Transfer, any MLP Equity Transfer, any GP Equity Transfer or any Denbury Asset Transfer), the cash proceeds thereof (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling and other expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes, Hedging Agreement termination costs and the Borrower’s good faith estimate of income taxes actually paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale or Disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), and (iii) any amount payable in respect of any Indebtedness for borrowed money (other than the Obligations or the First Lien Obligations) which is secured by the asset sold or otherwise Disposed of and which is required to be repaid with such proceeds (excluding any such Indebtedness assumed by the purchaser of such asset).

“Net Proceeds of Production” means the amounts attributable to the Borrower’s and its Subsidiaries’ interest in the proceeds received from the sale of Oil and Gas produced from Mortgaged Properties after deduction of (a) royalties existing as of the effective date on which the Borrower or its Subsidiaries first mortgaged its interests in such Mortgaged Properties in favor of the Lenders or their predecessors; (b) third party pipeline and transportation charges; (c) production, ad valorem and severance taxes chargeable against such production; (d) marketing costs; (e) overriding royalties existing as of the effective date on which the Borrower or its Subsidiaries first mortgaged its interests in such Mortgaged Properties in favor of the Lenders or their predecessors; (f) other interests in and measured by production burdening the Mortgaged Properties existing as of the effective date on which the Borrower or its Subsidiaries first mortgaged its interests in such Mortgaged Properties in favor of the Lenders or their predecessors; and (g) the current portion of direct operating or production costs which is allocable to such interest in such Mortgaged Properties.

“New Term Loan” has the meaning specified in Section 2.12.

“New Term Loan Commitments” has the meaning specified in Section 2.12.

“New Term Loan Lender” has the meaning specified in Section 2.12.

 “New Term Maturity Date” shall mean the date upon which New Term Loans of a Series are scheduled to be paid in full hereunder, as specified in the applicable Joinder Agreement.

“Non-Consenting Lender” has the meaning specified in Section 11.8(j).

“Note” means a promissory note, whether one or more, specified in Section 2.1(d), substantially in the same form as Exhibit E, including any amendments, modifications, renewals or replacements of such promissory notes.

“Notice of Borrowing” means a notice of borrowing substantially in the form of Exhibit F hereto

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit G to this Agreement.

“NYMEX” means the New York Mercantile Exchange.

“Obligations” means the unpaid principal of and interest (including interest accruing at the then applicable rate provided herein after the maturity of the Loans and interest accruing at the then applicable rate provided herein after the filing of any petition for an Insolvency Proceeding, or the commencement of any Insolvency Proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Loans and all other advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Borrower to any Lender, the Administrative Agent, any Qualifying Counterparty or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel) or otherwise.

“Oil and Gas” means petroleum, natural gas and other related hydrocarbons or minerals or any of them and all other substances produced or extracted in association therewith.

“Oil and Gas Liens” means (a) Liens arising under oil and gas leases, overriding royalty agreements, net profits agreements, royalty trust agreements, farm-out agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of oil, gas or other hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements that are customary in the oil and gas business and are entered into by the Borrower in the ordinary course of business; provided, in all instances that such Liens are limited to the assets that are the subject of the relevant agreement; and (b) Liens on pipelines or pipeline facilities that arise by operation of law.

“Oil and Gas Properties” means Hydrocarbon Interests now or hereafter owned by the Borrower and the Guarantors and contracts executed in connection therewith and all tenements, hereditaments, appurtenances, and properties belonging, affixed or incidental to such Hydrocarbon Interests, including, without limitation, any and all Property, now owned by the Borrower and the Guarantors and situated upon or to be situated upon, and used, built for use, or useful in connection with the operating, working or developing of such Hydrocarbon Interests, including, without limitation, any and all petroleum or natural gas wells, buildings, structures, field separators, liquid extractors, plant compressors, pumps, pumping units, field gathering systems, tank and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, apparatus, equipment, appliances, tools, implements, cables, wires, towers, taping, tubing and rods, surface leases, rights of way, easements and servitudes, and all additions, substitutions, replacements for, fixtures and attachments to any and all of the foregoing owned directly or indirectly by the Borrower and the Guarantors.

“Operating Agreements” mean those agreements now or hereafter executed in connection with the operation of the Oil and Gas Properties.

“Operating Lease” means an operating lease determined in accordance with GAAP.

“Originating Lender” has the meaning specified in Section 11.8(f).

“Original Loans” has the meaning specified in Section 2.1(a).

“Organization Documents” means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation and for any limited liability company means the limited liability company agreement, initial resolution of members and all other documents filings and instruments necessary to create and constitute such company, or for any limited partnership means the original agreement of limited partnership as same has been amended from time to time.

 “Other Taxes” means any present or future stamp or documentary taxes or any other excise or Property Taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

“Partially Owned Operating Company” means any Person that (i) is transferred to a MLP or a MLP Subsidiary in connection with a Permitted MLP Equity Transfer and (ii) holds operating assets and as to which the Borrower or any Restricted Subsidiary continues to own Equity Interests.

“Participant” has the meaning specified in Section 11.8(f).

“PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, other than a Multiemployer Plan, which the Borrower or any of its Subsidiaries sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted GP” means, as to any Permitted MLP or Permitted MLP GP,  the GP (a)  designated by the Borrower, as provided below, as the “Permitted GP” and the sole business of which is to act as the sole general partner of such Permitted MLP (if such Permitted MLP is a limited partnership) or the sole managing member of such Permitted MLP (if such Permitted MLP is a limited liability company) or the sole general partner of such Permitted MLP GP, as applicable, (b) that is a Wholly Owned Subsidiary of the Borrower or any Guarantor until (solely if such GP is the sole general partner of or sole managing member of such Permitted MLP) such time as a Permitted GP Equity Transfer of Equity Interests therein is effected; (c) that holds no other assets other than (i) Equity Interests (including any incentive distribution rights) in such Permitted MLP or in such Permitted MLP GP (if such Permitted MLP GP is a limited partnership), (ii) solely if such GP is the sole general partner of such Permitted MLP or sole managing member of such Permitted MLP, any Permitted Parent Note, (iii) assets temporarily held for subsequent contribution to such Permitted MLP GP or such Permitted MLP permitted herein or distribution in connection with a Permitted MLP Equity Transfer, Permitted GP Equity Transfer, Extraordinary Distribution or other distribution from a Permitted MLP or a Permitted MLP GP, as applicable, (iv) current assets sufficient to satisfy its ordinary course operating expenses, and (v) reserves as established by management for such GP, which in such management’s determination are appropriate for the administrative and operating expenses in the ordinary course of such GP’s business and as are prudent to maintain for the proper conduct of such GP’s business or to provide for future Extraordinary Distributions or other distributions; and (d) which, except as otherwise permitted herein, is required by its partnership agreement, limited liability company agreement or similar organizational document to distribute all cash that it receives, from time to time, to its partners or holders of its Equity Interests on a pro rata basis, subject to the reserves described in clause (c)(v) above in accordance with the terms of the organizational documents of such GP, provided that such organizational documents are in a form that is customary for similar entities whose primary function is to serve as a general partner or managing member, as applicable, of an entity operating as a MLP, and in each case, including any successor Person to such GP.

The Borrower may designate any Person which is a Wholly Owned Subsidiary of the Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be a Permitted GP, provided that, at the time of such designation:

(i)                                     none of such Person or its Subsidiaries owns any Equity Interests in or Indebtedness of (A) the Borrower or any Restricted Subsidiary of the Borrower (other than a Permitted Parent Note), or (B) any Permitted MLP, Permitted GP or Partially Owned Operating Company;

(ii)                                  none of such Person or its Subsidiaries owns or holds any Lien on any property of the Borrower or any Restricted Subsidiary of the Borrower (other than any Subsidiary of the Person to be so designated);

(iii)                               such Person is an entity of which shares of the Capital Stock entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Borrower,

(iv)                              such designation complies with the limitations on Investments set forth in the last paragraph of Section 8.4,

(v)                                 such Person and its Subsidiaries has not created, incurred, issued, assumed, guaranteed or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the holder of such Indebtedness has recourse to any of the assets of the Borrower or any Restricted Subsidiary,

(vi)                              no Default or Event of Default shall have occurred and be continuing immediately before or after such designation, and

(vii)                           immediately after giving effect to such designation, the Borrower and the Restricted Subsidiaries shall be in compliance, on a pro forma basis, with the covenants set forth in Sections 8.4 and 8.9 (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance).

The Borrower may not redesignate any Permitted GP as a Restricted Subsidiary.

Any such designation by the Borrower shall be notified by the Borrower to the Administrative Agent by promptly filing with the Administrative Agent a copy of any applicable Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Permitted GP Equity Transfer” means either:

(a)                                  a GP Equity Transfer by the Borrower or any Guarantor, provided that (a) the Permitted Transfer Conditions have been satisfied with respect to such GP Equity Transfer, and (b) the Borrower or such Guarantor receives Net Cash Proceeds at substantially the same time in an amount at least equal to the fair market value of the Equity Interests subject to such GP Equity Transfer, and in the case of a GP Equity Transfer by the Borrower or any Guarantor in connection with an IPO of the Equity Interests subject to such GP Equity Transfer, the Borrower or such Guarantor receives Net Cash Proceeds of at least $50,000,000; or

(b)                                 a GP Equity Transfer by a MLP GP, provided that (a) the Permitted Transfer Conditions have been satisfied with respect to such GP Equity Transfer and (b) the Net Cash Proceeds received by such MLP GP (i) shall be at least equal to the fair market value of the Equity Interests subject to such GP Equity Transfer, and (ii) are used to pay a dividend to the holders of Equity Interests of such MLP GP or to purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests in such MLP GP and, except for any portion thereof used to effect a Permitted GP Rollover Investment, the Borrower or a Guarantor shall receive at least a pro rata portion of such dividend or at least a pro rata portion of the payment for such purchase, redemption, defeasance, acquisition or retirement.

“Permitted GP Recourse Debt” means Obligations of a Permitted MLP GP with respect to Indebtedness of a Permitted MLP that is a limited partnership arising by operation of law due to such Permitted MLP GP’s position as a general partner of such Permitted MLP (or corresponding Obligations of any Permitted GP of a Permitted MLP GP with respect to Indebtedness of a Permitted MLP that is a partnership arising by operation of law due to such

Permitted GP’s position as a general partner of such Permitted MLP GP), provided, such Obligations or Indebtedness are non-recourse to the Borrower or any of its Restricted Subsidiaries.

“Permitted GP Maintenance Investment” means an Investment by the Borrower or a Guarantor holding Equity Interests in a Permitted MLP GP (or in the GP of such Permitted MLP GP) of a Permitted MLP that has effected an issuance of Equity Interests, which issuance has resulted in the Permitted MLP GP’s Equity Interest in the Permitted MLP falling below 2% (and in which all the proceeds of such offering, if any, distributed to such Permitted MLP GP have been applied as a Permitted GP Rollover Investment).  The amount of such Investment by the Borrower or a Guarantor shall be limited to the amount necessary to enable such Permitted MLP GP to make a concurrent contribution to the capital of such Permitted MLP to the extent necessary to maintain such Permitted MLP GP’s Equity Interest in the Permitted MLP at 2%.

“Permitted GP Rollover Investment” means an Investment by the Permitted MLP GP in the Permitted MLP that has effected an issuance of Equity Interests, which issuance has resulted in the Permitted MLP GP’s Equity Interest in the Permitted MLP falling below 2%; provided that (i) such Investment shall be funded by the portion of the Net Cash Proceeds of such offering that is distributed to such Permitted MLP GP and (ii) the amount of such Investment shall be limited to the amount necessary to enable the Permitted GP to maintain its Equity Interest in the Permitted MLP at 2%.

“Permitted Holder” means Timothy M. Marquez and Bernadette B. Marquez, individually or as Trustees of the Marquez Trust dated February 26, 2002 (a trust of which Timothy M. Marquez and Bernadette B. Marquez have sole discretionary authority), and any entity of which any such Person owns, directly or indirectly, and exercises voting power with respect to, 80% or more of the capital stock, partnership or membership interests or other ownership interests entitled (without regard to the occurrence of any contingency), to vote in the election of (a) the board of directors of such entity, if such entity is a corporation, (b) the board of directors of its general partner, if such entity is a limited partnership or (c) the board or committee of such entity serving a function comparable to that to the board of directors of a corporation, if such entity is neither a corporation nor limited partnership.

“Permitted Indebtedness” has the meaning specified in Section 8.5.

“Permitted Initial MLP Asset Transfer” means the initial MLP Asset Transfer to a Permitted MLP of property or assets (including any Equity Interests) together with all other such related transfers completed on or prior to consummation of an IPO of Equity Interests of such MLP, provided, (a) such initial MLP Asset Transfer or series of related MLP Asset Transfers constitutes the first MLP Asset Transfers by any Loan Party after the Closing Date and is effected substantially concurrently with, and in any event not prior to, seven Business Days before, the consummation of an IPO of the Equity Interests of such MLP, (b) the Permitted Transfer Conditions are satisfied with respect to such MLP Asset Transfer; and (c) the aggregate fair market value (and in the case of Oil and Gas Properties that constitute Proved Reserves, the PV 10 Value) of the Oil and Gas Properties being transferred (or, if Equity Interests of a Person are being transferred, the PV 10 Value of the Oil and Gas Properties held by such Person) in such transfer or series of related transfers does not exceed an amount equal to 20% of the aggregate

PV 10 Value of all of the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries, as based on the Reserve Report most recently delivered pursuant to Section 6.11 or Section 7.2(c) immediately prior to such MLP Asset Transfer.

“Permitted Liens” means the collective reference to (a) in the case of Collateral other than Pledged Stock, Liens permitted by Section 8.1 and (b) in the case of Collateral consisting of Pledged Stock, (i) Liens permitted by Sections 8.1(b) and 8.1(j) and (ii) non-consensual Liens permitted by Section 8.1 to the extent arising by operation of law.

“Permitted MLP” means any MLP (a) formed by the Borrower or any Guarantor for the purpose of being a publicly traded master limited partnership or publicly traded master limited liability company and designated by the Borrower, as provided below, as a Permitted MLP, (b) to which the Borrower or a Guarantor shall have made, or shall have plans to make, the Permitted Initial MLP Asset Transfer, either directly to such MLP or indirectly to a Subsidiary of such MLP, and (c) being obligated on no Indebtedness for which there is recourse of any type to the Borrower or any Restricted Subsidiary or their respective assets, including any successor Person to such MLP.

The Borrower may designate any Person which is a Wholly Owned Subsidiary of the Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be a Permitted MLP, provided that, at the time of such designation:

(i)                                     none of such Person or its Subsidiaries owns any Equity Interests or Indebtedness of the Borrower or any Subsidiary of the Borrower (other than any Subsidiary of the Subsidiary to be so designated) or any Permitted MLP, Permitted GP or Partially Owned Operating Company;

(ii)                                  none of such Person or its Subsidiaries owns or holds any Lien on, any property of, the Borrower or any Subsidiary of the Borrower (other than any Subsidiary of the Person to be so designated);

(iii)                               such Person is an entity of which shares of the Capital Stock entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Borrower,

(iv)                              such designation complies with the limitations on Investments set forth in the last paragraph of Section 8.4,

(v)                                 such Person and its Subsidiaries has not created, incurred, issued, assumed, guaranteed or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the holder of such Indebtedness has recourse to any of the assets of the Borrower or any Restricted Subsidiary,

(vi)                              no Default or Event of Default shall have occurred and be continuing immediately before or after such designation, and

(vii)                           immediately after giving effect to such designation, the Borrower and the Restricted Subsidiaries shall be in compliance, on a pro forma basis, with the covenants set forth in Sections 8.4 and 8.9 (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance).

The Borrower may not redesignate any Permitted MLP as a Restricted Subsidiary.

Any such designation by the Borrower shall be notified by the Borrower to the Administrative Agent by promptly filing with the Administrative Agent a copy of any applicable Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Permitted MLP Equity Transfer” means a MLP Equity Transfer with respect to which the Permitted Transfer Conditions are satisfied.

“Permitted MLP GP” means a MLP GP that is a Permitted GP.

“Permitted Parent Note” means one or more promissory notes issued by the Borrower or a Guarantor in favor of a Permitted MLP GP in connection with the IPO of the Permitted MLP for which such Permitted MLP GP is the MLP GP, provided:

(a)                                the aggregate principal amount of all such notes at any time outstanding does not exceed the least of (i) $100 million, (ii) an amount equal to the minimum capitalization reasonably necessary in connection with the transaction contemplated hereby and (iii) the aggregate proceeds of the related MLP Recourse Debt distributed to the Borrower,

(b)                               such notes are unsecured and subordinated in all respects to the prior payment in full in cash of all First Lien Obligations and all Obligations, including a prohibition against enforcing any rights with respect to such notes prior to the Permitted Date (as defined below),

(c)                                the terms of such notes do not require or permit cash interest payments, scheduled repayment of principal, mandatory prepayment or redemption, payment at the option of the holders of such notes, in whole or in part, any sinking fund obligation or other cash payments prior to the date that is at least 180 days after the later of (i) the Maturity Date of any Loans and (ii) the date the Loans are no longer outstanding (such date the “Permitted Date”),

(d)                                 the covenants, events of default, Subsidiary guarantees and other terms of such notes (other than interest rate and redemption premiums), taken as a whole, are not more restrictive of the Borrower and the Restricted Subsidiaries than those in this Agreement,

(e)                                the incurrence of such notes and the application of the proceeds therefrom shall not result in a Default or an Event of Default,

(f)                                  such notes are payable only in the event the holder of such notes (the Permitted MLP GP) is required to pay any MLP Recourse Debt described in such note (or any refinancing thereof) pursuant to its obligations thereon, and only to the extent of such payment only once the Permitted Date has occurred, and

(g)                               such notes are not convertible into, or putable or exchangeable for, any other security other than a security that would satisfy the requirements of this definition of “Permitted Parent Note”.

“Permitted Senior Notes Prepayment” means any prepayment, repurchase, defeasance or redemption of the Senior Notes made in accordance with the terms of the Senior Notes Indenture effected with (a) the proceeds of the Permitted Initial MLP Asset Transfer in accordance with Section 2.5, (b) the Net Cash Proceeds of an “Equity Offering” (as defined in the Senior Notes Indenture), (c) up to $35,000,000 in cash; provided such cash does not constitute, directly or indirectly, proceeds of the borrowings under any other Indebtedness (other than Permitted Senior Notes Refinancing Indebtedness or First Lien Loans) and, after giving effect to such cash payment, the Borrower has at least $20,000,000 in the aggregate of unused and unavailable commitments with respect to First Lien Loans under the First Lien Credit Agreement or cash on hand, (d) the proceeds of any New Term Loans or (e) the proceeds of any Permitted Senior Notes Refinancing Indebtedness.

“Permitted Senior Notes Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”) the Indebtedness under or with respect to the Senior Notes (or previous refinancings thereof constituting Permitted Senior Notes Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Senior Notes Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon), (b) no Permitted Senior Notes Refinancing Indebtedness shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced and (c) the incurrence of such Permitted Senior Notes Refinancing Indebtedness is permitted under Section 8.5(a)(viii) hereof.

“Permitted Sub Debt” means unsecured Indebtedness which is subordinated in all respects to the prior payment in full in cash of all First Lien Obligations and all Obligations, provided, (a) the terms of which do not require or permit cash interest payments, scheduled repayment of principal, mandatory prepayment, payment at the option of the holders of such Indebtedness, any sinking fund obligation or other cash payments prior to the date that is at least 180 days after the Maturity Date of any Loans, (b) the covenants, events of default, Subsidiary guarantees and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive of the Borrower and the Restricted Subsidiaries than those in this Agreement, (c) no Subsidiary is an obligor thereon that is not a Loan Party, and (d) immediately prior to the incurrence or issuance of which, no Default or Event of Default shall have occurred and be continuing, nor would the incurrence or issuance of which and the application of the proceeds therefrom result in any Default or an Event of Default.

“Permitted Transfer Conditions” means, with respect to any MLP Asset Transfer, any MLP Equity Transfer, any GP Equity Transfer, any Denbury Asset Transfer or other Disposition:

(a)                                the Property subject to such Disposition is Disposed of at the fair market value thereof at the time of such Disposition and, with respect to any Property or Equity Interests of a Person constituting a Disposition, directly or indirectly, of in excess of 5% of the PV 10 Value of the Borrower’s Oil and Gas Properties (other than the Permitted Initial MLP Asset Transfer at the time of such Disposition), the Borrower shall have delivered to the Administrative Agent a written opinion from an Independent Financial Advisor to the effect that such Disposition is fair, from a financial standpoint, to the Borrower and its Restricted Subsidiaries;

(b)                               substantially concurrently with such Disposition and as a result thereof, (i) the Borrower or applicable Guarantor shall have received an amount of Net Cash Proceeds from such Disposition (as a result of the receipt of cash proceeds as all or a portion of the consideration for such Disposition) at least equal to the Minimum Cash Consideration and (ii) if such Disposition is a MLP Asset Transfer, the balance of the consideration received by the Borrower or any Guarantor consists solely of Equity Interests in the applicable GP or MLP;

(c)                                the Net Cash Proceeds of such Disposition are applied as specified in Section 2.5; and

(d)                               in the case of any Disposition of Oil and Gas Properties (other than any Specified Asset Sale, but including any Denbury Asset Transfer), not later than the date of consummation thereof, a Responsible Officer of the Borrower shall have delivered an officer’s certificate to the Administrative Agent describing: (i) the Property subject to such Asset Sale, (ii) the purchase price and other material terms of the agreement governing such Asset Sale, and (iii) the fair market value and the PV 10 Value of, and the Oil and Gas production attributable to, both (x) the Oil and Gas Properties subject to such Disposition and (y) all Oil and Gas Properties previously Disposed of (including in any Specified Asset Sales) since the first day of the then current fiscal year of the Borrower.

“Permitted Unsecured Debt” means unsecured Indebtedness of the Borrower or any Guarantor for borrowed money consisting of senior or subordinated notes, provided, (a) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the date that is 180 days after the Maturity Date of any Loans, (b) the covenants, events of default, subsidiary guarantees and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive of the Borrower and the Restricted Subsidiaries than those in Loan Documents, (c) no Subsidiary is an obligor thereon that is not a Loan Party and (d) immediately prior to the incurrence or issuance of which no Default or Event of Default has occurred and is continuing, nor would the issuance or incurrence of which and the application of the proceeds therefrom result in a Default or an Event of Default.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to ERISA, other than a Multiemployer Plan.

“Pledged Stock” means “Pledged Stock” as such term is defined in the Security Agreement.

“Premium” has the meaning specified in Section 2.4(b).

“Principal Business” means the business of the exploration for, and development, acquisition, production, and upstream marketing and transportation of Oil and Gas.

“Pro Forma Basis” means for any events as described in clauses (a) and (b) below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”).

(a)                                  For purposes of making any determination of Interest Coverage Ratio, all Indebtedness (including Indebtedness incurred or assumed and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes, in each case, not to finance any acquisition) incurred or permanently repaid during the Reference Period and the application of the proceeds from any such Indebtedness, shall be deemed to have been incurred, repaid or applied at the beginning of such period; and

(b)                                 For purposes of making any determination of Proved PV Value pursuant to Section 2.12(a)(iii), pro forma effect shall be given to any Dispositions and to any Acquisitions that occurred during the Reference Period.

Pro forma calculations made pursuant to this definition shall be determined in good faith by a Responsible Officer of the Borrower and in accordance with the requirements with respect to pro forma financial statements set forth in Regulation S-X promulgated under the Securities Act of 1933, as amended, or any regulation or policy of the SEC related thereto.

“ Pro Forma Balance Sheet” has the meaning specified in Section 6.14(b).

“Pro Rata Share” means, as to any Lender at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Lender’s Aggregate Exposure divided by the combined Aggregate Exposure of all Lenders.

“Production Sales Contracts” mean those agreements now or hereafter executed in connection with the sale of Oil and Gas attributable to the Oil and Gas Properties.

“Projected Oil and Gas Production” has the meaning specified in Section 7.15.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Proved Developed Producing Reserves” means those Oil and Gas Properties designated as proved developed producing (in accordance with the Definitions for Oil and Gas Reserves approved by the Board of Directors of the Society of Petroleum Engineers, Inc. from time to time) in the Borrower’s most recent Reserve Report delivered pursuant to Section 6.11 or 7.2(c).

“Proved Reserves” means those Oil and Gas Properties designated as “proved” (in accordance with the Definitions for Oil and Gas Reserves approved by the Board of Directors of the Society of Petroleum Engineers, Inc. from time to time) in the Borrower’s most recent Reserve Report delivered pursuant to Section 6.11 or 7.2(c).

“PV 10 Value” means, on any date, 100% of the present value of future revenues less severance and ad valorem taxes, operating expenses and capital expenditures of the Proved Reserves attributable to the Oil and Gas Properties, as evaluated in the most recently delivered Reserve Report with respect to such Oil and Gas Properties, discounted at a rate of 10% and utilizing the monthly crude oil (WTI) and natural gas (Henry Hub) prices, in each case based upon (a) the actual monthly price quoted on NYMEX on such date for the corresponding month through the 60th month from such date and (b) the arithmetic monthly average for months 49 through 60 for each month after the 60th month.  The amount of the PV 10 Value then in effect shall be (i) calculated on a pro forma basis for dispositions and acquisitions of Oil and Gas Properties consummated since the date of the most recently delivered Reserve Report to the extent that a reserve report reasonably acceptable to the Agent in respect of Proved Reserves attributable to such disposition or acquisition is available and (ii) adjusted to give effect to the Borrower’s and the Restricted Subsidiaries’ commodity hedges then in effect.

“Qualified Investment” means expenditures incurred (a) to drill for, acquire or repair similar assets owned (or to be owned) by the Borrower or any Guarantor of the same type as those subject to such Reinvestment Event (including, in the case such proceeds used to fund drilling, similarity of the category of well(s) proposed to be drilled to the well(s) to which the Reinvestment Event related (i.e., exploration vs. development)) or equipment or Oil and Gas Properties owned (or to be owned) by and useful in the business of Borrower or any Guarantor or (b) solely with respect to a Recovery Event, to reimburse the Borrower or such Guarantor for amounts paid from the operating cash flow of such Person in advance of the receipt of Net Cash Proceeds with respect to such Recovery Event in order to repair or replace the assets of any Loan Party that have been damaged, destroyed or lost as a result of any casualty event or condemnation; provided, that the Borrower or such Guarantor shall not be reimbursed in an amount exceeding the Net Cash Proceeds actually received in connection with such Recovery Event.

“Qualifying Counterparty” means, with respect to a Qualifying Derivative Contract, any Person that was a First Lien Secured Party or any agent or Affiliate thereof at the time such Qualifying Derivative Contract was originally entered into.

“Qualifying Derivative Contract” means any Derivative Contract between any Loan Party and any Qualifying Counterparty.

“Qualified VPP Agreement” means a volumetric production payment agreement entered into with Denbury any of its subsidiaries in lieu of a cash payment from Denbury in connection the Disposition to it of the Hasting Properties, which agreement shall be on substantially the same terms and conditions as the description thereof set forth in that certain option agreement with Denbury, dated November 1, 2006, as in effect on the date hereof.

“Qualifying Net Cash Proceeds” means (i) with respect to any Reinvestment Event that is a Recovery Event, Extraordinary Distribution or any Specified Asset Sale (other than a Denbury Asset Transfer), 100% of the Net Cash Proceeds thereof, and (ii) with respect to any other Reinvestment Event (including a Denbury Asset Transfer), 50% of the Net Cash Proceeds thereof.

“Quarterly Status Report” means a status report prepared quarterly by the Borrower in form, scope and content acceptable to the Administrative Agent for such quarter then ended (a) detailing production from the Mortgaged Properties, the volumes of Oil and Gas produced and saved, the volumes of Oil and Gas sold, gross revenue, net income, related leasehold operating expenses, severance taxes, other taxes, capital costs and any production imbalances incurred during such period, (b) describing the Borrower’s position regarding its Derivative Contracts including, as of the last Business Day of such quarter, a summary of its hedging positions under its Derivative Contracts, including the type, term, price, effective date and notional principal amount or volumes (in total and as a percentage of the Borrower’s total anticipated production), “mark to market” and margin calculations, the hedged price(s), interest rate(s) or exchange rate(s), as applicable, and any collateral therefor and credit support agreements relating thereto and the counterparty to each Derivative Contract, (c) containing a table that demonstrates the Borrower’s compliance with the requirements set forth in Section 8.10 and (d) containing such additional information with respect to any of the Borrower’s Oil and Gas Properties as may be reasonably requested by Administrative Agent.

“Real Estate Contingent Obligations” means the Contingent Obligations of the Borrower under the Guaranty and Indemnity (Third Party-Unsecured) and the Environmental Indemnity Agreement (Third Party-Unsecured), each dated December 8, 2004 and made in favor of German American Capital Corporation and as in effect on the Closing Date.

“Recovery Event” means any settlement of or payment in respect of any Property of the Borrower or any Subsidiary arising from a casualty insurance claim or any condemnation proceeding (or proceeding in lieu thereof) relating to any Property of any Loan Party.

“Register” means a register for the recordation of the names and addresses of the Lenders and the Commitments thereof, and the principal amount of the Loans owing to such Lender from time to time.

“Regulation U” and “Regulation X” means Regulation U and Regulation X, respectively, of the FRB from time to time in effect and shall include any successor or other regulations or official interpretations of the FRB relating to the subject matter addressed therein.

“Reinvestment Deferred Amount” means the aggregate Qualifying Net Cash Proceeds received by a Loan Party in connection with a Reinvestment Event that are duly specified in a Reinvestment Notice as not being required to be initially applied to prepay the Loans pursuant to Section 2.5(a) as a result of the delivery of such Reinvestment Notice.

“Reinvestment Event” means any Specified Asset Sale, Denbury Asset Transfer, Permitted GP Equity Transfer, Permitted MLP Equity Transfer, Recovery Event or Extraordinary Distribution in respect of which Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by Borrower and delivered to the Administrative Agent stating that no Default or Event of Default has occurred and is continuing or would result therefrom and stating that the Borrower (directly or indirectly through a Guarantor) intends and expects to use all or a specified portion of the Qualifying Net Cash Proceeds of a Reinvestment Event specified in such notice to make a Qualified Investment.

“Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less the portion, if any, thereof expended prior to the relevant Reinvestment Prepayment Date to make a Qualified Investment.

“Reinvestment Prepayment Date”  means, with respect to any Reinvestment Event, the earlier of (a) the date occurring 365 days after the occurrence of such Reinvestment Event or, provided the Borrower or any Guarantor has entered into a definitive binding agreement with respect to a Qualified Investment prior to such 365th day, such date as is 180 days after the date of such binding agreement and (b) the date on which the Borrower shall have determined not to make a Qualified Investment with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Funds” has the meaning specified in Section 11.8(a).

“Replacement Lender” has the meaning specified in Section 3.7.

“Reportable Event” means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Required Lenders” means, at any time, subject to Section 11.1, the Administrative Agent and the Lenders having an Aggregate Exposure equal to at least 50% of the sum of the Aggregate Exposures of all Lenders.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its Property or to which the Person or any of its Property is subject.

“Reserve Report” means (a) the Initial Reserve Report, (b) the Acquisition Reserve Reports, if any, and (c) each subsequent report delivered pursuant to Section 7.2, each of which, in the case of the reports delivered under clauses (a), (b) or (c), shall be a report, in form, scope and content acceptable to the Administrative Agent, covering Proved Reserves attributable to the

Oil and Gas Properties of the Borrower and the Guarantors and setting forth with respect thereto, (i) the total quantity of Proved Reserves (separately classified as to producing, shut in, behind pipe, and undeveloped), (ii) the estimated future net revenues and cumulative estimated future net revenues, (iii) the present discounted value of future net revenues and (iv) such other information and data with respect to the Mortgaged Properties as the Administrative Agent may reasonably request.

“Responsible Officer” means, with respect to any Person, the chief executive officer, president, chief financial officer or treasurer of the Person.

“Restricted Payments” has the meaning specified in Section 8.9.

“Restricted Subsidiaries” means, at any time, any direct or indirect Subsidiary of the Borrower that is not then (a) an Unrestricted Subsidiary; provided that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary” or (b) a Permitted MLP, Permitted GP or a Subsidiary of a Permitted MLP (other than a Partially Owned Operating Company that is a Subsidiary, which shall continue to constitute a Restricted Subsidiary).

“S&P” means Standard & Poor’s Rating Services.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” has the meaning ascribed thereto in the Security Agreement.

“Security Agreement” means the Security Agreement, dated as of March 30, 2006, as supplemented by joinders thereto dated as of March 31, 2006, of the Guarantors (other than BMC and Whittier), substantially in the form of Exhibit H executed by the Borrower and each Guarantor pledging to the Collateral Trustee for benefit of the Secured Parties all of the Property of the Borrower and each Guarantor, as security for the payment of the Sharing Obligations, as the same may be amended, supplemented or otherwise modified from time to time pursuant to the terms hereof (including, in the case of any Subsidiary required to execute the Security Agreement pursuant to Section 7.12, by execution and delivery of a joinder thereto in the form of Annex 2 thereto).

“Security Documents” means the Intercreditor Agreement, the Collateral Trust Agreement, the Mortgages, the Security Agreement, and related financing statements as same may be amended from time to time and any and all other instruments now or hereafter executed in connection with or as security for the payment of the Sharing Obligations.

“Senior Note Debt Documents” has the meaning ascribed to such term in the Intercreditor Agreement.

“Senior Note Debt Instrument” has the meaning ascribed to such term in the Collateral Trust Agreement.

“Senior Note Lien Termination Time” has the meaning ascribed to such term in the Intercreditor Agreement.

“Senior Note Subsidiary Guarantees” has the meaning ascribed to such term in the Intercreditor Agreement.

“Senior Notes” means the 8.75% Senior Unsecured Notes due 2011 originally issued in aggregate principal amount of $150,000,000 under the Senior Notes Indenture.

“Senior Notes Indenture” means that certain indenture dated as of December 20, 2004 among the Borrower, the Guarantors and U.S. Bank National Association, as Trustee.

“Series” has the meaning specified in Section 2.12.

“Sharing Collateral” has the meaning ascribed to such term in the Collateral Trust Agreement.

“Sharing Obligations” has the meaning ascribed to such term in the Collateral Trust Agreement.

“Solvent” means, as to any Person at any time, that (a) the fair value of all of the Property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair salable value of all of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute unreasonably small capital.

“SPC” has the meaning specified in Section 11.8(d).

“Special Damages” has the meaning specified in Section 11.21.

“Specified Acquisitions” means (i) the acquisition of oil and gas properties on April 25, 2007 by the Borrower from Pogo Producing Company for aggregate consideration of approximately $48,000,000 (which acquisition was financed with drawdowns of the First Lien Loans that will be repaid on the Closing Date with the proceeds of the Loans) and (ii) the acquisition of oil and gas properties by the Borrower from Berry Petroleum Company for an aggregate consideration of approximately $63,000,000.

“Specified Asset Sale” means any Disposition of Oil and Gas Properties (other than the Permitted Initial MLP Asset Transfer or any Denbury Asset Transfer), the fair market value of which, together with the aggregate fair market value of all Oil and Gas Properties that have been Disposed of during the Borrower’s current fiscal year (other than as part of the Permitted Initial MLP Asset Transfer or any Denbury Asset Transfer), does not exceed an amount equal to 10% of the PV 10 Value as of the effective date of the most recent Reserve Report delivered pursuant to Section 6.11 or 7.2(c) at or prior to the time of such Disposition.

“Specified Subsidiary” means any Restricted Subsidiary of the Borrower, now existing or created, acquired or coming into existence after the Closing Date, that is, or pursuant to Section 7.12 is required to be, a Guarantor hereunder.

“Subsidiary” of a Person means any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly, at the relevant time, by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.  Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Borrower, except that for purposes of Article VI only, the following shall not be included as a “Subsidiary” of the Borrower: (i) Ellwood (if and so long as Ellwood constitutes a crude oil common carrier prohibited from guarantying an affiliate shipper’s debt), (ii) any Permitted MLP or any of its Subsidiaries (other than a Partially Owned Operating Company), and (iii) any Permitted GP.

“Surety Instruments” means all letters of credit (including standby), banker’s acceptances, bank guaranties, shipside bonds, surety bonds, performance bonds (including plugging and abandonment bonds) and similar instruments.

“Taxes” means any and all present or future taxes, including stamp taxes, levies, duties, imposts, deductions, charges or withholdings which arise from any payment made hereunder, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Lender’s net income or capital by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Administrative Agent, as the case may be, is organized or maintains a lending office or conducts business (other than solely by reason of the transactions evidenced hereby or taking any action contemplated by the Loan Documents).

“Termination Date” means the earlier of (a) the final Maturity Date of all Loans or (b) the date on which all Obligations (other than those to Qualifying Counterparties in respect of Qualifying Derivative Contracts) have been satisfied and all Commitments have terminated, in each case in accordance with the provisions of this Agreement.

“Triggering Event” has the meaning ascribed thereto in the Collateral Trust Agreement.

“Trust Estate” has the meaning ascribed thereto in the Collateral Trust Agreement.

“UCC” means the Uniform Commercial Code as adopted and in effect in any applicable jurisdiction.

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” each means the United States of America.

“Unrestricted Subsidiary” means:

(a)                                  any Subsidiary of the Borrower that at the time of determination is an Unrestricted Subsidiary (as designated by the Borrower, as provided below); or

(b)                                 any Subsidiary of an Unrestricted Subsidiary;

provided, in the case of clause (a) or (b), that no Permitted MLP, Permitted GP or Subsidiary of a Permitted MLP or a Subsidiary of a Permitted GP will be, or may be designated as, an “Unrestricted Subsidiary” for purposes of this Agreement.

The Borrower may designate any Subsidiary of the Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary but excluding any of the entities referred to in the proviso of the immediately following paragraph) to be an Unrestricted Subsidiary provided that, at the time of such designation:

(i)                                     none of such Person or its Subsidiaries owns any Equity Interests or Indebtedness of (A) the Borrower or any Subsidiary of the Borrower (other than any Subsidiary of such Person), or (B) any Permitted MLP, any Permitted GP or any Partially Owned Operating Company;

(ii)                                  none of such Person or its Subsidiaries owns or holds any Lien on any property of the Borrower or any Subsidiary of the Borrower (other than any Subsidiary of the Subsidiary to be so designated);

(iii)                               such Person must be an entity of which shares of the Capital Stock entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Borrower;

(iv)                              such designation complies with the limitations on Investments set forth in the last paragraph of Section 8.4;

(v)                                 such Person and its Subsidiaries has not created, incurred, issued, assumed, guaranteed or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the holder of such Indebtedness has recourse to any of the assets of the Borrower or any Restricted Subsidiary;

(vi)                              no Default or Event of Default shall have occurred and be continuing immediately before or after such designation;

(vii)                           immediately after giving effect to such designation, the Borrower and the Restricted Subsidiaries shall be in compliance, on a pro forma basis, with the covenants set forth in Sections 8.4 and 8.9 (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance);

(viii)                        such Person is not a “Restricted Subsidiary” for the purpose of the Senior Notes; and

(ix)                                such Person is not a primary operating Subsidiary of the Borrower.

The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (i) the permanent “Investment” deemed to continue pursuant to clause (a) of the proviso to the definition of “Investments” is permitted pursuant to Section 8.4(m) at such time, (ii), immediately after giving effect to such designation, no Default shall have occurred and be continuing and (iii) either: (A) the Borrower could incur at least $1.00 of additional Indebtedness pursuant to the Section 8.7(a) or (B) the Interest Coverage Ratio for the Borrower’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date of determination would be greater than such ratio determined on a Pro Forma Basis. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

Any such designation by the Borrower of any Person as an Unrestricted Subsidiary or a Restricted Subsidiary hereunder shall be notified by the Borrower to the Administrative Agent by promptly filing with the Administrative Agent a copy of any applicable Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“VPP Net Revenue” means the aggregate revenue produced in any fiscal year from sales by or on behalf of Borrower or any Guarantor of the Oil and Gas delivered to Loan Party pursuant to a Qualified VPP Agreement, net of customary fees and expenses actually paid in connection with the sale of such Oil and Gas.

“VPP Net Revenue Application Date” means the date on which the Borrower delivers year-end financial information pursuant to Section 7.1(a) and in any event not later than March 31st of each year (or if such day is not a Business Day, the first Business Day immediately following such date).

“Whittier” means Whittier Pipeline Corporation, a Delaware corporation.

“Wholly Owned Subsidiary” of a Person means any corporation, association, partnership, joint venture or other business entity of which all (except for directors’ qualifying shares required by law) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled directly or indirectly, at the relevant time, by the Person, or one or more of the Wholly Owned Subsidiaries of the Person, or a combination thereof.  Unless the context otherwise clearly requires, references herein to a “Wholly Owned Subsidiary” refer to a Wholly Owned Subsidiary of the Borrower.

“Wholly Owned Subsidiary Guarantor” means any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

1.2                                 Other Interpretive Provisions.  The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.  Unless otherwise specified or the context clearly requires otherwise, the words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement.  The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.  The term “including” is not limiting and means “including without limitation.”  The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”  Unless otherwise expressly provided herein, (a) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (b) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.  The recitals, table of contents, captions and headings of this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.  This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.  This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Borrower and the other parties, and are the products of all parties.  Accordingly, they shall not be construed against the Lenders or the Administrative Agent merely because of the Administrative Agent’s or Lenders’ involvement in their preparation.  The terms “Lender,” “Administrative Agent,” “First Lien Credit Agent” and “First Lien Credit Lenders” include their respective successors.

1.3                                 Accounting Principles.

(a)                                  Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.  References to “consolidated,” when it precedes any accounting term, means such term as it would apply to the Borrower and its Subsidiaries on a consolidated basis, determined in accordance with GAAP.

(b)                                 References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Borrower.

ARTICLE II

THE CREDIT

2.1                                 Amounts and Terms of the Loans.

(a)                                  Subject to the terms and conditions set forth in this Agreement, each Lender severally agrees to make term loans (the “Original Loans”; and together with any New Term Loans, if any, “Loans”) to the Borrower on the Closing Date in an amount equal to the lesser of (i) such Lender’s Commitment or (ii) such Lender’s Pro Rata Share of an amount equal to $500,000,000.  Principal amounts paid on account of the Loans may not be reborrowed.

(b)                                 Upon the making of the Original Loans on the Closing Date or New Term Loans on any Increased Amount Date, the Commitment of each Lender with respect thereto shall permanently reduce to zero.

(c)                                  Each Lender with a Commitment to make Original Loans or New Term Loans shall make the amount of its Loans available to the Administrative Agent for the account of the Borrower at the Agent’s Payment Office by 4:00 p.m. (New York, New York time) on the Closing Date or Increased Amount Date, respectively, in funds immediately available to the Administrative Agent.  The proceeds of all Loans shall be made available to the Borrower by the Administrative Agent by wire or intrabank transfer of funds for the uses set forth in Section 7.13.

(d)                                 The Borrower agrees that upon the request to the Administrative Agent by any Lender, the Borrower will promptly execute and deliver to any Lender a Note of the Borrower evidencing any Loans of such Lender, with appropriate insertions as to date and principal amount; provided, that delivery of Notes shall not be a condition precedent to the occurrence of the Closing Date.  The amount of principal owing on any Lender’s Note, if any, at any given time shall be the aggregate amount of all Loans theretofore made by such Lender minus all payments of principal theretofore received by such Lender on such Note.  Interest on each Note shall accrue and be due and payable as provided herein and therein.

2.2                                 Maturity Date.  The Loans of each Lender shall mature on the Maturity Date of such Loans.

2.3                                 Conversion and Continuation Elections.

(a)                                  Prior to the Termination Date, the Borrower may, upon irrevocable written notice to the Administrative Agent in accordance with Section 2.3(b), (i) elect, as of any Business Day in the case of Base Rate Loans, or as of the last day of the applicable Interest Period in the case of LIBO Rate Loans, to convert any such Loans into Loans of any other Interest Rate Type; or (ii) elect as of the last day of the applicable Interest Period, to continue any Loans having Interest Periods expiring on such day; provided, that if at any time an LIBO Rate Loan is reduced, by payment, prepayment, or conversion of part thereof to less than $1,000,000, such LIBO Rate Loan shall automatically convert into a Base Rate Loan.

(b)                                 (i) The Borrower shall deliver a Notice of Conversion/Continuation to be received by the Administrative Agent not later than 12:00 p.m. (New York, New York time) at least three Business Days in advance of the Conversion/Continuation Date, if the

Loans are to be converted into or continued as LIBO Rate Loans; and (ii) on the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying: (A) the proposed Conversion/Continuation Date; (B)  the aggregate amount of Loans to be converted or continued; (C) the Interest Rate Type of Loans resulting from the proposed conversion or continuation; and (D) other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

(c)                                  If, upon the expiration of any Interest Period applicable to LIBO Rate Loans, the Borrower has failed to select in a timely manner a new Interest Period to be applicable to LIBO Rate Loans, or if any Default or Event of Default then exists, the Borrower shall be deemed to have elected to convert such LIBO Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

(d)                                 The Administrative Agent will promptly notify each Lender of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Borrower, the Administrative Agent will promptly notify each Lender of the details of any automatic conversion.  All conversions and continuations shall be made ratably according to the respective Lender’s Pro Rata Share of outstanding principal amounts of the Loans with respect to which the notice was given.

(e)                                  The number of tranches outstanding of LIBO Rate Loans, whether under a conversion or continuation, shall not exceed eight at any one time.

2.4                                 Optional Prepayments.

(a)                                  Subject to Section 3.4, the Borrower may, at any time or from time to time while there are no amounts outstanding under the First Lien Credit Agreement and all letters of credit under the First Lien Credit Agreement have been cash collateralized, subject to the concurrent payment of the Premium:

(i)                                     prepay Base Rate Loans upon irrevocable notice to the Administrative Agent not less than one Business Day, ratably as to each Lender, in whole or in part, in aggregate minimum principal amounts of $100,000 or integral multiples thereof, plus all interest and expenses then outstanding on such Base Rate Loans, and

(ii)                                  prepay LIBO Rate Loans upon irrevocable notice to the Administrative Agent not less than three Business Days, ratably as to each Lender, in whole or in part, in aggregate minimum principal amounts of $500,000 or integral multiples thereof plus all interest and expenses then outstanding on such LIBO Rate Loans.

Such notice of prepayment shall specify the date and amount of such prepayment and the Interest Rate Type(s) of Loans to be prepaid.

The Administrative Agent will promptly notify each Lender of its receipt of any such notice, and of such Lender’s Pro Rata Share of such prepayment.  The payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid, the applicable Premium, and any amounts required pursuant to Section 3.4.

(b)                                 For purposes hereof, the “Premium” shall be a cash amount equal to the percentages of principal amount of the Loans being prepaid set forth below:

If prepaid after the Closing Date, but prior to the first anniversary of the Closing Date	2.0%

If prepaid on or after the first anniversary of the Closing Date, but prior to second anniversary of the Closing Date	1.0%

If prepaid on or after the second anniversary of the Closing Date	0.0%

2.5                                 Mandatory Prepayments.

(a)                                  Unless the Required Lenders and the Borrower shall otherwise agree, if (i) the Borrower or any Guarantor or other Restricted Subsidiary shall receive Net Cash Proceeds from any incurrence of Indebtedness (other than Permitted Indebtedness), Asset Sale, Recovery Event or Extraordinary Distribution or (ii) any MLP GP shall receive Net Cash Proceeds (net, in the case of clause (ii), of any portion thereof that has been distributed to the Permitted GP or Loan Party that is the sole general partner thereof and that has been applied as a Permitted GP Rollover Investment contemporaneously with (and in no event later than three Business Days after) the receipt of such dividend or distribution) from any GP Equity Transfer, then, unless a Reinvestment Notice shall have been delivered by the Borrower to the Administrative Agent in respect hereof, the Borrower shall apply an amount equal to such Net Cash Proceeds as set forth in Section 2.5(d) no later than three Business Days after the date of such receipt.

(b)                                 Unless the Required Lenders and the Borrower shall otherwise agree, if the Borrower has previously delivered a Reinvestment Notice, the Borrower shall apply an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event as set forth in Section 2.5(d) on the applicable Reinvestment Prepayment Date.

(c)                                  Unless the Required Lenders and the Borrower shall otherwise agree, on the relevant VPP Net Revenue Application Date, the Borrower shall apply 50% of the VPP Net Revenue for such period as set forth in Section 2.5(d); provided, that no such prepayment shall be required until the amount equal to VPP Net Revenue otherwise subject to application under this Section 2.5(c) for any fiscal year exceeds $2,500,000 (provided that for any fiscal year in which no VPP Net Revenues are applied, the amount of such revenue for such fiscal year shall be applied to the VPP Net Revenue for the next fiscal year).

(d)                                 With respect to any amounts subject to Section 2.5(a), (b) or (c), the Borrower shall:

(i)                                     first, apply (or offer to apply), to the extent required by the provisions set forth in the First Lien Credit Agreement (as in effect on the Closing Date hereof) such amount to prepay obligations thereunder;

(ii)                                  second, apply such portion of such amount to the repayment of the Loans under the First Lien Credit Agreement as shall be necessary to cause the percentage obtained by dividing (A) the aggregate outstanding principal amount of all First Lien Loans, after giving effect to any prepayments or repayments occurring on such date plus the principal amount of contingent and non-contingent obligations in respect of letters of credit or other forms of credit provided under the First Lien Loan Agreement, by (B) the sum of the amount in clause (A) plus the aggregate amount of credit with respect to First Lien Loans then available under the First Lien Credit Agreement, to be no greater than 75%; and

(iii)                               third, to the extent otherwise permitted by the provisions of Section 8.9 of the First Lien Credit Agreement (as in effect on the Closing Date) prepay (subject to Section 2.10(e)) the Loans in an amount equal to such amount, provided, that until such time as all Senior Notes have been defeased or prepaid, redeemed or repurchased in full, the Net Cash Proceeds resulting from the Permitted Initial MLP Asset Transfer may be applied to the prepayment, redemption, repurchase or defeasance of Senior Notes.

(e)                                  The Borrower shall deliver to the Administrative Agent with respect to each required prepayment under this Section the certificate and notice required by Section 2.10(f).

(f)                                    All mandatory prepayments provided for in this Section 2.5 shall be made together with interest accrued on the principal amount prepaid and any amount required by Section 3.4, but without any Premium.  Any amount required to be prepaid pursuant to this Section 2.5 shall be applied to prepay the Loans.

2.6                                 Repayment of Principal.

(a)                                  The Borrower shall repay to the Administrative Agent for the benefit of the Lenders the outstanding principal balance of the Loans (and the outstanding principal of the Loans shall be due and payable) on the Maturity Date with respect to such Loans or on such date on which the Loans become due and payable pursuant to Section 2.4 or 2.5 or Article IX.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)                                  The Administrative Agent, on behalf of the Borrower, shall maintain the Register, and a subaccount therein for each Lender, in which shall be recorded (i) the amount and Series of each Loan made hereunder and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.  The Register shall be available for inspection by each Loan Party, the Administrative Agent and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.6(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement or the Borrower’s entitlement to credit for any payment of principal or interest on the Loans.

2.7                                 Interest.

(a)                                  Each Loan shall bear interest on the principal amount thereof from the Closing Date or date of conversion or continuation pursuant to Section 2.3 of this Agreement, as the case may be, at a rate per annum equal to the lesser of (i) the LIBO Rate or the Adjusted Base Rate, as the case may be, plus the Applicable Margin and (ii) the Highest Lawful Rate.

(b)                                 Interest on each Loan shall be paid in arrears on each Interest Payment Date.  Interest shall also be paid on the date of any prepayment of Loans under Section 2.4 or 2.5 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Administrative Agent.

(c)                                  Notwithstanding paragraph (a) of this Section 2.7, while any Event of Default exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Loans, at a rate per annum equal to the lesser of (i) the Highest Lawful Rate and (ii) the rate otherwise applicable plus two percent (“Default Rate”).

2.8                                 Fees.  The Borrower has paid or will pay (as applicable) fees to the parties and in the amounts specified in the Fee Letter Agreement.

2.9                                 Computation of Fees and Interest.

(a)                                  All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365 day year).  Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b)                                 Each determination of an interest rate by the Administrative Agent shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.

2.10                           Payments by the Borrower; Loans Pro Rata.

(a)                                  All payments to be made by the Borrower shall be made without set off, recoupment or counterclaim.  Except as otherwise expressly provided herein, all payments by the Borrower shall be made to the Administrative Agent for the account of the Lenders at the Agent’s Payment Office, and shall be made in dollars and in immediately available funds, no later than 12:00 p.m. (New York, New York time) on the date specified herein.  Except to the extent otherwise expressly provided herein, (i) each payment by the Borrower of fees shall be made for the account of the Lenders pro rata in accordance with their respective Pro Rata Shares, (ii) each payment of principal of Loans shall be made for the account of the Lenders pro rata in accordance with their respective outstanding principal amount of such Loans, and (iii) each payment of interest on Loans shall be made for the account of the Lenders pro rata in accordance with their respective shares of the aggregate amount of interest due and payable to the Lenders.  The Administrative Agent will promptly distribute, subject to Section 2.10(e), to each Lender its applicable share of such payment in like funds as received.  Any payment received by the Administrative Agent later than 12:00 p.m. (New York, New York time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

(b)                                 Subject to the provisions set forth in the definition of “Interest Period” herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c)                                  Unless the Administrative Agent receives notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower will not make such payment in full as and when required, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date in immediately available funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent the Borrower has not made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(d)                                 Except to the extent otherwise expressly provided herein, the Loans hereunder shall be from the Lenders pro rata in accordance with their respective Pro Rata Shares.

(e)                                  Notwithstanding anything to the contrary in Sections 2.5(a), (b) or (c) or elsewhere in this Section 2.10, with respect to the amount of any mandatory prepayment described in Sections 2.5(a), (b) or (c) that is allocated to the Loans (such amount, the

“Mandatory Prepayment Amount”), any Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Loans required to be made by the Borrower pursuant to Sections 2.5(a),(b), or (c) to decline all (but not a portion) of its pro rata share of such Mandatory Prepayment Amount (such declined amounts, the “Declined Proceeds”).  Any Declined Proceeds shall be offered one additional time to the Lenders not so declining such prepayment (with such Lenders having the right to decline any prepayment with Declined Proceeds at the time and in the manner specified by the Administrative Agent).  Any remaining Declined Proceeds shall be applied as determined by the Borrower in accordance with this Agreement.

(f)                                    With respect to each prepayment required under Sections 2.5(a),(b) or (c), the Borrower shall deliver to the Administrative Agent (i) no later than the time of such prepayment, a certificate signed by a Responsible Officer setting forth in reasonable detail the calculation of the applicable Mandatory Prepayment Amount and (ii) to the extent practicable, at least 15 Business Days’ prior written notice of such prepayment.  Each notice of prepayment shall specify the prepayment date, the type of each Loan being prepaid (i.e., specifying Base Rate Loans or LIBO Rate Loans) and the principal amount of each Loan (or portion thereof) to be prepaid; provided, that, if at the time of any prepayment pursuant to Sections 2.5(a), (b) or (c), there shall be Loans of different types or LIBO Rate Loans with different Interest Periods, and if some but not all Lenders shall have accepted such mandatory prepayment, then the aggregate amount of such mandatory prepayment shall be allocated ratably to each outstanding Loan of the accepting Lenders.

(g)                                 Notwithstanding anything to the contrary contained herein, after the occurrence and during the continuance of any Event of Default, each payment in respect of principal or interest on the Loans, each payment in respect of fees payable hereunder and any proceeds of Collateral, and any Net Cash Proceeds of any Disposition of Collateral received by the Administrative Agent and not required to be turned over to the First Lien Credit Agent pursuant to the Intercreditor Agreement shall be applied in the following order:

(i)                                     first, to the payment or reimbursement of the Administrative Agent for all costs, expenses, disbursements and losses incurred by the Administrative Agent and which the Borrower is required to pay or reimburse pursuant to the Loan Documents;

(ii)                                  second, to the payment or reimbursement of the Lenders for all costs, expenses, disbursements and losses incurred by such Persons and which any Loan Party is required to pay or reimburse pursuant to the Loan Documents;

(iii)                               third, to the payment or prepayment to the Lenders of all Obligations; and

(iv)                              fourth, to whomsoever shall be legally entitled thereto.

If any Lender owes payments to the Administrative Agent hereunder, any amounts otherwise distributable under this Section 2.10(g) to such Lender shall be deemed to belong to the Administrative Agent to the extent of such unpaid payments, and the Administrative Agent shall apply such amounts to make such unpaid payments rather than distribute such amounts to such Lender.  All distributions of amounts described in paragraphs second and third above shall be made by the Administrative Agent to each Lender based on its Pro Rata Share.

2.11                           Sharing of Payments, Etc.  If any Lender shall obtain on account of the Obligations held by it any payment (whether voluntary, involuntary, through the exercise of any right of set off, or otherwise) or receive any collateral in respect thereof in excess of the amount such Lender was entitled to receive pursuant to the terms hereof (after giving effect to Section 2.10(e) hereof), such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment according to the terms hereof; provided, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set off, but subject to Section 11.9) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.11 and will in each case notify the Lenders following any such purchases or repayments.

2.12                           Incremental Facilities

(a)                                  The Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more series of new term loan commitments (the “New Term Loan Commitments”), in an aggregate amount not in excess of $150,000,000. Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Term Loan Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and the identity of each Lender or Affiliate or Related Fund of an Lender or other Person that is consented to by the Administrative Agent (each, a “New Term Loan Lender”) to whom the Borrower proposes any portion of such New Term Loan Commitments be allocated and the amounts of such allocations; provided that any Lender approached to provide all or a portion of the New Term Loan Commitments may elect or decline, in its sole discretion, to provide a New Term Loan Commitment. Such New Term Loan Commitments shall become effective as of, and the New Term Loans funded on, such Increased Amount Date; provided:

(i)                                     no Default or Event of Default shall have occurred and be continuing on such Increased Amount Date before or would result from the effectiveness or funding of such New Term Loan Commitments;

(ii)                                  the making of any Series of New Term Loans shall be conditioned on satisfaction of each of the conditions set forth in Section 5.1 (with the exception of Section 5.1(b) (with any reference thereon to “Closing Date” being deemed to refer instead to the Increased Amount Date)); provided that, with respect to any financial statements required to be delivered thereunder, such financial statements shall be of the most recent Fiscal Quarter ended prior to the Increased Amount Date for such New Term Loan;

(iii)                               at the time such New Term Loan is made, the Borrower’s ratio of PV 10 Value to Consolidated Total Debt shall be at least 2.0 to 1.0, determined on a Pro Forma Basis;

(iv)                              at the time such New Term Loan is made, the Interest Coverage Ratio for the four fiscal quarters for which financial statements have been delivered pursuant to Section 7.1 would have been at least 2.5 to 1.0, determined on a Pro Forma Basis;

(v)                                 the New Term Loan Commitments shall be established pursuant to one or more agreements in form and substance satisfactory to the Administrative Agent (each such agreement, a “Joinder Agreement”) and executed and delivered by the Borrower and the Administrative Agent, each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 2.6(c) and (d); and

(vi)                              the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.

Any New Term Loans made pursuant to a New Term Loan Commitment on an Increased Amount Date shall be designated a separate series (any such series of New Term Loans, together with the Original Loans, each, a “Series”) of Loans for all purposes of this Agreement.  All Loans (including any Original Loans and any New Term Loans) shall rank pari passu in right of payment and as to benefits of Collateral.

(b)                                 On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Lender of any Series shall make a Loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment of such Series, and (ii) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto. The Administrative Agent shall notify Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof the Series of New Term Loan Commitments and the New Term Loan Lenders of such Series. The terms and provisions of the New Term Loans and New Term Loan Commitments of any Series shall be, except as otherwise set forth herein or in the Joinder Agreement, identical to the Loans. In any event (A) the weighted average life to maturity of all New Term Loans of any Series shall be no shorter than the weighted average life to maturity of the Loans, (B) the applicable New Term Loan Maturity Date of each Series shall be no earlier than the Maturity Date of the Original Loans, and (C) the rate of interest applicable to the New Term Loans of each Series shall be determined by the Borrower and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement; provided, however that the interest rate applicable to the New Term Loans shall not be greater than the highest interest rate that may, under any circumstances, be payable with respect to Loans plus 0.25% per annum unless the interest rate with respect to the Loans is increased so as to equal the interest rate applicable to the New Term Loans. Each Joinder Agreement may, without the consent of any other Lenders (other than the new Lenders providing a New Term Loan Commitment pursuant thereto), effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to establish, or to effect the relevant increase in, the New Term Loan Commitments contemplated by the provisions of this Section 2.12.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.1                                 Taxes.

(a)                                  Any and all payments by the Borrower to each Lender or the Administrative Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes.  In addition, the Borrower shall pay all Other Taxes.

(b)                                 Subject to Section 3.1(f), the Borrower agrees to indemnify and hold harmless each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.1) paid by the Lender or the Administrative Agent and any liability (including penalties, interest, additions to Tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  Payment under this indemnification shall be made within 30 days after the date the affected Lender or the Administrative Agent makes written demand therefor.

(c)                                  If the Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, then: (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 3.1), such Lender or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made; (ii) the Borrower shall make such deductions and withholdings; (iii) the Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and (iv) the Borrower shall also pay to each affected Lender or the Administrative Agent for the account of such Lender, at the time interest is paid, all additional amounts which such Lender specifies as necessary to preserve the after-tax yield such Lender would have received if such Taxes or Other Taxes had not been imposed.

(d)                                 Within 30 days after the date of any payment by the Borrower of Taxes or Other Taxes under Section 3.1(c) above, the Borrower shall furnish the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Administrative Agent.  If the Borrower fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Arranger, the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by the Arranger, any Agent or any Lender as a result of any such failure.  The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e)                                  If the Borrower is required to pay additional amounts to any Lender or the Administrative Agent pursuant to Section 3.1(c), then upon written request of the Borrower such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Borrower which may thereafter accrue, if such change in the judgment of such Lender is not otherwise disadvantageous to such Lender.

(f)                                    No Lender that is required to comply with Section 10.10 shall be entitled to any indemnification under this Section 3.1 if the obligation with respect to which indemnification is sought would not have arisen but for a failure of the affected Lender to comply with such Section 10.10.

3.2                                 Illegality.

(a)                                  If any Lender determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make LIBO Rate Loans, then, on notice thereof by the Lender to the Borrower through the Administrative Agent, any obligation of that Lender to make LIBO Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.

(b)                                 If a Lender determines that it is unlawful to maintain any LIBO Rate Loan, the Borrower shall, upon its receipt of notice of such fact and demand from such Lender (with a copy to the Administrative Agent), prepay in full such LIBO Rate Loans of that Lender then outstanding, together with interest accrued thereon and amounts required under Section 3.4, either on the last day of the Interest Period thereof, if the

Lender may lawfully continue to maintain such LIBO Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such LIBO Rate Loan.  If the Borrower is required to so prepay any LIBO Rate Loan, then concurrently with such prepayment, the Borrower shall borrow from the affected Lender, in the amount of such repayment, a Base Rate Loan.

(c)                                  If the obligation of any Lender to make or maintain LIBO Rate Loans has been so terminated or suspended, all Loans which would otherwise be made by the Lender as LIBO Rate Loans shall be instead Base Rate Loans.

(d)                                 Before giving any notice to the Administrative Agent under this Section 3.2, the affected Lender shall designate a different Lending Office with respect to its LIBO Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of such Lender, be illegal or otherwise disadvantageous to such Lender.

3.3                                 Increased Costs and Reduction of Return.

(a)                                  If any Lender determines that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the LIBO Rate) in or in the interpretation of any law or regulation or (ii) the compliance by that Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any LIBO Rate Loans, then the Borrower shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Administrative Agent), pay to the Administrative Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs.

(b)                                 If any Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by such Lender (or its Lending Office) or any Affiliate controlling such Lender with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by such Lender or any Affiliate controlling such Lender and (taking into consideration such Lender’s or such Affiliate’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, Loans, other Credit Extensions, or Obligations under this Agreement, then, upon demand of such Lender to the Borrower through the Administrative Agent, the Borrower shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such increase.

3.4                                 Funding Losses.  The Borrower shall reimburse each Lender and hold each Lender harmless from any loss or expense which the Lender may sustain or incur as a consequence of (a) the failure of the Borrower to make on a timely basis any payment of principal of any LIBO Rate Loan; (b) the failure of the Borrower to continue a LIBO Rate Loan or to convert a Base Rate Loan to a LIBO Rate Loan after the Borrower has given (or is deemed to have given) a Notice of Conversion/Continuation (including by reason of the failure to satisfy any condition precedent thereto); (c) the failure of the Borrower to make any prepayment in accordance with any notice delivered under Sections 2.4 or 2.5; (d) the prepayment (including pursuant to Sections 2.4 or 2.5) or other payment (including after acceleration thereof) of a LIBO Rate Loan on a day that is not the last day of the relevant Interest Period; or (e) the automatic conversion under Section 2.3 of any LIBO Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period; including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBO Rate Loans or from fees payable to terminate the deposits from which such funds were obtained.  For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.4 and under Section 3.3(a), each LIBO Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the LIBO Rate for such LIBO Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBO Rate Loan is in fact so funded.

3.5                                 Inability to Determine Rates.  If the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan, or that the LIBO Rate applicable pursuant to Section 2.7(b) for any requested Interest Period with respect to a proposed LIBO Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain LIBO Rate Loans hereunder shall be suspended until the Administrative Agent upon the instruction of the Lenders revokes such notice in writing.  Upon receipt of such notice, the Borrower may revoke any Notice of Conversion/Continuation then submitted by it.  If the Borrower does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, converted or continued as Base Rate Loans instead of LIBO Rate Loans.

3.6                                 Certificates of Lenders.  Any Lender claiming reimbursement or compensation under this Article III shall deliver to the Borrower (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error; provided, that such Lender shall only be entitled to collect amounts incurred within 180 days of such notice.

3.7                                 Substitution of Lenders.  Upon the receipt by the Borrower from any Lender of a claim for compensation under this Article III and, as a result, the Borrower elects by written notice to the Administrative Agent to replace such dissenting Lender pursuant to this Section 3.7 (such Lender, an “Affected Lender”), the Borrower may:  (a) obtain a replacement bank or financial institution satisfactory to the Administrative Agent to acquire and assume all or a ratable part of all of such Affected Lender’s Loans (a “Replacement Lender”); or (b) request one more of the other Lenders to acquire and assume all or part of such Affected Lender’s Loans but none of the Lenders shall have any obligation to do so.  Any such designation of a Replacement Lender under clause (a) shall be subject to the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld.

3.8                                 Survival.  The agreements and obligations of the Borrower in this Article III shall survive the payment of all other Obligations.

ARTICLE IV

SECURITY

4.1                                 The Security.  The Obligations will be secured by the Security Documents.

4.2                                 Agreement to Deliver Security Documents.  The Borrower shall, and shall cause its Specified Subsidiaries to, execute and deliver to the Collateral Trustee, with an executed copy of each thereof provided to the Administrative Agent, to further secure the Sharing Obligations, whenever requested by the Administrative Agent in its sole and absolute discretion, deeds of trust, mortgages, chattel mortgages, security agreements, financing statements and other Security Documents, for the benefit of the Secured Parties, in form and substance satisfactory to the Administrative Agent, for the purpose of granting, confirming, and perfecting, for the benefit of the Secured Parties, second and prior Liens or security interests in any Property now owned or hereafter acquired by the Borrower or any Specified Subsidiaries, as applicable, subject only to Permitted Liens.  The Borrower shall, and shall cause the Specified Subsidiaries to, deliver, and cause the Specified Subsidiaries, where applicable, to deliver, in each case to the Collateral Trustee, with an executed copy of each thereof provided to the Administrative Agent, whenever requested by the Administrative Agent, favorable title opinions from legal counsel acceptable to the Administrative Agent, title insurance policies, or such other evidence of title satisfactory to the Administrative Agent with respect to the Mortgaged Properties designated by the Administrative Agent, based upon abstract or record examinations acceptable to the Administrative Agent and (a) stating that the Borrower or such Specified Subsidiary, as applicable, has good and marketable title to the Mortgaged Properties, free and clear of all Liens except Permitted Liens, (b) confirming that such Mortgaged Properties are subject to Security Documents securing the Sharing Obligations that constitute and create legal, valid and duly perfected deed of trust or mortgage Liens in such Mortgaged Properties and interests, and assignments of and security interests in the Oil and Gas attributable to such Mortgaged Properties comprised of Oil and Gas Properties and interests and the proceeds thereof, in each case subject only to Permitted Liens, and (c) covering such other matters as the Administrative Agent may reasonably request.

4.3                                 Perfection and Protection of Security Interests and Liens.  The Borrower shall, and shall cause the Specified Subsidiaries to, from time to time deliver to the Collateral Trustee, with a copy of each thereof to the Administrative Agent, any financing statements, amendment, assignment and continuation statements, extension agreements and other documents, properly completed and executed (and acknowledged when required) by the Borrower or such Specified Subsidiary, as applicable, in form and substance satisfactory to the Administrative Agent, which the Administrative Agent reasonably requests for the purpose of perfecting, confirming, or protecting any Liens or other rights in Collateral securing any Sharing Obligations, for the benefit of the Secured Parties.

4.4                                 Offset.  To secure the repayment of the Sharing Obligations, the Borrower hereby grants the Administrative Agent and each Lender a security interest, a Lien, and a right of offset, each of which shall be in addition to all other interests, Liens, and rights of the Administrative Agent and the Lenders at common law, under the Loan Documents, or otherwise, and each of which shall be upon and against (a) any and all moneys, securities or other Property (and the proceeds therefrom) of the Borrower now or hereafter held or received by or in transit to the Administrative Agent or any Lender from or for the account of the Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, (b) any and all deposits (general or special, time or demand, provisional or final) of the Borrower with the Administrative Agent or any Lender, and (c) any other credits and claims of the Borrower at any time existing against the Administrative Agent or any Lender, including claims under certificates of deposit. During the existence of any Event of Default, the Administrative Agent or (either (i) if the Loans have been accelerated or otherwise become due and payable or (ii) with the consent of the Administrative Agent) any Lender is hereby authorized to foreclose upon, offset, appropriate, and apply, at any time and from time to time, without notice to the Borrower, any and all items hereinabove referred to against the Obligations then due and payable.

4.5                                 Guaranty.

(a)                                  Each Guarantor has executed and delivered to the Administrative Agent, and each Specified Subsidiary shall, promptly upon request by the Administrative Agent, execute and deliver to the Administrative Agent, a Guaranty (or a joinder thereto).  The Borrower will cause each such Specified Subsidiary to deliver to the Administrative Agent, simultaneously with its delivery of such a Guaranty, written evidence satisfactory to the Administrative Agent and its counsel that such Specified Subsidiary has taken all corporate, limited liability company or partnership action necessary to duly approve and authorize its execution, delivery and performance of such Guaranty and any Security Documents and other documents which it is required to execute.

(b)                                 To induce the Lenders and the Administrative Agent to enter into this Agreement, the Borrower and each Guarantor represents and warrants to each such Person as of the Closing Date and after giving effect to the making of the Loans on the Closing Date:

(i)                                     The Borrower and each Guarantor are mutually dependent on each other in the conduct of their respective businesses, with the credit needed from time to time by each often being provided by another or by means of financing obtained by one such Affiliate with the support of the other for their mutual benefit and the ability of each to obtain such financing is dependent on the successful operations of the other.  The board of directors, manager or general partner, where applicable, of each Guarantor has determined that such Guarantor’s execution, delivery and performance of this Agreement may reasonably be expected to directly or indirectly benefit such Guarantor and is in the best interests of such Guarantor.

(ii)                                  The direct or indirect value of the consideration received and to be received by such Guarantor in connection herewith is reasonably worth at least as much as the liability and obligations of each Guarantor hereunder and its Guaranty, and the incurrence of such liability and obligations in return for such consideration may reasonably be expected to benefit such Guarantor, directly or indirectly.

(iii)                               Neither the Borrower nor any Guarantor is “insolvent” (that is, the sum of such Person’s absolute and contingent liabilities, including the Obligations, does not exceed the fair market value of such Person’s assets, including any rights of contribution, reimbursement or indemnity).  Each of the Borrower and each Guarantor has capital which is adequate for the businesses in which such Person is engaged and intends to be engaged.  None of the Borrower nor any Guarantor has incurred (whether hereby or otherwise), nor does the Borrower or Guarantor intend to incur or believe that it will incur, liabilities which will be beyond its ability to pay as such liabilities mature.

4.6                                 Production Proceeds.  Notwithstanding that, by the terms of the various Security Documents, the Borrower and the Specified Subsidiaries are and will be assigning to the Collateral Trustee all of the Net Proceeds of Production accruing to the Mortgaged Properties covered thereby, so long as no Event of Default has occurred and is continuing, pursuant to Section 7.03 of the Collateral Trust Agreement, the Collateral Trustee, on behalf of the Secured Parties, has granted each of the Borrower and the Specified Subsidiaries a revocable license to continue to receive from the purchasers of production all such Net Proceeds of Production, subject, however, to the Liens created under the Security Documents, which Liens are hereby affirmed and ratified.  During the continuance of an Event of Default described under Sections 9.1(g) or 9.1(h), pursuant to Section 7.03 of the Collateral Trust Agreement, this license shall be automatically revoked, and during the continuance of any other Event of Default, this license shall be revocable by the Collateral Trustee, subject to Section 3.04(b) of the Collateral Trust Agreement, upon the written direction of the Administrative Agent in the sole discretion of the Administrative Agent, by notice to the Borrower, and the Collateral Trustee may exercise all rights and remedies granted under the Security Documents, including the right to obtain possession of all Net Proceeds of Production then held by the Borrower and its Specified Subsidiaries or to receive directly from the purchasers of production all other Net Proceeds of Production.  In no case shall any failure, whether purposeful or inadvertent, by the Collateral Trustee to collect directly any such Net Proceeds of Production constitute in any way a waiver, remission or release of any of its rights under the Security Documents, nor shall any release of any Net Proceeds of Production by the Collateral Trustee to the Borrower and the Specified Subsidiaries constitute a waiver, remission, or release of any other Net Proceeds of Production or of any rights of the Collateral Trustee to collect other Net Proceeds of Production thereafter.

ARTICLE V

CONDITIONS PRECEDENT

5.1                                 Conditions of the Closing Date.  The agreement of each Lender to the making of the Loans to be made by it hereunder is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)                                  Credit Agreement and Related Documents.  The Administrative Agent shall have received, in each case executed and delivered by a Responsible Officer of each of the applicable Loan Parties, this Agreement, the Notes (if any) and the Mortgage Amendments;

(b)                                 First Lien Credit Agreement Amendment.  The Administrative Agent shall have received a true, correct and complete copy, certified as to such by a Responsible Officer of the Borrower of (i) an amendment to the First Lien Credit Agreement and (ii) the Intercreditor Agreement, each of which shall have been duly executed and delivered by each of the parties thereto and shall be in form and substance acceptable to the Administrative Agent;

(c)                                  Resolutions; Incumbency; Organization Documents.  The Administrative Agent shall have received (i) a true, correct and complete copy, certified as to such by a Responsible Officer of the applicable Loan Party, of resolutions of the board of directors of the Borrower and members or the board of directors of each Guarantor or its general partner, as applicable, authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of such Person; (ii) certificates of the secretary of the Borrower and the secretary of each Guarantor certifying the names and true signatures of the officers of such Person authorized to execute, deliver and perform, as applicable, this Agreement, the Security Documents, the Guaranty, and all other Loan Documents to be delivered by it hereunder; and (iii) the Organization Documents of the Borrower and of each Guarantor as in effect on the Closing Date, certified by the secretary or assistant secretary of the such Person as of the Closing Date;

(d)                                 Good Standing.  The Administrative Agent shall have received a good standing certificate for the Borrower and each Guarantor from its state of incorporation or formation, and evidencing its qualification to do business in (i) California for the Borrower and each Guarantor (other than TexCal Energy South Texas L.P. and TexCal Energy (LP) LLC), (ii) Texas for the Borrower, and (iii) in each other jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, in each case as of a recent date;

(e)                                  Payment of Fees.  The Agents and the Lenders shall have received all fees required to be paid, and all expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Agents), on or before the Closing Date.  All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(f)                                    Certificate.  The Administrative Agent shall have received a certificate signed by a Responsible Officer of each Loan Party, dated as of the Closing Date, stating that (i) the representations and warranties contained herein are true and correct on and as of the Closing Date, as though made on and as of such date; (ii) no litigation is pending or threatened against the Borrower or any Subsidiary in which there is a reasonable probability of an adverse decision which would result in a Material Adverse Effect; and (iii) there has occurred no event or circumstance that has resulted or would reasonably be expected to result in a Material Adverse Effect since December 31, 2006;

(g)                                 Title.  The Administrative Agent shall have received evidence that the Borrower and its Subsidiaries have, and upon the consummation of any Specified Acquisition will have, good and marketable title on at least 85% of the PV 10 Value of the Loan Parties’ Oil and Gas Properties subject to no other Liens, other than Permitted Liens, evidenced by title information satisfactory to the Administrative Agent and the Lenders;

(h)                                 Environmental.  The Administrative Agent shall have completed a review satisfactory to the Administrative Agent of current public environmental data sources, registers and lists regarding the Borrower, each Guarantor and each Restricted Subsidiary and their respective Oil and Gas Properties and the Administrative Agent and the Lenders shall be satisfied with all environmental matters;

(i)                                     Insurance Certificates.  The Administrative Agent shall have received insurance certificates in form and substance reasonably satisfactory to the Administrative Agent, from the Borrower’s insurance carriers reflecting the current insurance policies required under Section 7.6 (such insurance will be primary and not contributing) including any necessary endorsements to reflect the Administrative Agent as loss payee for the ratable benefit of the Lenders, with the right to receive at least 30 days prior notice of cancellation of any such policy;

(j)                                     Other Documents.  The Administrative Agent shall have received such other approvals, opinions, documents or materials as the Administrative Agent or any Lender may request, including those in connection with the Specified Acquisitions;

(k)                                  Opinions of Counsel.  The Administrative Agent shall have received the executed legal opinion of (i)  Bracewell & Giuliani LLP, (ii) Davis Graham & Stubbs LLP and (iii) Downey Brand LLP, in each case as the Administrative Agent may require in form and substance satisfactory to the Administrative Agent.

(l)                                     Initial Reserve Report and Financial Statements.  The Administrative Agent shall have received the Initial Reserve Report, the Audited Financial Statements and the Pro Forma Balance Sheet, each in form and substance satisfactory to the Administrative Agent;

(m)                               Lien Searches.  The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions in which UCC financing statements or other filings or recordations should be made to evidence or perfect security interests in any assets of the Borrower or any Guarantor, and such search shall reveal no Liens on any of the Property of the Borrower or any Guarantor, except for Permitted Liens;

(n)                                 MMS Operational Matters.  The Administrative Agent shall have received evidence that the Borrower is qualified by the Minerals Management Service of the United States Department of Interior to operate its Hydrocarbon Interests comprised of leases covering submerged lands on the federal Outer Continental Shelf;

(o)                                 Filings, Registrations and Recordings.  Each document (including, without limitation, any UCC financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Collateral Trustee, for the benefit of the Secured Parties, a second priority perfected Lien on the Sharing Collateral described in any Security Document to which the Borrower or any Guarantor is (or, upon consummation of a Specified Acquisition will be) a party, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall have been filed, registered or recorded or shall have been delivered to the Collateral Trustee in proper form for filing, registration or recordation;

(p)                                 Approvals.  All government and third party approvals (including any consents) necessary in connection with the continuing operations of the Borrower and its Subsidiaries and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby;

(q)                                 Solvency.  A certificate from a Responsible Officer of the Borrower certifying that, on a consolidated basis, as of the Closing Date, and after giving effect to the transactions contemplated hereby, including the consummation of the Specified Acquisitions, the Borrower and its Subsidiaries are and will be Solvent;

(r)                                    Pledged Stock; Stock Powers; Acknowledgment and Consent; Pledged Notes.  The First Lien Credit Agent, on behalf of itself, for the benefit of the First Lien Secured Parties, and as agent and bailee for the Collateral Trustee, for the benefit of the Secured Parties, shall have received (i) the certificates representing the shares of Capital Stock of the Borrower’s Subsidiaries pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (ii) each promissory note pledged by the Borrower and the Guarantors pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to the First Lien Credit Agent) by the pledgor thereof;

(s)                                  Notice of Borrowing.  The Administrative Agent shall have received a Notice of Borrowing with respect to the Credit Extensions hereunder contemplated by Section 2.1;

(t)                                    No Existing Default.  No Default or Event of Default shall exist under the Existing Term Loan Agreement;

(u)                                 No Event or Condition of Material Adverse Effect.  No event or condition having a Material Adverse Effect shall have occurred since December 31, 2006; and

(v)                                 Mortgaged Properties.  The Administrative Agent shall be satisfied that the Loan Parties have granted to the Collateral Trustee, for the benefit of the Secured Parties, at such time, fully perfected Liens on Oil and Gas Properties that are Mortgaged Properties, subject only to Permitted Liens, sufficient to cause the Mortgaged Properties to include 85% of the PV 10 Value of the Loan Parties’ Oil and Gas Properties.

5.2                                 Conditions Deemed Fulfilled.  The Loan Parties shall be deemed to have made a representation and warranty as of the Closing Date that the conditions specified in Section 5.1 have been fulfilled (provided that the Loan Parties shall be entitled to assume, as to any condition which indicates it must be completed on terms satisfactory to the Administrative Agent (or similar terms), that such condition has been fulfilled upon the Additional Loans being made available to the Borrower as contemplated by Section 2.1(c)).  Additionally, each notice pursuant to Section 2.12 submitted by the borrower hereunder shall constitute a representation and warranty by the Borrower, as of the date of each such notice and as of the Increased Amount Date that the conditions in Section 5.1 will have been satisfied as of the Interest Amount Date (with any reference to “Closing Date” being deemed to refer instead to the Increased Amount Date).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

To induce the Lenders and the Administrative Agent to enter into this Agreement, the Borrower and each Guarantor represents and warrants to each such Person, on and as of the date hereof and the Closing Date:

6.1                                 Organization, Existence and Power.  The Borrower and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation; (b) has the power and authority and all material governmental licenses, authorizations, consents and approvals to own its assets, carry on its business as now conducted and as proposed to be conducted and to execute, deliver, and perform its obligations hereunder; (c) is duly qualified as a foreign corporation, limited partnership or limited liability company and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license, except where failure to do so would not reasonably be expected to have a Material Adverse Effect; and (d) is in compliance in all material respects with all Requirements of Law.

6.2                                 Authorization; No Contravention.  The execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the borrowing of Loans hereunder (a) have been duly authorized by all requisite corporate and, if required, member action and (b) will not (i) violate in any material respect (A) any provision of any material law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any Subsidiary, (B)  any material order of any Governmental Authority or (C) any provision of any material indenture, agreement or other instrument to which the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under, any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Subsidiary (other than any Lien permitted by Section 8.1).

6.3                                 Governmental Authorization.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary in connection with the execution, delivery or performance by, or enforcement against, the Borrower or any of its Subsidiaries of this Agreement or any other Transaction Document to which it is a party, filings necessary to obtain and maintain perfection of Liens; routine filings related to the Borrower and the operation of its business; and such filings as may be necessary in connection with the Lenders’ exercise of remedies hereunder.

6.4                                 Binding Effect.  This Agreement and each other Loan Document to which any Loan Party is a party constitute the legal, valid and binding obligations of such Loan Party to the extent it is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

6.5                                 Litigation.  Unless specifically disclosed in Schedule 6.5 attached hereto, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of any Loan Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Borrower or any of its Subsidiaries or any of their respective Properties which (i) purport to affect or pertain to this Agreement, or any of the transactions contemplated hereby; or (ii) if determined adversely to the Borrower or any of its Subsidiaries, would reasonably be expected to have a Material Adverse Effect.  No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

6.6                                 No Default.  No Default or Event of Default exists or would be reasonably expected to result from the incurring of any Obligations by the Borrower.  No “Default” or “Event of Default” (as those terms are defined in the First Lien Credit Agreement, the Existing Term Loan Agreement or the Senior Notes Indenture) exists under the First Lien Credit Agreement, the Existing Term Loan Agreement or the Senior Notes Indenture, respectively.

Neither the Borrower nor any Subsidiary is in default under or with respect to any other Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

6.7                                 ERISA Compliance.  Except as specifically disclosed in Schedule 6.7:

(a)                                  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law.  Each Plan that is intended to be qualified under Code Section 401(a) is either (i) a prototype plan entitled to rely on the opinion letter issued by the IRS as to the qualified status of such plan under Section 401 of the Code to the extent provided in Revenue Procedure 2005-16, or (ii) the recipient of a determination letter from the IRS to the effect that such Plan is qualified, and the plans and trusts related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code.  To the best knowledge of the Loan Parties, nothing has occurred which would cause the loss of such qualification.  The Borrower, each of its Subsidiaries and each ERISA Affiliate have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)                                 There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or would reasonably be expected to result in a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                                  (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) none of the Borrower, any of its Subsidiaries nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

6.8                                 Use of Proceeds; Margin Regulations.  The proceeds of the Loans are or were used (as applicable) solely for the purposes set forth in and permitted by Section 7.13.  Neither the Borrower nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

6.9                                 Title to Properties.  The Borrower and each Subsidiary have good and marketable title to the Mortgaged Properties subject only to Permitted Liens, and, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, have good and marketable title to, or valid leasehold interests in, all other

Property necessary or used in the ordinary conduct of their respective businesses.  The Mortgaged Properties of the Borrower and its Subsidiaries are subject to no Liens, other than Permitted Liens.

6.10                           Oil and Gas Reserves.  The Borrower and each Subsidiary is and will hereafter be, in all material respects, the owner of the Oil and Gas that it purports to own from time to time in and under its Oil and Gas Properties, together with the right to produce the same.  The Oil and Gas Properties are not subject to any Lien other than Permitted Liens.  All Oil and Gas has been and will hereafter be produced, sold and delivered by the Borrower and its Subsidiaries in accordance in all material respects with all applicable laws and regulations of every Governmental Authority; each of the Borrower and its Subsidiaries has complied in all material respects and will hereafter use commercially reasonable efforts to comply with all material terms of each oil, gas and mineral lease comprising its Oil and Gas Properties; and all such material oil, gas and mineral leases under which the Borrower or a Subsidiary is a lessee or co-lessee have been and will hereafter be maintained in full force and effect; provided, that nothing in this Section 6.10 shall prevent the Borrower or its Subsidiaries from abandoning any well or forfeiting, surrendering or releasing any lease in the ordinary course of business which is not materially disadvantageous in any way to the Lenders and which, in the opinion of the Loan Parties, is in its best interest, and following which the Borrower and its Subsidiaries are and will hereafter be in compliance with all obligations hereunder and the other Loan Documents.  To the best of the knowledge of the Loan Parties, all of the Hydrocarbon Interests comprising its Oil and Gas Properties are and will hereafter be enforceable in all material respects in accordance with their terms, except as such may be modified by applicable bankruptcy law or an order of a court in equity.

6.11                           Reserve Report.  The Borrower has heretofore delivered to the Administrative Agent a true and complete copy of a report, dated effective as of January 1, 2007, prepared by Netherland Sewell & Associates, Inc. (the “Initial Reserve Report”) covering certain of the Borrower’s Oil and Gas Properties located in or offshore California relating to an evaluation of the Oil and Gas attributable to certain of the Mortgaged Properties described therein.  To the best knowledge of the Loan Parties, (i) the assumptions stated or used in the preparation of any Reserve Report are reasonable, (ii) all information furnished by the Loan Parties to the Independent Engineer for use in the preparation of any Reserve Report was accurate in all material respects, (iii) there has been no material adverse change in the amount of the estimated Oil and Gas reserves shown in any Reserve Report since the date thereof, except for changes which have occurred as a result of production in the ordinary course of business, and (iv) each Reserve Report does not, in any case, omit any material statement or information necessary to cause the same not to be misleading to the Lenders.

6.12                           Gas Imbalances.  Except as disclosed on Schedule 6.12, there are no gas imbalances, take or pay or other prepayments with respect to any of the Oil and Gas Properties in excess of $400,000 in the aggregate which would require the Borrower or its Subsidiaries to deliver Oil and Gas produced from any of the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

6.13                           Taxes.  The Borrower and its Subsidiaries have filed all federal Tax returns and reports required to be filed, and have paid all federal Taxes, assessments, fees and other governmental charges levied or imposed upon them or their Properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP.  The Borrower and its Subsidiaries have filed all state and other non-federal Tax returns and reports required to be filed, and have paid all state and other non-federal Taxes, assessments, fees and other governmental charges levied or imposed upon them or their Properties, income or assets prior to delinquency thereof, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP.  To the Loan Parties’ knowledge, there is no proposed Tax assessment against the Borrower or any Subsidiary that would, if made, reasonably be expected to have a Material Adverse Effect.

6.14                           Financial Statements and Condition.

(a)                                  The Audited Financial Statements and the Borrower’s audited consolidated financial statements as of and for the year ended December 31, 2006 (i) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the consolidated financial condition of the Borrower and its Restricted Subsidiaries, as of the dates thereof and results of operations for the periods covered thereby; and (iii) except as specifically disclosed therein or on Schedule 6.14(a), neither the Borrower nor its Restricted Subsidiaries have any material Indebtedness or other material liabilities direct or contingent, as of the Closing Date, including liabilities for Taxes, material commitments or Contingent Obligations.

(b)                                 The unaudited pro forma consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of December 31, 2006 (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date or the beginning of such period) to (i)  the extensions of credit to be made under this Agreement and (ii) the payment of fees and expenses in connection with the foregoing.  The Pro Forma Balance Sheet has been prepared based on assumptions that the Loan Parties believe are reasonable as of the date hereof and as of the Closing Date, and present fairly on a pro forma basis the estimated financial position and results of operations of the Borrower and its Restricted Subsidiaries on a consolidated basis as at December 31, 2006 and for the year then ended, assuming that the events specified in the preceding sentence had actually occurred at such date or at the beginning of such period.

(c)                                  During the period from December 31, 2006 to and including the Closing Date there has been no Disposition by the Borrower or any Subsidiaries of any material part of its business or Property, other than Dispositions permitted by Sections 8.2(a), (b), (c), (d), (e) and (f).

(d)                                 Since December 31, 2006 through the Closing Date, there has been no Material Adverse Effect.

6.15                           Environmental Matters.  Each of the Borrower and its Subsidiaries conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing

Environmental Claims on its business, operations and Properties, and such Properties which it is acquiring or planning to acquire and as a result thereof the Loan Parties have reasonably concluded that, unless specifically disclosed in Schedule 6.15, such Environmental Laws and Environmental Claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.16                           Regulated Entities.  None of the Borrower, any Subsidiary, any Person controlling the Borrower or any Subsidiary, is an “investment company” within the meaning of the Investment Company Act of 1940.  None of the Borrower, any Subsidiary or any Person controlling the Borrower or any Subsidiary, is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute or regulation limiting its ability to incur Indebtedness.

6.17                           No Burdensome Restrictions.  Except as set forth on Schedule 6.17, neither the Borrower nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which would reasonably be expected to have a Material Adverse Effect.

6.18                           Copyrights, Patents, Trademarks and Licenses, etc.  The Borrower and each Subsidiary own or are licensed or otherwise have the right to use all of the material patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without material conflict with the rights of any other Person.  To the best knowledge of the Loan Parties, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person.  Except as specifically disclosed in Schedule 6.5, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Loan Parties, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Loan Parties, proposed, which, in either case, would reasonably be expected to have a Material Adverse Effect.

6.19                           Subsidiaries.  As of the date hereof and as of the Closing Date, the Borrower has no Subsidiary other than those specifically disclosed in part (a) of Schedule 6.19 hereto and has no material equity investments in any other Person other than those specifically disclosed in part (b) of Schedule 6.19.

6.20                           Insurance.  The Properties of the Borrower and each Subsidiary are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrower or any of its Subsidiaries, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where the Borrower or such Subsidiary operates.  Such insurance is primary and not contributing.

6.21                           Full Disclosure.  None of the representations or warranties made by the any Loan Party in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, written statement or certificate furnished by or on behalf of any Loan Party in connection with the Loan Documents, taken as whole, contains any untrue statement of a material fact known to any Loan Party or omits any material fact known to any Loan Party required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.  Each of the representations and warranties in the Security Agreement (as supplemented by the Schedules set forth in Exhibit K hereto), the Mortgages, the Guaranty or the Collateral Trust Agreement is true and correct on and as of the Closing Date as though made on and as of the Closing Date.

6.22                           Solvency.  The Borrower and its Subsidiaries, taken as a whole are, and each Loan Party, individually, are, and after giving effect to the Specified Acquisitions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith, and all rights of contribution of such Person against other Loan Parties under the Guaranty, at law, in equity or otherwise, will be and will continue to be, Solvent.

6.23                           Labor Matters.  Except to the extent such matters do not to constitute a Material Adverse Effect, (a) no actual or threatened strikes, labor disputes, slowdowns, walkouts, work stoppages, or other concerted interruptions of operations that involve any employees employed at any time in connection with the business activities or operations at the Property of the Borrower or any Subsidiary exist, (b) hours worked by and payment made to the employees of the Borrower have not been in violation of the Fair Labor Standards Act or any other applicable laws pertaining to labor matters, (c) all payments due from the Borrower or any Subsidiary for employee health and welfare insurance, including, without limitation, workers compensation insurance, have been paid or accrued as a liability on its books, and (d) except as set forth in Item 3 of Schedule 6.5, the business activities and operations of the Borrower and each Subsidiary are in compliance with the Occupational Safety and Health Act and other applicable health and safety laws.

6.24                           Downstream Contracts.  The Borrower’s and its Subsidiaries’ marketing, gathering, transportation, processing and treating facilities and equipment, together with any marketing, gathering, transportation, processing and treating contracts in effect among, inter alia, Company and any other Person, are, except as set forth on Schedule 6.24, sufficient to market, gather, transport, process or treat, as applicable, reasonably anticipated volumes of production of Oil and Gas from the Borrower’s and its Subsidiaries’ Oil and Gas Properties.  Any such contracts with Affiliates are disclosed on Schedule 6.24 hereto.

6.25                           Derivative Contracts.  Neither the Borrower nor any Subsidiary is party to any Derivative Contract other than (a) as of the Closing Date, the Existing Derivative Contracts or (b) after the Closing Date, Derivative Contracts permitted by Sections 7.15 or 8.10.

6.26                           Ellwood Subsidiary.  Ellwood (a) has not engaged in any business other than the ownership and operation of common carrier crude oil pipelines and (b) as a result of Requirements of Law in effect as of the Closing Date is prevented from duly executing and delivering to the Administrative Agent and the Lenders a Guaranty (or a joinder thereto) or the Security Agreement (or a joinder thereto).

6.27                           Senior Notes Indenture.  The Obligations incurred in connection with the Loan Documents, after giving effect to the transactions and extensions of credit contemplated hereby, including the Specified Acquisitions (if any), (a) constitute “Senior Debt,” as defined in the Senior Notes Indenture and (b) constitutes Indebtedness (as defined in the Senior Notes Indenture) that is permitted to be incurred under the Indenture pursuant to Section 3.3(a) of the Senior Notes Indenture.  The Senior Notes and the Senior Note Subsidiary Guarantees are secured by the Liens granted under the Security Documents on an “equal and ratable” basis with the Liens securing the Obligations.

6.28                           Existing Indebtedness.  Other than Permitted Indebtedness, after giving effect to the transactions contemplated hereby, including the Specified Acquisitions (if any), no Loan Party has any Indebtedness or Disqualified Stock outstanding.

6.29                           Specified Acquisition Documents.  The documents listed on Schedule 6.29 constitute all of the material agreements, instruments and undertakings with respect to the Specified Acquisitions to which the Borrower or any of its Subsidiaries is bound or by which such Person or any of its property or assets is bound or affected.

6.30                           Security Documents.

(a)                                  The Security Agreement is effective to create in favor of the Collateral Trustee, for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein and proceeds and products thereof, to secure the Sharing Obligations (including the Obligations).  In the case of the Pledged Stock described in the Security Agreement, when any stock certificates representing such Pledged Stock are delivered to the First Lien Credit Agent, as agent and bailee for the Collateral Trustee, and in the case of the other Collateral described in the Security Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 6.30(a)-1 (which financing statements may be filed by the Collateral Trustee) at any time and such other filings as are specified on Schedule 3 to the Security Agreement have been completed (all of which filings may be filed by the Collateral Trustee) at any time, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds and products thereof, as security for the Sharing Obligations, in each case prior and superior in right to any other Person (except Permitted Liens).  Schedule 6.30(a)-2 lists each UCC financing statement that (i) names any Loan Party as debtor and (ii) remains on file on the Closing Date.

(b)                                 Each of the Mortgages is effective to create in favor of the Collateral Trustee, for the benefit of the Secured Parties, a legal, valid, binding and enforceable Lien on the Mortgaged Properties described therein and proceeds and products thereof, to secure the Sharing Obligations (including the Obligations); and when the Mortgage Amendments are filed in the offices specified on Schedule 6.30(b) (in the case of Mortgage Amendments to be executed and delivered on the Closing Date or on the closing date of any Specified Acquisition (as applicable)) or in the recording office designated by the Borrower (in the case of any Mortgage to be executed and delivered pursuant to Section 7.14(b)), each Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties described therein and the proceeds and products thereof, as security for the Sharing Obligations, in each case prior and superior in right to any other Person (other than Persons holding Liens or other encumbrances or rights permitted by the relevant Mortgage);

(c)                                  Notwithstanding that the aggregate principal amount of the Loans hereunder exceeds the aggregate principal amount of “Loans” under the Existing Term Loan Agreement and any other changes from the Existing Term Loan Agreement reflected herein, from and after the Effective Date:

(i)                                     this Agreement replaces or refinances the Existing Term Loan Agreement and constitutes the “Credit Agreement” (as defined in each of the Security Agreement, the Mortgages and the Guaranty) and the “Secured Lien Term Loan Agreement” (as defined in the Collateral Trust Agreement);

(ii)                                  the Obligations constitute the “Secured Lien Term Loan Obligations” (as defined in the Collateral Trust Agreement); and

(iii)                               the Administrative Agent constitutes the “Second Lien Term Loan Agent” (as defined in the Collateral Trust Agreement) and the “Administrative Agent” (as defined in the Security Agreement and the Guaranty) and the “Collateral Trustee” (as defined in the Mortgages).

ARTICLE VII

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees with each Lender that so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied unless the Required Lenders consent in writing, each Loan Party shall, and shall cause each of its Restricted Subsidiaries to:

7.1                                 Financial Statements.  Maintain for itself and the Restricted Subsidiaries, on a consolidated basis, a system of accounting established and administered in accordance with GAAP and deliver to the Administrative Agent who will make available to each Lender:

(a)                                  as soon as available, not later than 90 days after the end of each fiscal year, a copy of the annual audited consolidated balance sheet of the Borrower and the Restricted Subsidiaries as at the end of such year, and the related consolidated statements of operations and retained earnings, comprehensive income and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year; the Borrower’s financial statements shall be accompanied by the unqualified opinion (or, if qualified, of a non-material nature (e.g. FASB changes of accounting principles) or nothing indicative of going concern or material misrepresentation nature) and a copy of the management letter of Deloitte & Touche LLP or other nationally recognized independent public accounting firm acceptable to the Administrative Agent (the

“Independent Auditor”), which report shall state that such consolidated financial statements present fairly in all material respects the consolidated financial position of the Borrower and the Restricted Subsidiaries at the end of such periods and the results of their operations and their cash flows for the periods indicated in conformity with GAAP; and

(b)                                 as soon as available, but not later than 60 days after the close of each of the first three quarterly periods, a copy of the unaudited consolidated balance sheet of the Borrower as of the end of such quarter and the related consolidated statements of operations and retained earnings, comprehensive income and cash flows for the period commencing on the first day and ending on the last day of such period, setting forth in each case in comprehensive form the figures for the comparable period in the previous fiscal year and certified by a Responsible Officer as fairly presenting in all material respects, in accordance with GAAP (subject to normal and recurring year-end audit adjustments), the consolidated financial position of the Borrower and the Restricted Subsidiaries at the end of such periods and the results of their operations and their cash flows.

7.2                                 Certificates; Other Production and Reserve Information.  In the case of the Borrower, furnish to the Administrative Agent, who will make available to each Lender:

(a)                                  as soon as available, but not later than 60 days after the close of each quarter, a Quarterly Status Report in a form reasonably acceptable to the Administrative Agent, as of the last day of the immediately preceding quarter;

(b)                                 concurrently with the delivery of the financial statements referred to in Sections 7.1(a) and (b), a Compliance Certificate of a Responsible Officer of the Borrower (i) certifying that no Event of Default or Default has occurred or, if an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) setting forth a true and complete list as of the last day of the most recently completed fiscal quarter of all Hedging Agreements of the Borrower and the Restricted Subsidiaries, the material terms thereof (including the type, term, effective date, termination date, notional amounts or volumes and the percentage of the Projected Oil and Gas Production subject to such Hedging Agreements), the net mark-to-market value thereof, any new credit support agreements relating thereto not previously disclosed in writing to the Administrative Agent, any margin required or supplied under any credit support agreement and the counterparty to each such Hedging Agreement and (iii) in the case of a certificate delivered with the financial statements required by Section 7.1(a) above, setting forth the Borrower’s calculation of VPP Net Revenue;

(c)                                  on or before (i) April 1, effective as of January 1, of each year during the term of this Agreement, a Reserve Report prepared by Ryder Scott Co. L.P., Netherland Sewell & Associates, Inc., DeGolyer and MacNaughton or other independent petroleum engineer acceptable to the Administrative Agent (the “Independent Engineer”) and (ii) October 1, effective as of July 1, of each year during the term of this Agreement, a Reserve Report prepared by the Borrower in substantially the same form as the January 1

Reserve Report and certified by a Responsible Officer as true and correct in all material respects; and (iii) the day that is 90 days after the Required Lenders request a Reserve Report, effective as of the date on which the Administrative Agent requests such report, a Reserve Report prepared by the Borrower in substantially the same form as the January 1 Reserve Report and certified by a Responsible Officer as true and correct in all material respects, in each case in form and substance reasonably acceptable to the Administrative Agent;

(d)                                 promptly upon the request of the Administrative Agent, at the request of any Lender, such copies of all geological, engineering and related data contained in the Borrower’s files or readily accessible to the Borrower relating to its and its Subsidiaries’ Oil and Gas Properties as may reasonably be requested;

(e)                                  on request by the Administrative Agent, based upon the Administrative Agent’s or the Required Lenders’ good faith belief that the Borrower’s or its Subsidiaries’ title to the Mortgaged Properties or the Administrative Agent’s Lien thereon is subject to claims of third parties, or if required by regulations to which the Administrative Agent or any of the Lenders is subject, title and mortgage Lien evidence satisfactory to the Administrative Agent covering such Mortgaged Property as may be designated by the Administrative Agent, covering the Borrower’s or its Subsidiaries’ title thereto and evidencing that the Obligations are secured by Liens and security interests as provided in this Agreement and the Security Documents;

(f)                                    promptly upon its completion in each fiscal year of the Borrower commencing with the 2008 fiscal year through and including the 2013 fiscal year, and not later than the date on which year-end financial information is delivered to the Administrative Agent pursuant to Section 7.1(a), a copy of the annual budget of the Borrower and its Subsidiaries on a consolidated basis for such fiscal year, projecting total Oil and Gas revenue, total revenue, total operating costs and expenses, Consolidated Net Income, Consolidated Interest Expense, Consolidated EBITDA and total capital expenditures, by fiscal quarter;

(g)                                 simultaneously with transmission thereof, such notices, certificates, documents and information (other than interest rate elections relating to the selection of the LIBO Rate (as defined in the First Lien Credit Agreement) and routine correspondence and other communications) as any Loan Party may furnish the Indenture Trustee or any holders of Senior Notes, the First Lien Credit Agent or any First Lien Credit Lender;

(h)                                 no later than five Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification in respect of any First Lien Credit Document or Senior Note Debt Document, or any agreements, instruments or other documents in respect of the termination, replacement or refinancing thereof; and

(i)                                     promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary as the Administrative Agent, at the request of any Lender, may from time to time reasonably request.

7.3                                 Notices.  Promptly notify the Administrative Agent and each Lender in writing:

(a)                                  of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that would reasonably be expected to become a Default or Event of Default;

(b)                                 of any matter that has resulted or may reasonably be expected to result in a Material Adverse Effect, including (i) material breach or non performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary or any allegation thereof; (ii) any material dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any material litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)                                  of any material change in accounting policies or financial reporting practices by the Borrower or any of its consolidated Subsidiaries;

(d)                                 of the formation or acquisition of any Subsidiary;

(e)                                  of any new plugging bond or performance bond issued for the account of the Borrower or any of its Subsidiaries if the uninsured portion of the obligation underlying such bond is greater than or equal to $6,000,000; and

(f)                                    any proposed amendment, supplement, waiver or other modification to, or in respect of, or the proposed termination, replacement or refinancing of, any of the First Lien Credit Documents or Senior Note Debt Documents.

Each notice under this Section 7.3 shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Borrower or any affected Subsidiary proposes to take with respect thereto and at what time.  Each notice under Section 7.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.

7.4                                 Preservation of Company Existence, Etc.

(a)                                  Preserve and maintain in full force and effect its legal existence, and maintain its good standing under the laws of its state or jurisdiction of formation except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;

(b)                                 Preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;

(c)                                  Use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and

(d)                                 Preserve or renew all of its registered patents, trademarks, trade names and service marks, the non preservation of which would reasonably be expected to have a Material Adverse Effect.

7.5                                 Maintenance of Property.  Maintain and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and to use the standard of care typical in the industry in the operation and maintenance of its facilities except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, that nothing in this Section 7.5 shall prevent the Borrower or any of its Subsidiaries from abandoning any well or forfeiting, surrendering or releasing any lease in the ordinary course of business which is not materially disadvantageous in any way to the Lenders and which, in its opinion, is in the best interest of the Borrower, and following which the Borrower and each of its Subsidiaries is and will hereafter be in compliance with all obligations hereunder and the other Loan Documents.

7.6                                 Insurance.  Maintain, with financially sound and reputable independent insurers, insurance with respect to its Properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.  Such insurance will be primary and not contributing.

7.7                                 Payment of Obligations.  Unless being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary, pay and discharge prior to delinquency, all their respective obligations and liabilities, including:  (a) all Tax liabilities, assessments and governmental charges or levies upon it or its Properties or assets; (b) all lawful claims which, if unpaid, would by law become a Lien upon its Property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness; except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

7.8                                 Compliance with Laws.  Comply in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), including with respect to the transactions contemplated by any Specified Acquisition, except (a) such as may be contested in good faith or as to which a bona fide dispute may exist or (b) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

7.9                                 Compliance with ERISA.  (a) Maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

7.10                           Inspection of Property and Books and Records.  Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and such Subsidiaries.  The Borrower and each Guarantor shall, and shall cause each of its respective Subsidiaries to, permit representatives and independent contractors of the Administrative Agent or any Lender to visit and inspect any of their respective Properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective managers, directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, when an Event of Default exists the Administrative Agent or any Lender may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

7.11                           Environmental Laws.  Conduct its respective operations and keep and maintain their respective Properties in compliance with all Environmental Laws, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

7.12                           New Subsidiary Guarantors.  (a) Cause each Restricted Subsidiary with total assets with a book value or fair market value of $100,000 or more (other than a Partially Owned Operating Company and Ellwood (if and so long as Ellwood constitutes a crude oil common carrier prohibited from guarantying an affiliate shipper’s debt)) to execute and deliver the Guaranty (or a joinder thereto) to the Administrative Agent and the Security Agreement to the Collateral Trustee on the date such Restricted Subsidiary is acquired or formed or first has assets of at least such amount or otherwise first is so obligated to execute and deliver the Guaranty, (b) pledge to the Collateral Trustee for the benefit of the Secured Parties all of the outstanding Capital Stock thereof pursuant to a Security Document satisfactory to the Administrative Agent, to be held by the First Lien Credit Agent on behalf of itself, for the benefit of the First Lien Secured Parties, and the Collateral Trustee, for the benefit of the Secured Parties, and (c) cause such Restricted Subsidiary to execute and deliver such Security Documents as may be required pursuant to Sections 4.2, 4.5(a) or 7.14(b).  Upon the execution and delivery by any Restricted Subsidiary of a Guaranty, Restricted Subsidiary shall automatically and immediately, and without any further action on the part of any Person, (i) become a Guarantor for all purposes of this Agreement and (ii) be deemed to have made the representations and warranties, as applied to and including such new Restricted Subsidiary from and after such time, set forth in this Agreement.

7.13                           Use of Proceeds.  Use, or cause to be used, the proceeds of the Loans only for the following purposes: (i) to repay the loans outstanding under the Existing Term Loan Agreement; (ii) to repay First Lien Obligations; (iii) to the extent that a Specified Acquisition has not been consummated prior to the Closing Date, to pay the purchase price for such Specified Acquisition

(not to exceed $115,000,000 in the aggregate for both Specified Acquisitions); (iv) to pay the fees and expenses incurred in connection with the transactions contemplated hereunder and in connection with consummation of the Specified Acquisitions (not to exceed $10,000,000 in the aggregate); and (v)  for working capital and other general corporate purposes.

7.14                           Further Assurances.

(a)                                  Cause each of the Restricted Subsidiaries to, promptly (and in no event later than 20 days after becoming aware of the need therefor) cure any defects in the creation and issuance of the Notes and the execution and delivery of this Agreement, the Security Documents or any other instruments referred to or mentioned herein or therein; and at the Borrower’s expense, promptly (and in no event later than 20 days after becoming aware of the need therefor) do all acts and things, and will execute and file or record, all instruments reasonably requested by the Administrative Agent, to establish, perfect, maintain and continue the perfected security interest of the Lenders in or the Lien of the Lenders on the Mortgaged Properties.

(b)                                 (i) Promptly (and in no event later than 10 Business Days after the need arises) execute and cause each Restricted Subsidiary to execute such additional Security Documents in form and substance satisfactory to Administrative Agent, granting to the Collateral Trustee, for the benefit of the Secured Parties, fully perfected Liens on Oil and Gas Properties that are not then part of the Mortgaged Properties, subject only to the Liens securing the Collateral in respect of the First Lien Credit Documents (the “First Liens”) and other Permitted Liens, sufficient to cause the Mortgaged Properties to include at all times 85% of the PV 10 Value of the Loan Parties’ Oil and Gas Properties, in each case as set forth in the most recent Reserve Report; (ii) furnish to the Administrative Agent title due diligence in form and substance satisfactory to the Administrative Agent and will furnish all other documents and information relating to such Mortgaged Properties as the Administrative Agent may reasonably request; (iii) pay the costs and expenses of all filings and recordings and all searches deemed necessary by the Administrative Agent to establish and determine the validity and the priority of the Liens created or intended to be created by the Security Documents; and (iv) satisfy all other claims and charges which in the reasonable opinion of the Administrative Agent might prejudice, impair or otherwise affect any of the Mortgaged Properties or the Lien thereon of the Collateral Trustee, for the benefit of the Secured Parties.

(c)                                  With respect to any Property acquired after the Closing Date by the Borrower or any of its Subsidiaries as to which the Collateral Trustee, for the benefit of the Secured Parties, does not otherwise have fully perfected Liens subject only to the First Liens, promptly (and in no event later than 20 days after becoming aware of the need therefor) take all actions necessary or advisable to grant to the Collateral Trustee, for the benefit of the Secured Parties, fully perfected security interest subject only to the First Liens and other Permitted Liens in such Property, including without limitation, the filing of UCC financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be requested by the Administrative Agent.

7.15                           Hedging Program.  Enter into and maintain at all times after the Closing Date during the relevant period, Derivative Contracts for the purpose of hedging prices on the Oil and Gas thereafter expected to be produced by the Borrower or any of its Restricted Subsidiaries, which contracts shall (a) at all times through the third anniversary of the Closing Date cover not less than 70% of the Borrower’s and its Subsidiaries’ aggregate Projected Oil and Gas Production anticipated to be sold in the ordinary course of such Persons’ business during such three-year period, (b) thereafter, roll forward on a annual basis in order to cover not less than 50% of the Borrower’s and its Subsidiaries’ aggregated Projected Oil and Gas Production anticipated to be sold in the ordinary course of such Person’s business during the ensuing four fiscal quarters and (c) otherwise be in form and substance reasonably acceptable to the Administrative Agent.  As used in this Agreement, the term “Projected Oil and Gas Production” means the projected production of oil or gas (measured by volume unit or BTU equivalent, not sales price) for the term of the contracts from Oil and Gas Properties and interests owned by the Borrower and its Subsidiaries which have attributable to them Proved Developed Producing Reserves, as such production is projected in the most recent Reserve Report delivered pursuant to Section 7.2(c), after deducting projected production from any Oil and Gas Properties sold or under contract for sale that had been included in such report and after adding projected production from any Oil and Gas Properties or Hydrocarbon Interests that had not been reflected in such report but that are reflected in a separate or supplemental reports prepared on the same basis as the reports delivered pursuant to Section 7.2(c) above and otherwise are satisfactory to the Administrative Agent.

ARTICLE VIII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied:

8.1                                 Liens.  The Borrower and each Guarantor shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following:

(a)                                  (i) any Lien existing on Property of the Borrower or any Restricted Subsidiary as of the Closing Date as set forth in Schedule 8.1 securing Indebtedness (other than the First Lien Obligations and the Senior Notes) outstanding on the Closing Date (and any refinancings thereof permitted under Section 8.5);

(b)                                 any Lien created under any Loan Document;

(c)                                  Liens for Taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non payment thereof is permitted by Section 7.7;

(d)                                 carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business (whether by law or by contract) which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto;

(e)                                  Liens consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(f)                                    easements, rights of way, restrictions, defects or other exceptions to title and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, are not incurred to secure Indebtedness, and which do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the businesses of the Borrower, the Guarantors and their respective Restricted Subsidiaries;

(g)                                 Liens on the Property of the Borrower, any Guarantor or any Restricted Subsidiary of such Person securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money) or statutory obligations, (ii) Contingent Obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business;

(h)                                 Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution or under any deposit account agreement entered into in the ordinary course of business; provided, that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower, (ii) the Borrower (or applicable Restricted Subsidiary) maintains (subject to such right of set off) dominion and control over such account(s), and (iii) such deposit account is not intended by the Borrower, any Guarantor or any Restricted Subsidiary to provide cash collateral to the depository institution;

(i)                                     Oil and Gas Liens to secure obligations which are not delinquent and which do not in any case materially detract from the value of the Oil and Gas Property subject thereto;

(j)                                     Liens on the Collateral securing the First Lien Obligations; provided, that such Liens are subject to the Intercreditor Agreement;

(k)                                  Liens arising out of judgments or awards that do not constitute an Event of Default under clause (i) of Article IX;

(l)                                     Liens not otherwise permitted pursuant to this Section 8.1 securing Permitted Indebtedness to the extent that the aggregate principal amount of the obligations of the Loan Parties secured thereby does not exceed $5,000,000 at any one time outstanding; and

(m)                               Liens on the Hastings Properties to secure the Borrower’s obligations under the Denbury Option Agreement.

8.2                                 Disposition of Assets.  The Borrower and each Guarantor shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, Dispose of any Property (including accounts and notes receivable, with or without recourse) or permit any GP to effect any GP Equity Transfer or enter into any agreement to do any of the foregoing, except:

(a)                                  the sale of inventory (including Oil and Gas sold as produced) which is sold in the ordinary course of business on ordinary trade terms; provided that no contract for the sale of Oil and Gas shall obligate the Borrower or any of its Restricted Subsidiaries to deliver Oil and Gas at a future date without receiving full payment therefor within 90 days after delivery;

(b)                                 the sale or issuance of any Restricted Subsidiary’s Property or Capital Stock to Borrower or any other Wholly Owned Subsidiary that is a Guarantor;

(c)                                  Dispositions of claims against customers, working interest owners, other industry partners or any other Person in connection with workouts or bankruptcy, insolvency or other similar proceedings with respect thereto;

(d)                                 Dispositions of funds collected for the beneficial interest of, or of the interests owned by, royalty, overriding royalty or working interest owners;

(e)                                  Dispositions of obsolete, worn out or surplus equipment in the ordinary course of business;

(f)                                    Dispositions of accounts and notes receivable in the ordinary course of business consistent with past practices;

(g)                                 the Permitted Initial MLP Asset Transfer, any Permitted MLP Equity Transfer or any Permitted GP Equity Transfer; and

(h)                                 any Disposition of interests in Oil and Gas Properties, or of any Equity Interests in any Person holding Oil and Gas Properties (including without limitation, (i) any MLP Asset Transfer other than the Permitted Initial MLP Asset Transfer and (ii) any Denbury Asset Transfer, but excluding the Permitted Initial MLP Asset Transfer, any MLP Equity Transfer and any GP Equity Transfer) with respect to which the Permitted Transfer Conditions are satisfied.

8.3                                 Consolidations and Mergers.  The Borrower and each Guarantor shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, merge, consolidate with or into, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

(a)                                  any Guarantor may merge with the Borrower or any Wholly Owned Subsidiary that is a Guarantor; provided, that the Borrower shall be the continuing or surviving corporation in the case of a merger involving the Borrower;

(b)                                 any Restricted Subsidiary that is not a Specified Subsidiary may merge with the Borrower or a Wholly Owned Subsidiary that is a Restricted Subsidiary; provided, that in the case of a merger involving the Borrower or a Guarantor, the Borrower or such Guarantor shall be the continuing or surviving corporation;

(c)                                  any Guarantor or other Restricted Subsidiary may make Dispositions to the Borrower or another Wholly Owned Subsidiary that is a Guarantor and any Restricted Subsidiary that is not a Specified Subsidiary may make Dispositions to any other Restricted Subsidiary that is a Wholly Owned Subsidiary; and

(d)                                 any merger, consolidation or other Disposition of a Restricted Subsidiary the purpose and effect of which is to consummate a Disposition permitted under Section 8.2 that does not involve a merger, consolidation or Disposition of all or substantially all the assets of the Borrower, so long as, in each case, immediately before and after giving effect to such merger,  consolidation, or other Disposition, no Default or Event of Default has occurred or is continuing or would result therefrom.

8.4                                 Investments.  The Borrower and each Guarantor shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, make or commit to make any Investment, except for:

(a)                                  Investments in Cash Equivalents;

(b)                                 extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services (other than to any Unrestricted Subsidiary, Permitted MLP or Permitted GP) in the ordinary course of business;

(c)                                  Investments in any Restricted Subsidiary that is a Wholly Owned Subsidiary and a Guarantor;

(d)                                 Investments in Derivative Contracts permitted under Section 8.10;

(e)                                  Investments resulting from transactions specifically permitted under Section 8.3;

(f)                                    Investments with third parties (other than with any Unrestricted Subsidiary, Permitted MLP or Permitted GP) that are (i) customary in the oil and gas business, (ii) made in the ordinary course of the Borrower’s business, and (iii) made in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, joint venture agreements, development agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts and other similar agreements that do not, in any case, (x) constitute an investment in any state law partnership or other Person or (y) involve the Disposition of any Mortgaged Property covering Proved Reserves;

(g)                                 advances by the Borrower to any of its full-time employees for housing loans and for the payment of relocation expenses which do not exceed $2,000,000 at any time outstanding in the aggregate to all such employees;

(h)                                 acquisitions of Hydrocarbon Interests consisting of Proved Reserves and related assets;

(i)                                     provided that there shall not have occurred and be continuing a Default hereunder, nor would any Default or Event of Default result therefrom, Investments in Ellwood not to exceed an aggregate amount of $2,000,000 in any fiscal year;

(j)                                     the Specified Acquisitions;

(k)                                  solely to the extent resulting from the Permitted Initial MLP Asset Transfer, a Permitted GP Equity Transfer or a MLP Asset Transfer permitted under Section 8.2(h), Investments in any Permitted MLP, Permitted GP or Subsidiary of a Permitted MLP;

(l)                                     Permitted GP Maintenance Investments; and

(m)                               in addition to Investments otherwise expressly permitted by this Section 8.4, provided that there shall not have occurred and be continuing a Default or Event of Default, nor would any Default of Event of Default result therefrom, other Investments of the Loan Parties not to exceed $10,000,000 in the aggregate at any time outstanding.

For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, Permitted MLP or Permitted GP, all outstanding Investments by the Borrower and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Investments in an amount determined as set forth in the last sentence of the definition of “Investments”.  The Borrower shall not make any such designation unless (i) an Investment in such amount would be permitted at such time, whether pursuant to clauses (k) and (m) hereof or otherwise pursuant to this Section 8.4, and (ii) such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary, Permitted MLP or Permitted GP, as applicable.

8.5                                 Indebtedness.

(a)                                  The Borrower and each Guarantor shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume, suffer to exist, or otherwise become or remain liable with respect to, any Indebtedness, except (collectively, “Permitted Indebtedness”):

(i)                                     Indebtedness incurred pursuant to this Agreement (including as New Term Loans);

(ii)                                  Indebtedness incurred pursuant to the First Lien Credit Agreement;

(iii)                               Indebtedness consisting of Contingent Obligations permitted pursuant to Section 8.8;

(iv)                              Permitted Sub Debt;

(v)                                 Indebtedness represented by the Senior Notes and the Senior Notes Indenture, including any Permitted Senior Notes Refinancing Indebtedness, in an aggregate principal amount not to exceed $150,000,000;

(vi)                              Indebtedness represented by a Permitted Parent Note;

(vii)                           Indebtedness not to exceed at any time outstanding $5,000,000 in aggregate principal amount; and

(viii)                        in addition to the Indebtedness otherwise permitted under this Section 8.5(a), Permitted Unsecured Debt, provided the Interest Coverage Ratio for the four fiscal quarters for which financial statements have been delivered pursuant to Section 7.1 would have been at least 2.5 to 1.0, determined on a Pro Forma Basis.

(b)                                 The Borrower and each Guarantor shall not permit any MLP GP or general partner of a MLP GP to, directly or indirectly, create, incur, assume, suffer to exist, or otherwise become or remain liable with respect to, any Indebtedness other than Permitted GP Recourse Debt.

8.6                                 Transactions with Affiliates.  The Borrower and each Guarantor shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of any Loan Party, except in the ordinary course of business and upon fair and reasonable terms no less favorable to the Borrower or such Restricted Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Borrower or such Restricted Subsidiary.  The foregoing notwithstanding, Section 8.6 shall not apply to:

(a)                                  any MLP Asset Transfer, Permitted MLP Equity Transfer or Permitted GP Equity Transfer Permitted pursuant to Section 8.2;

(b)                                 any services agreement, operating agreement, omnibus agreement or similar agreement entered into with any Permitted MLP or Permitted GP for the purpose of providing routine services to such Permitted MLP or Permitted GP; provided any such agreement (i) is of a type and in a form customarily entered into by MLPs and (ii) is upon fair and reasonable terms no less favorable to the Borrower or such Restricted Subsidiary than would be obtained by a MLP in a comparable transaction with an Affiliate;

(c)                                  transactions between or among Loan Parties not involving any other Affiliate;

(d)                                 payments by the Borrower and the Restricted Subsidiaries to each other pursuant to any tax sharing agreements among the Borrower and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries; and

(e)                                  the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, managers, employees or consultants of the Borrower or any Restricted Subsidiary.

8.7                                 Margin Stock.  The Borrower and each Guarantor shall not, and shall not permit any of its respective Subsidiaries to, directly or indirectly, suffer or permit any Subsidiary to, use any portion of the proceeds of the Loans (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance Indebtedness of the Borrower or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 15(d) of the Exchange Act.

8.8                                 Contingent Obligations.  The Borrower and each Guarantor shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Contingent Obligations except:

(a)                                  endorsements for collection or deposit in the ordinary course of business;

(b)                                 Derivative Contracts permitted under Section 8.10 hereof;

(c)                                  obligations under plugging bonds, performance bonds and fidelity bonds issued for the account of the Borrower or its Subsidiaries, obligations to indemnify or make whole any surety and similar agreements incurred in the ordinary course of business and obligations of the Borrower under the Purchase and Sale Agreement dated November 4, 1998, as amended by the First Amendment to Purchase and Sale Agreement dated January 13, 1999, among the Borrower, Ellwood, Chevron U.S.A., Inc. and Chevron Pipeline Company;

(d)                                 this Agreement and each Guaranty;

(e)                                  the Real Estate Contingent Obligations;

(f)                                    Guaranty Obligations of the Guarantors in respect of (i) the First Lien Obligations, (ii) the Obligations, (iii) the Senior Note Debt Documents and (iv) any Permitted Indebtedness incurred pursuant to clauses (d), (f) or (g) thereof;

(g)                                 indemnity obligations of the Borrower under the Purchase and Sale Agreement dated as of December 3, 2004 among the Borrower and the members of Marquez Energy, LLC; and

(h)                                 obligations of the Borrower’s Subsidiaries in respect of “Assumed Liabilities” as such term is defined in the Purchase and Sale Agreement dated as of August 20, 2004 among Tri-Union Development Corporation and Tri-Union Operating Company, as sellers and TexCal Energy, as purchaser.

8.9                                 Restricted Payments.

(a)                                  Except as provided in Section 8.9(b), the Borrower and each Guarantor shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, (i) purchase, redeem or otherwise acquire for value any of its Capital Stock, now or hereafter outstanding from the holders thereof (other than from such holders that are Loan Parties); (ii) declare or pay any distribution, dividend or return capital to its members, partners or stockholders or holders of warrants, rights or options to acquire its membership interests, partnership interests or shares (other than to such Persons that are Loan Parties), or make any distribution of assets in cash or in kind to its members, partners, stockholders or holders of warrants, rights or options to acquire its membership interests, partnership interests or shares (other than to such Persons that are Loan Parties); or (iii) make any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Indebtedness (collectively “Restricted Payments”).

(b)                                 The foregoing Section 8.9(a) notwithstanding, the Borrower may:

(i)                                     make regularly scheduled payments of interest in respect of Permitted Unsecured Debt;

(ii)                                  make regularly scheduled payments of interest or optional or, subject to Section 2.5(d), mandatory prepayments in respect of Indebtedness under the First Lien Credit Documents;

(iii)                               make regularly scheduled payments of interest, make optional or mandatory prepayments in respect of, or repurchase, redeem or defease the Senior Notes; provided, (A) such payments are made in accordance with the terms of the Senior Notes Indenture and the Intercreditor Agreement, (B) in the case of any mandatory prepayment, such payment is made only to the extent required by the Senior Notes Indenture and (C) in the case of any optional prepayment, repurchase, redemption or defeasance, such prepayment, repurchase, redemption or defeasance constitutes a Permitted Senior Notes Prepayment;

provided, that in each case, no Default or Event of Default has occurred and is continuing nor would any Default or Event of Default result therefrom.

8.10                           Derivative Contracts.  The Borrower and each Guarantor shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into or in any manner be liable on any Derivative Contract except:

(a)                                  (i)                                     Derivative Contracts entered into with the purpose and effect of fixing prices on oil or gas expected to be produced by such Person; provided, that at all times (A) no such contract shall be for speculative purposes; (B) as of any date (the “Calculation Date”) no such contract, when aggregated with all Derivative Contracts permitted under this Section (a)(i), shall cover a notional volume in excess of 80% of the total Projected Oil and Gas Production to be produced in any month; (C) each such contract (excluding Derivative Contracts offered by national commodity exchange) shall be with an Approved Counterparty; and (D) no such contract requires the Borrower to put up money, assets, letters of credit or other security against the event of its non-performance prior to actual default by the Borrower in performing its obligations thereunder, except Liens in favor of the Collateral Trustee for the benefit of the Secured Parties under the Security Documents or the First Liens.

(ii)                                  the Existing Derivative Contracts; provided, no Existing Derivative Contract may be amended, restated, supplemented or otherwise modified or extended without the prior written consent of the Administrative Agent; or

(iii)                               Derivative Contracts entered into with the purpose and effect of fixing interest rates on a principal amount of Indebtedness of the Borrower that is accruing interest at a variable rate; provided, (A) no such contract shall be for speculative purposes; (B) the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding Indebtedness of the Borrower to be hedged by such contract, (C) no such contract requires the Borrower to put up money, assets, letters of credit, or other security against the event of its non-performance prior to actual default by the Borrower in performing its obligations thereunder, and (D) each such contract shall be with an Approved Counterparty.

(b)                                 In the event the Borrower enters into a Derivative Contract with any Lender, the Contingent Obligation evidenced under such Derivative Contract shall not be applied against such Lender’s Commitment nor against the Effective Amount.  The benefits of the Security Documents and of the provisions of the Loan Documents relating to the Collateral shall also extend to and be available on a pro rata basis to each Qualifying Counterparty in respect to all Obligations with respect to the related Qualifying Derivative Contract.

8.11                           Sale Leasebacks.  The Borrower and each Guarantor shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, become liable, directly or by way of any Guaranty Obligation, with respect to any lease of any Property (whether real, personal or mixed) whether now owned or hereafter acquired, (a) which the Borrower or such Subsidiary has sold or transferred (excluding transfers effected by means of dividends of Property or Capital Stock permitted hereunder) or is to sell or transfer to any other Person or (b) which the Borrower or such Subsidiary of the Borrower intends to use for substantially the same purposes as any other Property which has been or is to be sold or transferred (excluding transfers effected by means of dividends of Property or Capital Stock permitted hereunder) by the Borrower or such Subsidiary to any other Person in connection with such lease.

8.12                           Change in Business.  The Borrower and each Guarantor shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, engage in any business or activity other than the Principal Business.  The Borrower and each Guarantor shall not permit Ellwood to, directly or indirectly, engage in any business other than the ownership and operation of common carrier crude oil pipelines.

8.13                           Accounting Changes.  The Borrower and each Guarantor shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, (a) make any significant change in accounting treatment or reporting practices, except as required by GAAP and except for the Borrower’s anticipated discontinuance of hedge accounting under FAS 133 for its commodity hedges, or (b) or change the fiscal year of the Borrower or of any Subsidiary.

8.14                           Certain Contracts; Amendments; Multiemployer ERISA Plans.  Except for the restrictions expressly set forth in the Loan Documents, the First Lien Credit Documents and the Senior Notes Indenture, the Borrower and each Guarantor shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into, create, or otherwise allow to exist any contract or other consensual restriction on the ability of any Restricted Subsidiary of the Borrower to: (a) pay dividends or make other distributions to the Borrower, (b) redeem equity interests held in it by the Borrower, (c) repay loans and other Indebtedness owing by it to the Borrower, or (d) transfer any of its assets to the Borrower.  The Borrower and each Guarantor shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into any “take-or-pay” contract or other contract or arrangement for the purchase of goods or services which obligates it to pay for such goods or service regardless of whether they are delivered or furnished to it.  The Borrower and each Guarantor shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, amend or permit any amendment to any other contract or lease which releases, qualifies, limits, makes contingent or otherwise detrimentally affects the rights and benefits of the Administrative Agent or any Lender under or acquired pursuant to any Security Documents.  The Borrower and each Guarantor shall not, and shall not permit any ERISA Affiliate to, incur any obligation to contribute to any Multiemployer Plan.

8.15                           Senior Notes and other Permitted Indebtedness.  The Borrower and each Guarantor shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly:

(a)                                  amend or modify any of the terms or provisions of the Senior Notes Indenture, the Senior Notes, Permitted Unsecured Indebtedness or Permitted Sub Debt if such amendment or modification would have the effect of (i) accelerating the maturity date of the principal amount thereof, or any scheduled interest payment thereon; (ii) increasing the principal amount thereof or interest rate thereon; (iii) causing, or purporting to cause, in the case of the Senior Notes, the Liens securing the Obligations to cease to be permitted under the Senior Notes Indenture, (iv) causing, or purporting to cause, the Senior Notes and the Senior Note Subsidiary Guarantees to be secured (x) at any time prior to the Senior Note Lien Termination Time, other than on an “equal and ratable” basis with the Liens securing the Obligations, or (y) thereafter other than as (and only to the extent) required under Section 3.5 of the Senior Note Indenture as in effect on the Closing Date; or (v) requiring the Borrower to grant any Lien for the benefit of the holders thereof, other than as (and only to the extent) required under Section 3.5 of the Senior Note Indenture as in effect on the Closing Date (it being understood in all events that no Lien which would cause the Borrower to be required to grant any such Lien may be granted if prohibited by any term of this Agreement);

(b)                                 amend or modify any other term or provision of the Senior Notes Indenture, the Senior Notes, any Permitted Unsecured Indebtedness or any Permitted Sub Debt if such amendment or modification would be materially adverse to the Lenders; or

(c)                                  prepay, redeem, purchase or defease any Senior Notes (except as contemplated by, and subject to compliance with, Sections 8.9 and 2.5 hereof).

8.16                           First Lien Credit Documents.  The Borrower and each Guarantor shall not, and shall not permit any of the Restricted Subsidiaries to, materially amend, waive or modify any term or provision of any First Lien Credit Document unless such amendment or modification is permitted by Section 5.3(a) of the Intercreditor Agreement without the prior written consent of the Required Lenders or the Administrative Agent and the Trustee under the Indenture (unless such amendment, waiver or modification would not adversely affect the Lenders).

8.17                           Forward Sales, Production Payments, Etc.  The Borrower and each Guarantor shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly:

(a)                                  enter into any forward sales transaction or agreement with respect to physical deliveries of Oil and Gas outside the ordinary course of business as conducted prior to the Closing Date; or

(b)                                 sell or convey any production payment, term overriding interest, net profits interest or any similar interest (except for overriding royalty or net profits interests granted to employees or consultants of the Borrower or any Subsidiary in the ordinary course of business in connection with the generation of prospects or the development of Oil and Gas Properties).

8.18                           Subsidiaries.  The Borrower and each Guarantor shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, permit (a) any Restricted Subsidiary not to be a Wholly Owned Subsidiary, except (i) any Partially Owned Operating Company that is a result of a MLP Asset Transfer permitted under Section 8.2, (ii) as a result of any Permitted MLP Equity Transfer or Permitted GP Equity Transfer or (iii) any Subsidiary resulting from an Investment permitted under Section 8.4(m), (b) any Subsidiary Guarantor to issue Equity Interests to any Person other than a Loan Party or (c) any Restricted Subsidiary that is not a Loan Party to issue Equity Interests to any Person other than the Borrower or a Restricted Subsidiary.

8.19                           MLP and GP Activities.  The Borrower and each Guarantor shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly:

(a)                                  cause or permit any MLP Asset Transfer, MLP Equity Transfer or GP Equity Transfer to result in the related GP, MLP or any MLP Subsidiary being required to assume the obligations of the Borrower or such Guarantor under the terms of any Indebtedness of the Borrower or any Guarantor;

(b)                                 cause or permit any Equity Interest in a MLP or a GP received by the Borrower or any Guarantor as a result of any MLP Asset Transfer to be beneficially owned or held of record by any Person other than the Borrower or a Guarantor at any time prior to such time as any such Equity Interest is Disposed of in compliance with Section 8.2;

(c)                                  cause or permit any Oil and Gas Properties that are transferred to a Permitted GP not to be promptly, but in any event by the close of business on such date of such transfer to such Permitted GP, transferred to the corresponding Permitted MLP or a Subsidiary thereof;

(d)                                 cause or permit any Permitted GP, Permitted MLP or Unrestricted Subsidiary or any Subsidiary of any thereof to create, incur, issue, assume, guarantee or otherwise become or be directly or indirectly liable with respect to any Indebtedness pursuant to which the holder of such Indebtedness has recourse to any of the assets of the Borrower or any Restricted Subsidiary (excluding, for avoidance of doubt, any Permitted Parent Note); and

(e)                                  cause or permit any Permitted GP to hold any assets other than those specified in clauses (i) through (v) of the definition of “Permitted GP” or to fail have organizational documents satisfying clause (d) of the definition of “Permitted GP” or not to comply with the provisions of such documents in respect of distributions.

ARTICLE IX

EVENTS OF DEFAULT

9.1                                 Event of Default.  Any of the following shall constitute an “Event of Default”:

(a)                                  Principal Non Payment.  The Borrower fails to pay, when and as required to be paid herein, any amount of scheduled principal payment of any Loan, including any mandatory prepayment under Section 2.5 of this Agreement;

(b)                                 Interest and Expense Non-Payment.  Any Loan Party fails to pay, when and as required to be paid herein, any interest due on any Interest Payment Date, any other payments for fees, expenses, or other amount payable hereunder or under any other Loan Document within three Business Days after the same becomes due and payable;

(c)                                  Representation or Warranty.  Any written representation or warranty by any Loan Party made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by any Loan Party, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made;

(d)                                 Specific Defaults.  Any Loan Party fails to perform or observe any term, covenant or agreement contained in Sections 7.3(a), 7.6, 7.12 or 7.13 or in Article VIII;

(e)                                  Other Defaults.  Any Loan Party fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document (including without limitation the Engagement Letter), and such default shall continue unremedied for a period of 30 days after the earlier of (x) the date upon which a Responsible Officer knew or reasonably should have known of such default or (y) the date upon which written notice thereof is given to the Borrower by the Administrative Agent or any Lender;

(f)                                    Cross Default.  (i) Any Loan Party or any Restricted Subsidiary (x) fails to make any payment of more than $5,000,000 in respect of any Indebtedness or Contingent Obligation (other than in respect of the First Lien Credit Agreement) when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (y) fails after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation having an aggregate principal amount of more than $5,000,000 (other than in respect of the First Lien Credit Agreement) if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or (ii) any Indebtedness or Contingent Obligation of any Loan Party or any Restricted Subsidiary in excess of $5,000,000 shall be declared due and payable prior to its stated maturity or cash collateral is demanded in respect of such Contingent Obligation; or (iii) an “Event of Default” (as defined in the Senior Notes Indenture as in effect on the Closing Date), or any other or additional “Event of Default” which may be added to or otherwise be included or exist after the Closing Date in the Senior Notes Indenture, shall occur and be continuing; or (iv) a Triggering Event shall occur; or (v) (x) an “Event of Default” (as defined in the First Lien Credit Agreement), shall have occurred and be continuing and (y) (A) such “Event of Default” shall continue unremedied for a period of 45 days after the earlier of (1) the date upon which a Responsible Officer knew or reasonably should have known of such “Event of Default” or (2) the date upon which notice of such “Event of Default” is given by the First Lien Credit Agent or a First Lien Credit Lender to the Borrower, or by the Borrower to the First Lien Credit Agent or a First Lien Credit Lender or (B) the acceleration of the maturity of any of the First Lien Loans shall have occurred as a result of such “Event of Default” or (C) any of the First Lien Commitments shall have been terminated as a result of such “Event of Default”;

(g)                                 Insolvency; Voluntary Proceedings.  Any Loan Party or any Restricted Subsidiary (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) commences any Insolvency Proceeding with respect to itself; or (iii) takes any action to effectuate or authorize any of the foregoing;

(h)                                 Involuntary Proceedings.  (i) Any involuntary Insolvency Proceeding is commenced or filed against any Loan Party or any Restricted Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against all or a substantial part of any Loan Party’s or any Restricted Subsidiary’s Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) any Loan Party or any Restricted Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Loan Party or any Restricted Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business;

(i)                                     Monetary Judgments.  One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against any Loan Party or any Restricted Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $5,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 30 days after the entry thereof;

(j)                                     Change of Control.  There occurs any Change of Control;

(k)                                  Loss of Permit.  Any Governmental Authority revokes or fails to renew any material license, permit or franchise of any Loan Party or any Restricted Subsidiary, or any Loan Party or Restricted Subsidiary for any reason loses any material license, permit or franchise, or any Loan Party or Restricted Subsidiary suffers the imposition of any restraining order, escrow, suspension or impound of funds in connection with any proceeding (judicial or administrative) with respect to any material license, permit or franchise and, in each case, such revocation, failure or loss could reasonably be expected to have a Material Adverse Effect; and such default remains unremedied for a period of 30 days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such default or (ii) the date upon which written notice thereof is given to the Borrower by the Administrative Agent;

(l)                                     Adverse Change.  There occurs a Material Adverse Effect;

(m)                               Guaranty Default.  A Guaranty is for any reason partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect, or such Guarantor or any other Person contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder;

(n)                                 Enforceability or Perfection of Loan Documents.  (i) Any Loan Document shall, at any time after its execution and delivery and for any reason, cease to be in full force and effect or shall be declared to be null and void, the validity or enforceability thereof shall be contested by any Person party thereto (other than the Administrative Agent or any Lender) or any such Person party thereto (other than the Administrative Agent or any Lender) shall deny that it has any or further liability or obligation thereunder, or the Obligations shall be subordinated for any reason (other than by the consent of the Lenders); or (ii) any Lien created under any Loan Document shall fail to constitute a fully perfected Lien in a material portion of the Collateral, subject only to Permitted Liens, and such failure shall continue for at least 30 days after the earlier of (A) the date upon which a Responsible Officer knew or reasonably should have known of such default or (B) the date upon which written notice thereof is given to the Borrower by the Administrative Agent;

(o)                                 Material Agreements.  Any Loan Party fails to duly observe, perform or comply with any agreement with any Person or any term or condition of any instrument, if such failure is not remedied within the applicable period of grace (if any) provided in such agreement or instrument and the termination of the instrument or agreement would have a Material Adverse Effect; or

(p)                                 ERISA.  Either (i) any “accumulated funding deficiency” (as defined in Section 412(a) of the Code) in excess of $100,000 exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, or (ii) the Borrower or any ERISA Affiliate institutes steps to terminate any ERISA Plan and the then current value of such ERISA Plan’s benefit liabilities exceeds the then current value of such ERISA Plan’s assets available for the payment of such benefit liabilities by more than $100,000.

9.2                                 Remedies.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders:

(a)                                  declare the Commitment, if any, of each Lender to make Loans to be terminated, or declare all or any part of the unpaid principal of the Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be immediately due and payable, whereupon the same shall, without presentment, demand, protest, notice of intention to accelerate, notice of acceleration, or any other notice of any kind, all of which are hereby expressly waived by the Borrower and each Guarantor;

(b)                                 give notice thereof to the Collateral Trustee and issue directions to the Collateral Trustee to commence exercise of any of the Collateral Trustee’s rights and remedies under the Collateral Trust Agreement and the other Security Documents and otherwise direct the time, method and place of conducting any proceeding for the exercise of any right or remedy available to the Collateral Trustee with respect to the Collateral, or of exercising any trust or power conferred on the Collateral Trustee, or for the taking of any other action authorized by the instruments comprising the Trust Estate (including the making of any determinations to be made by the Collateral Trustee thereunder);

(c)                                  exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, that upon the occurrence of any event specified in Section 9.1(g)  or 9.1(h) with respect to the Borrower (in the case of clause (i) of Section 9.1(h) upon the expiration of the 60-day period mentioned therein), the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent, or any Lender and without presentment, demand, protest, notice of intention to accelerate, notice of acceleration or any other notice of any kind, all of which are hereby expressly waived by the Borrower and each Guarantor.

9.3                                 Rights Not Exclusive.  The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE X

THE ADMINISTRATIVE AGENT

10.1                           Appointment and Authorization; Limitation of Agency.  Each Lender hereby irrevocably (subject to Section 10.9) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  The duties of the Administrative Agent shall be administrative and mechanical in nature; notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duty or responsibility, except those expressly set forth herein, nor shall the Administrative Agent, under any circumstances, have or be deemed to have any fiduciary relationship with any Person, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

10.2                           Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects with reasonable care.

10.3                           Liability of Administrative Agent.  None of the Administrative Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the

Borrower, any Guarantor or any Subsidiary or Affiliate of the Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness (other than such Administrative Agent-Related Person’s own due execution and delivery), genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrower, any Guarantor or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Administrative Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Properties, books or records of the Borrower or any of the Borrower’s Subsidiaries or Affiliates.

10.4                           Reliance by Administrative Agent.

(a)                                  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

(b)                                 For purposes of determining compliance with the conditions specified in Sections 5.1 and 5.2, each Lender that has made available to the Administrative Agent its Pro Rata Share of the initial Credit Extension or subsequent Credit Extension, as the case may be, shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender as a condition precedent to such initial Credit Extension or subsequent Credit Extension, as applicable.

10.5                           Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to Defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  The Administrative Agent will notify the Lenders of its receipt of any such notice.  Subject to

Section 10.4(a), the Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Lenders in accordance with Article IX; provided, that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

10.6                           Credit Decision.  Each Lender acknowledges that no Administrative Agent-Related Person has made any representation or warranty to it, and that no act by any Administrative Agent-Related Person hereafter taken, including any review of the affairs of the Borrower, any Guarantor or their respective Subsidiaries, shall be deemed to constitute any representation or warranty by any Administrative Agent-Related Person to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Administrative Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, Property, financial and other condition and creditworthiness of the Borrower, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder.  Each Lender also represents that it will, independently and without reliance upon any Administrative Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, Property, financial and other condition and creditworthiness of the Borrower.  Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of the Borrower which may come into the possession of any of the Administrative Agent-Related Persons.

10.7                           Indemnification.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Administrative Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata according to each respective Lender’s Pro Rata Share, each Administrative Agent-Related Person from and against any and all Indemnified Liabilities INCLUDING SUCH INDEMNIFIED LIABILITIES AS MAY ARISE OR BE CAUSED BY THE NEGLIGENCE, SOLE, JOINT, CONCURRENT, COMPARATIVE OR OTHERWISE OF SUCH ADMINISTRATIVE AGENT-RELATED PERSONS; provided, that no Lender shall be liable for the payment to any Administrative Agent-Related Persons of any portion of such Indemnified Liabilities to the extent the same arise from (i) the gross negligence or willful misconduct of any Administrative Agent-Related Person or (ii) a claim or action asserted by one or more other Administrative Agent-Related Persons.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out of pocket expenses (including reasonable attorneys’ fees and expenses) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this

Agreement, any other Transaction Document or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower.  The undertaking in this Section 10.7 shall survive the payment of all Obligations hereunder and the resignation or replacement of the Administrative Agent.

10.8                           Administrative Agent in Individual Capacity.  Credit Suisse, Cayman Islands Branch, and its Affiliates may make loans to, accept deposits from, acquire or underwrite equity or debt securities of and generally engage in any kind of banking, investment banking, trust, financial advisory, underwriting or other business with the Borrower and its Affiliates as though Credit Suisse, Cayman Islands Branch, was not the Administrative Agent hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, Credit Suisse, Cayman Islands Branch, or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that the Administrative Agent-Related Persons shall be under no obligation to provide such information to them.  With respect to Obligations held by it, Credit Suisse, Cayman Islands Branch, shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent.

10.9                           Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders.  If the Administrative Agent resigns under this Agreement, the Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders.  If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders, a successor administrative agent from among the Lenders.  Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article X and Sections 11.4 and 11.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.  If no successor agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Lenders appoint a successor administrative agent as provided for above.

10.10                     Withholding Tax.

(a)                                  Each Lender (or Assignee or Participant) that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a “Non U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” a statement substantially in the form of Exhibit I to the effect that such Lender is eligible for a complete exemption from withholding of U.S. taxes under Section 871(h) or 881(c) of the Code and a Form W-8BEN, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non U.S. Lender on or before the date it becomes a party to this Agreement (and in the case of any Participant, on or before the date such Participant purchases the related participation).  In addition, each Non U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non U.S. Lender.  Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph, a Non U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non U.S. Lender is not legally able to deliver.

(b)                                 A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(c)                                  If any Lender claiming exemption from United States withholding Tax by filing IRS Form 4224 with the Administrative Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations held by such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding Tax requirements imposed by Sections 1441 and 1442 of the Code.

(d)                                 If any Lender is entitled to a reduction in the applicable withholding Tax, the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding Tax after taking into account such reduction.  If the forms or other documentation required by Section a) of this Section are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding Tax.

(e)                                  If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding Tax ineffective, or for any other reason) such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties and interest, and including any Taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section (e), together with all costs and expenses (including Attorney Costs).  The obligation of the Lenders under this Section 10.10(e) shall survive the payment of all Obligations and the resignation or replacement of the Administrative Agent.

10.11                     Arrangers; Syndication Agent and Co-Documentation Agents.  Each of the Arrangers, the Syndication Agent and the Co-Documentation Agents, in their respective capacities as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement or the other Loan Documents.

10.12                     Release of Collateral.  The Administrative Agent is hereby irrevocably authorized by each of the Lenders to instruct the Collateral Trustee to effect any release of Liens or guarantee obligations contemplated by Section 11.26.

ARTICLE XI

MISCELLANEOUS

11.1                           Amendments and Waivers.  No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Borrower, any Guarantor or any applicable Subsidiary therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Administrative Agent at the written request of the Required Lenders) and the Borrower and acknowledged by the Administrative Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given; provided, that no such waiver, amendment, modification, termination or consent shall do any of the following:

(a)                                  increase or extend the Commitment of any Lender, without the signed written consent of such Lender;

(b)                                 postpone the final maturity date of any Loan, postpone or delay any other date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to any Lender hereunder or under any other Loan Document (other than any mandatory prepayment provision (and the dates and amounts thereof, including interest and any related costs)), without the signed written consent of such Lender;

(c)                                  reduce the principal of, or the rate of interest specified herein on any Loan, or (subject to clause (ii) below) any fees or other amounts payable hereunder to any Lender or under any other Loan Document, without the signed written consent of such Lender;

(d)                                 change the Pro Rata Shares or change in any manner the definition of “Required Lenders” or the Lenders required to rescind or annul an acceleration, without the signed written consent of all Lenders;

(e)                                  amend this Section 11.1 or Section 9.1, or any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of all Lenders, without the signed written consent of all Lenders;

(f)                                    release all, substantially all, or any material portion of the Collateral (except for releases in connection with any Disposition or any Restricted Subsidiary ceasing to be such in any designation or other transaction which is permitted hereunder or under any Loan Document) without the signed written consent of all Lenders;

(g)                                 release any Guarantor from any Guaranty (except for releases in connection with any Disposition or any Restricted Subsidiary ceasing to be such in any designation or other transaction which is permitted hereunder or under any Loan Document), without the signed written consent of all Lenders;

(h)                                 modify the protections afforded to any SPC pursuant to the provisions of Section 11.8(d) without the written consent of such SPC; or

(i)                                     change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to, or Collateral pledged for the benefit of, Lenders holding Loans of a Series differently from the rights of Lenders holding Loans of any other Series without the prior written consent of Lenders having an Aggregate Exposure equal to at least 50% of the sum of the Aggregate Exposures of all Lender holding Loans of the Series adversely affected.

provided further, however, that (i) any amendment, modification, termination or waiver of any of the provisions contained in Article V shall be effective only if evidenced by a writing signed by or on behalf of the Administrative Agent and the Required Lenders, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Required Lenders or all the Lenders or each Lender directly adversely affected thereby, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document and (iii) notwithstanding anything in this Section 11.1 to the contrary, any amendment to this Agreement or any other Loan Document may be effected in accordance with the last sentence of Section 2.12(b).

11.2                           Notices.

(a)                                  All notices, requests and other communications shall be in writing and mailed, faxed or delivered, to the address or facsimile number specified for notices on the signature pages hereof; or, as directed to the Borrower or the Administrative Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent.

(b)                                 All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II or Article IX shall not be effective until actually received by the Administrative Agent.

(c)                                  Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower.  The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic or facsimile notice.  The obligation of the Borrower to repay the Loans shall not be affected in any way or to any extent by any failure by the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in the telephonic or facsimile notice.

11.3                           No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof;  nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights and remedies than they would have otherwise have.

11.4                           Costs and Expenses.  The Borrower shall:

(a)                                  whether or not the transactions contemplated hereby are consummated, pay or reimburse the Administrative Agent within five Business Days after demand for all reasonable costs and expenses incurred by the Administrative Agent or any other Agent, the Lenders or any of their Affiliates in connection with the syndications of the extensions of credit hereunder (other than fees payable to syndicate members) and the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, the consummation of the transactions contemplated hereby and thereby, and the syndication of the credit facilities provided herein, including Attorney Costs incurred by the any such Person with respect thereto except such costs and expenses as may be incurred by the assignor Lenders or Assignee under Section 11.8(a); and

(b)                                 pay or reimburse the Administrative Agent, any other Agent and each Lender within five Business Days after demand for all costs and expenses (including Attorney Costs) incurred by each of them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any “workout” or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

11.5                           Indemnity.  Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold each Agent-Related Person and each Lender and each of their respective Affiliates, successors and assignors and its and their respective officers, directors, employees, counsel, agents, advisors, controlling Persons, members and attorneys in fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans, and the termination, resignation or replacement of the Administrative Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, including any of the Transaction Documents, or the transactions contemplated hereby, including the Specified Acquisitions, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement, any Transaction Document, the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), WHETHER OR NOT SUCH INDEMNIFIED LIABILITIES ARISE OUT OF OR AS A RESULT OF ANY INDEMNIFIED PARTY’S NEGLIGENCE IN WHOLE OR IN PART, INCLUDING, WITHOUT LIMITATION, THOSE CLAIMS WHICH RESULT FROM THE SOLE, JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE OF THE INDEMNIFIED PARTY, OR ANY ONE OR MORE OF THEM; provided, that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities (including without limitation under Section 3.1(d)) to the extent same arise from the gross negligence or willful misconduct of any Indemnified Person.  No Indemnified Person shall be liable for any damages arising from the use by unauthorized Persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such Persons or for any special, indirect, consequential or punitive damages in connection with this Agreement.  All amounts due under this Section 11.5 shall be payable not later than thirty (30) days after written demand therefor.  The agreements in Sections 11.4 and 11.5 shall survive payment of all other Obligations.

11.6                           Setoff; Payments Set Aside.

(a)                                  If an Event of Default shall have occurred and be continuing, and (i) if the Loans have been accelerated or otherwise become due and payable or (ii) with the consent of the Administrative Agent, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower or any Guarantor against any of and all the Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

(b)                                 To the extent that the Borrower makes a payment to the Administrative Agent or the Lenders, or the Administrative Agent or the Lenders exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, debtor-in-possession, receiver or any other Person, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent or such Lender upon demand its Pro Rata Share of any amount so recovered from or repaid by the Administrative Agent or such Lender.

11.7                           Successors and Assigns.  This Agreement shall become effective on the Closing Date after it shall have been executed by the Borrower, each Guarantor and the Administrative Agent and after the Administrative Agent shall have been notified by each Lender that such Lender has executed it and thereafter this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.

11.8                           Assignments, Participations, etc.

(a)                                  Each Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed); provided, that (i) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance substantially in the form of Exhibit J (the “Assignment and Acceptance”) with respect to such assignment is delivered to the Administrative Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds (as defined below)) shall not, unless consented to by the Administrative Agent, be less than $1,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment or Loans), (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative

Agent, manually) and shall pay to the Administrative Agent a processing and recordation fee in the amount of $3,500.00 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), provided, that only one such fee shall be payable in the case of concurrent assignments to Persons that, after giving effect to such assignments, will be Related Funds and (iii) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in such form as supplied from time to time by the Administrative Agent (an “Administrative Questionnaire”) and all applicable tax forms.  Upon acceptance and recording pursuant to Section (c), from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Article III and Section 11.5, as well as to any fees accrued for its account prior to the effective date specified in such Assignment and Acceptance and not yet paid).  The term “Related Funds” shall mean with respect to any Lender that is a fund or combined investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

(b)                                 By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:  (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such Assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such Assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 5.1 or delivered pursuant to Section 7.1, the Intercreditor Agreement, the Collateral Trust Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such Assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such Assignee appoints and authorizes the Administrative Agent and the Collateral Trustee to take such action as agent on its behalf and to exercise such powers under this Agreement and the Collateral Trust Agreement, respectively, as are delegated to the Administrative Agent and the Collateral Trustee, respectively, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (vii) such Assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender and will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement or the Collateral Trust Agreement.  The Administrative Agent shall be entitled to rely, without any independent investigation, on the representations and warranties and other statements deemed to be made by the assigning Lender and the Assignee pursuant to this Section 11.8(b) and shall not incur any liability for relying thereon.

(c)                                  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it.  Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, an Administrative Questionnaire completed in respect of the Assignee (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section (b) above, if applicable, and the written consent of the Administrative Agent to such assignment and any applicable tax forms, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register.  No assignment shall be effective unless it has been recorded in the Register as provided in Section (c).  The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower on the Closing Date pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section 11.8, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(e)                                  Within five Business Days after its receipt of notice by the Administrative Agent that it has received an executed Assignment and Acceptance and payment of the processing fee, if a Note was issued in respect of the assigned interests, upon the request of the Administrative Agent by the Assignee, the Borrower shall execute and deliver to the Administrative Agent a new Note evidencing such Assignee’s assigned Loans and, if the assignor Lender has retained a portion of its Loans and its Commitment, a replacement Note, upon the request of the Administrative Agent by the assignor Lender, in the principal amount equal to the Loans and Commitments, if any, retained by the assignor Lender (such Note to be in exchange for, but not in payment of, the Note held by such Lender).

(f)                                    Any Lender may at any time sell to one or more commercial banks or other Persons not Affiliates of the Borrower (a “Participant”) participating interests in any Loans, the Commitment of that Lender, if any, and the other interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender’s obligations under this Agreement shall remain unchanged, the Originating Lender shall remain a Lender for all purposes hereof and the other Loan Documents to which such Originating Lender is a party, and the Participant may not become a Lender for purposes hereof or for any other of the Loan Documents, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Borrower and the Administrative Agent shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, and (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Lenders.  In the case of any such participation, the Participant shall not have any rights under this Agreement, or any of the other Loan Documents (the Participant’s rights against the Originating Lender in respect of such participation being those set forth in the agreement creating or evidencing such participation with such Lender), and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.

(g)                                 Each Lender agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as “confidential” or “secret”  by the Borrower and provided to it by the Borrower or any of its Subsidiaries, or by the Administrative Agent on such Company’s or Subsidiary’s behalf, under or in connection with this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents, except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by such Lender, or (ii) was or becomes available on a non confidential basis from a source other than the Borrower, provided,  however, that such source is not bound by a confidentiality agreement with the Borrower known to the Lender; provided further, however, that any Lender may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which such Lender is subject or in connection with an examination of such Lender by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent, any Lender or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Lender’s independent auditors and other professional advisors; (G) to any Affiliate of such Lender, or to any Participant or Assignee, actual or potential, provided that such Affiliate, Participant or Assignee agrees to keep such information confidential to the same extent required of the Lenders hereunder, and (H) as to any Lender, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Borrower is party or is deemed party with such Lender.

(h)                                 Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Notes held by it in favor of any Federal Reserve Lender in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR §203.14, and such Federal Reserve Lender may enforce such pledge or security interest in any manner permitted under applicable law.  Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided, that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i)                                     Notwithstanding anything to the contrary in Section 11.8(g) or any other provision of this Agreement or any other Loan Document, any party hereto or thereto (and each employee, representative, or other agent of such party) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the transactions contemplated herein and therein and all materials of any kind in each case within the meaning of United States Treasury Regulation Section 1.6011-4 (including opinions or other Tax analyses) that are provided to such party relating to such Tax treatment and Tax structure; provided, that with respect to any document or similar item that in either case contains information concerning Tax treatment or Tax structure of the transactions contemplated by this Agreement as well as other information, this Section 11.8(i) shall only apply to such portions of the document or similar item that relate to such Tax treatment or Tax structure.

(j)                                     If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, modification, termination, waiver, or departure from any provision, which pursuant to the terms of Section 11.1 the consent of such Lender is required, with respect to which the Required Lenders shall have granted their consent and which will become effective if the Borrower is able to take the actions referred to in this paragraph (j), then provided no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and its Commitments to one or more assignees reasonably acceptable to the Administrative Agent, provided that: (a) all Obligations of the Borrower (other than principal and interest on the Loans) owing to such Non-Consenting Lender being replaced, including all Premiums (if any) and other amounts accrued for the account of such Non-Consenting Lender hereunder, shall be paid in full by the Borrower to such Non-Consenting Lender concurrently with such assignment and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Non-Consenting Lender.  Any such payment made to a Non-Consenting Lender shall be deemed to be a prepayment by the Borrower for the purposes of Section 2.4 hereto.  In connection with any such assignment the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with the other provisions of this Section 11.8.  In connection with any such replacement, if the replaced Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance reflecting such replacement within five Business Days of the date on which the replacement Lender executes and delivers such Assignment and Acceptance to the replaced Lender, then such replaced Lender shall be deemed to have executed and delivered such Assignment and Acceptance.

11.9                           Interest.  It is the intention of the parties hereto to comply with applicable usury laws, if any; accordingly, notwithstanding any provision to the contrary in this Agreement, the Notes or in any of the other Loan Documents securing the payment hereof or otherwise relating hereto, in no event shall this Agreement, the Notes or such other Loan Documents require or permit the payment, taking, reserving, receiving, collection, or charging of any sums constituting interest under applicable laws which exceed the Highest Lawful Rate.  If any such excess interest is called for, contracted for, charged, taken, reserved, or received in connection with the Loans evidenced by the Notes or in any of the Loan Documents securing the payment thereof or otherwise relating thereto, or in any communication by the Administrative Agent or the Lenders or any other Person to the Borrower or any other Person, or in the event all or part of the principal or interest thereof shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, reserved, or received on the amount of principal actually outstanding from time to time under the Notes or any other Loan Document shall exceed the Highest Lawful Rate, then in any such event it is agreed as follows:  (i) the provisions of this Section 11.9 shall govern and control, (ii) neither any Company nor any other Person now or hereafter liable for the payment of the Notes shall be obligated to pay the amount of such interest to the extent such interest is in excess of the Highest Lawful Rate, (iii) any such excess which is or has been received notwithstanding this Section 11.9 shall be credited against the then unpaid principal balance of the Notes or, if the Notes have been or would be paid in full, refunded to the Borrower, and (iv) the provisions of this Agreement, the Notes and the other Loan Documents securing the payment thereof and otherwise relating thereto, and any communication to the Borrower, shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document, to the Highest Lawful Rate as now or hereafter construed by courts having jurisdiction hereof or thereof.  Without limiting the foregoing, all calculations of the rate of the interest contracted for, charged, collected, taken, reserved, or received in connection with the Notes, this Agreement or any other Loan Document which are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading during the period of the full term of the Loans, including all prior and subsequent renewals and extensions, all interest at any time contracted for, charged, taken, collected, reserved, or received.  The terms of this Section 11.9 shall be deemed to be incorporated in every document and communication relating to the Notes, the Loans or any other Loan Document.

11.10                     Indemnity and Subrogation.  In addition to all such rights of indemnity and subrogation as any Guarantor may have under applicable law, the Borrower agrees that in the event a payment shall be made by a Guarantor under a Guaranty in respect of a Credit Extension to the Borrower, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment subject to the provisions of the Guaranty executed by such Guarantor.  Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under this Section 11.10 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full of the Obligations, and no payments may be made in respect of such rights of indemnity, contribution or subrogation until all the Obligations have been paid in full and the Commitment shall have expired.  No failure on the part of the Borrower to make the payments required by this Section 11.10 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of the Guarantors with respect to any Guaranty, and each Guarantor shall remain liable for the full amount of the obligation of the Guarantors under each such Guaranty in accordance therewith.

11.11                     Automatic Debits of Fees.  With respect to any fee or any other cost or expense (including Attorney Costs) due and payable to the Administrative Agent under the Loan Documents, the Borrower hereby irrevocably authorizes the Administrative Agent, after giving reasonable prior notice to the Borrower, to debit any deposit account of the Borrower with the Administrative Agent in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense.  If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in the Administrative Agent’s sole discretion) and such amount not debited shall be deemed to be unpaid.  No such debit under this Section 11.11 shall be deemed a set-off.

11.12                     Notification of Addresses, Lending Offices, Etc.  Each Lender shall notify the Administrative Agent in writing of any changes in the address to which notices to the Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Administrative Agent shall reasonably request.

11.13                     Counterparts.  This Agreement may be executed in any number of separate counterparts, no one of which need be signed by all parties; each of which, when so executed, shall be deemed an original, and all of such counterparts taken together shall be deemed to constitute but one and the same instrument.  A fully executed counterpart of this Agreement by facsimile signatures or delivery of signatures by other electronic imaging means shall be binding upon the parties hereto.

11.14                     Severability.  The invalidity, illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.  The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

11.15                     No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Guarantors, the Lenders, the Administrative Agent, the Administrative Agent-Related Persons and the Indemnified Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

11.16                     Governing Law, Jurisdiction.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.17                     Submission To Jurisdiction; Waivers.  Each of the Borrower and each Guarantor hereby irrevocably and unconditionally, and shall cause each of their respective Subsidiaries to irrevocably and unconditionally:

(a)                                  submit, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower and each Guarantor or its properties in the courts of any jurisdiction.

(b)                                 waive, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)                                  consent to service of process in the manner provided for notices herein. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

11.18                     Entire Agreement.  This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Borrower, the Guarantors, the Lenders and the Administrative Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, oral or written, relating to the subject matter hereof and thereof.

11.19                     NO ORAL AGREEMENTS.  THIS WRITTEN TERM LOAN AGREEMENT, TOGETHER WITH THE OTHER WRITTEN LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH, REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

11.20                     Accounting Changes.  In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred.  “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Accounting Principles Board or the American Institute of Certified Public Accountants or the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) or, if applicable, the SEC.

11.21                     WAIVER OF JURY TRIAL, PUNITIVE DAMAGES, ETC.  EACH OF THE BORROWER, EACH GUARANTOR AND EACH LENDER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY (A) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR ANY TRANSACTION CONTEMPLATED THEREBY OR ASSOCIATED THEREWITH, BEFORE OR AFTER MATURITY; (B) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY “SPECIAL DAMAGES,” AS DEFINED BELOW, (C) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (D) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 11.21.  AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS WHICH ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO.

11.22                     Intercreditor Agreement; Collateral Trust Agreement.  Each Lender (a) acknowledges that it has received a copy of the Intercreditor Agreement, (b) acknowledges and agrees to Credit Suisse acting as the Administrative Agent and the First Lien Credit Agent, (c) consents to the subordination of Liens provided for in the Intercreditor Agreement, (d) hereby agrees that it will be bound by and take no actions contrary to the Intercreditor Agreement or the Collateral Trust Agreement and (e) hereby irrevocably authorizes and instructs the Administrative Agent to enter into and perform the Intercreditor Agreement and to be party to and perform the Collateral Trust Agreement on its behalf.

11.23                     USA PATRIOT Act.  Each Lender and the Administrative Agent and the other Security Documents hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with said Act.

11.24                     Acknowledgments.  Each of the Borrower and each Guarantor hereby acknowledges that:

(a)                                  it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)                                 neither the Administrative Agent nor the other Agents nor any Lender has any fiduciary relationship with or duty to the Borrower or any Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent, the other Agents and the Lenders, on one hand, and the Borrower and the Guarantors, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                                  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Administrative Agent, the other Agents and the Lenders or among the Borrower and the Guarantors and the Lenders.

11.25                     Survival of Representations and Warranties.  All covenants, agreements, representations and warranties made by the Borrower and each Guarantor herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of this Agreement, the consummation of the Specified Acquisitions and the making of the Loans and other extensions of credit hereunder by the Lenders, regardless of any investigation made by the Lenders or on their behalf and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated.  The provisions of Sections 11.5 and 11.10 and, until the first anniversary of the final Maturity Date of all Loans, 11.8(g) shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or enforceability of any term or provision of this Agreement or any other Loan Document or any investigation made by or on behalf of the Administrative Agent or any Lender.

11.26                     Release of Collateral and Guarantee Obligations.

(a)                                  Notwithstanding anything to the contrary contained herein or in any other Loan Document (other than the Intercreditor Agreement and the Collateral Trust Agreement), upon request of the Borrower in connection with any Disposition of Property that is permitted by Section 8.2 (other than a Disposition to the Borrower or a Restricted Subsidiary) and otherwise made in compliance with the Loan Documents (but subject to the provisions to the Intercreditor Agreement and the Collateral Trust Agreement), unless a Triggering Event has occurred and is continuing at the time of such Disposition, the Administrative Agent shall (without notice to, or vote or consent of, any Lender or any Qualifying Counterparty):

(i)                                     issue written directions to the Collateral Trustee in accordance with Section 7.02 of the Collateral Trust Agreement authorizing the Collateral Trustee to release its security interest in any Collateral being Disposed of in such Disposition; and

(ii)                                  take such actions as shall be required to release any Guarantee Obligations under any Loan Document of any Person that is no longer a Restricted Subsidiary following in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents;

provided, that the Borrower shall have delivered to the Administrative Agent and the Collateral Trustee, at least ten Business Days prior to the date of the proposed release (or such shorter period agreed to by the Administrative Agent and the Collateral Trustee), a written request for release identifying the relevant Collateral being Disposed of in such Disposition and the terms of such Disposition in reasonable detail, including the date thereof, the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with this Agreement and the other Loan Documents and that the proceeds of such Disposition will be applied in accordance with this Agreement and the other Loan Documents.

(b)                                 Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than obligations in respect of any Qualifying Derivative Contract) have been paid in full and all Commitments have terminated or expired, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any Qualifying Counterparty) (i) issue written directions to the Collateral Trustee in accordance with Section 7.02 of the Collateral Trust Agreement authorizing the Collateral Trustee to release its security interest in all Collateral, and (ii) take such actions as shall be required to release all guarantee obligations provided for in any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of the Qualifying Derivative Contracts.  Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(c)                                  Notwithstanding anything to the contrary contained herein or in any other Loan Document (other than the Intercreditor Agreement and the Collateral Trust Agreement), upon request of the Borrower in connection with any Restricted Subsidiary becoming a Partially Owned Operating Company or the designation by the Company of any Restricted Subsidiary as an Unrestricted Subsidiary, Permitted MLP or Permitted GP in accordance with Section 8.4 and the definition of “Unrestricted Subsidiary”, “Permitted MLP” or “Permitted GP”, as applicable, in each case as permitted by and in compliance with the Loan Documents, but subject to the provisions of the Intercreditor Agreement and the Collateral Trust Agreement, unless a Triggering Event has occurred and is continuing, the Administrative Agent shall (without notice to, or vote or consent of, any Lender or any Qualifying Counterparty) if such Restricted Subsidiary is a Guarantor:

(i)                                     issue written directions to the Collateral Trustee in accordance with Section 7.02 of the Collateral Trust Agreement authorizing the Collateral Trustee to release its security interest in any Collateral owned by such Restricted Subsidiary; and

(ii)                                  take such actions as shall be required to release any Guarantee Obligations of such Restricted Subsidiary under any Loan Document;

provided, that the Borrower shall have delivered to the Administrative Agent and the Collateral Trustee, at least ten Business Days prior to the date of the proposed release (or such shorter period agreed to by the Administrative Agent and the Collateral Trustee), a written request for release identifying the Restricted Subsidiary ceasing to be a Restricted Subsidiary and the terms of the relevant transaction in reasonable detail, including the date thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with this Agreement and the other Loan Documents.

11.27                     Replacement/Refinancing; Reaffirmation.

(a)                                  From and after the Closing Date, this Agreement replaces and refinances in its entirety the Existing Term Loan Agreement; and the Existing Term Loan Agreement shall thereafter be of no further force and effect except the provisions of Sections 11.4 and 11.5 and 11.10 and, until the first anniversary of the Maturity Date of all Loans, Section 11.8(g) shall remain operative and in full force and effect.  Notwithstanding the payment of all “Loans” under the Existing Term Loan Agreement and any provision of Section 11.26(b) of the Existing Term Loan Agreement to the contrary, the Existing Term Loan Agent shall have no obligation to, and shall not, take any actions to release any security interest or guarantee (including issuing any directions to the Collateral Trustee to release any Lien) under any “Loan Document” (as defined in the Existing Term Loan Agreement).

(b)                                 Neither this Agreement nor the repayment of any “Loans” under the Existing Term Loan Agreement with the proceeds of Loans hereunder shall discharge or release, or change the priority of, any Security Document or any security interest granted pursuant hereto, it being the intention of the parties hereto that the Liens granted to the Collateral Trustee under the Security Documents continue in full force and effect without impairment of the validity, enforceability, priority or perfection or otherwise in any manner, to secure the Sharing Obligations (including from and after the Closing Date, the Obligations) from time to time outstanding.

(c)                                  Each of the Borrower and each Guarantor reaffirms the Liens granted pursuant to the Security Documents to the Collateral Trustee for the benefit of the Secured Parties, which Liens shall continue in full force and effect during the term of this Agreement and any renewals or extensions thereof and shall continue to secure the Sharing Obligations.

(d)                                 Each of the Guarantors reaffirms the guaranties made pursuant to the Guaranty (or a joinder thereto) in favor of the Administrative Agent for the benefit of the

Lender Parties, which guaranties shall continue in full force and effect during the term of this Agreement and any renewals or extensions thereof as guaranties of the Obligations.

(e)                                  From and after the Closing Date, except as the context otherwise provides, (i) all references to the Existing Term Loan Agreement (or to any amendment, supplement, modification, amendment and restatement, replacement or refinancing thereof) in the Loan Documents (other than this Agreement) shall be deemed to refer to this Agreement as the same may be further amended, restated, supplemented, modified, replaced or refinanced from time to time pursuant to the terms of this Agreement and of the Intercreditor Agreement, (ii) all references to any section (or subsection) of the Existing Term Loan Agreement in any Loan Document (but not herein) shall be amended to become mutatis mutandis, references to the corresponding provisions of this Agreement and as the same may be further amended, restated, supplemented, modified, replaced or refinanced from time to time pursuant to the terms of this Agreement and of the Intercreditor Agreement, and (iii) all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be references to this Agreement as the same may be further amended, restated, supplemented, modified, replaced or refinanced from time to time pursuant to the terms of this Agreement and of the Intercreditor Agreement.

(f)                                    This Agreement is limited as written and is not a consent to any other amendment, restatement, waiver or other modification, whether or not similar, and, except as expressly provided herein or in any other Loan Document, all terms and conditions of the Loan Documents remain in full force and effect unless otherwise specifically amended by this Agreement or any other Loan Document.

(g)                                 Each Loan Party hereby consents to this Agreement and the transactions contemplated hereby and confirms its respective guarantees, pledges and grants of security interests, as applicable, under and subject to the terms of each of the Loan Documents to which it is a party, and agrees that, notwithstanding the effectiveness of this Agreement, such guarantees, pledges and grants of security interests, and the terms of each of the Security Documents to which it is a party, shall continue to be in full force and effect.

(h)                                 Each Loan Party, the Administrative Agent, the Existing Term Loan Agent and the Collateral Trustee acknowledges and agreed to each of the matters set forth in Section 6.30(c).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

COMPANY:

VENOCO, INC.

By:	/s/ Timothy M. Marquez
Timothy M. Marquez
Chief Executive Officer

GUARANTORS:

WHITTIER PIPELINE CORPORATION

By:	/s/ Timothy M. Marquez
Timothy M. Marquez
President

BMC, LTD., A CALIFORNIA LIMITED PARTNERSHIP

By: Venoco, Inc., General Partner

By:	/s/ Timothy M. Marquez
Timothy M. Marquez
Chief Executive Officer

TEXCAL ENERGY (LP) LLC

By:	/s/ Timothy M. Marquez
Timothy M. Marquez
Chief Executive Officer

TEXCAL ENERGY (GP) LLC

By:	/s/ Timothy M. Marquez
Timothy M. Marquez
Chief Executive Officer

[Term Loan Agreement Signature Page]

GUARANTORS:

TEXCAL ENERGY NORTH CAL L.P.

By: TEXCAL ENERGY (GP) LLC,
as general partner

By:	/s/ Timothy M. Marquez
Timothy M. Marquez
Chief Executive Officer

TEXCAL ENERGY SOUTH CAL L.P.

By: TEXCAL ENERGY (GP) LLC,
as general partner

By:	/s/ Timothy M. Marquez
Timothy M. Marquez
Chief Executive Officer

TEXCAL ENERGY SOUTH TEXAS L.P.

By: TEXCAL ENERGY (GP) LLC,
as general partner

By:	/s/ Timothy M. Marquez
Timothy M. Marquez
Chief Executive Officer

Address for Notice to the Borrower and the
Guarantors:

Principal Place of Business

and Chief Executive Office:

370 17th Street, Suite 2950

Denver, Colorado 80202-1370

Attention:  Chief Financial Officer

Facsimile No.:  (303) 626-8315

[Term Loan Agreement Signature Page]

CREDIT SUISSE, CAYMAN ISLANDS
BRANCH, as Administrative Agent and as a Lender (and, solely for purposes of Section 11.27, as Existing Term Loan Agent and as Collateral Trustee)

By:	/s/ Vanessa Gomez
Name: Vanessa Gomez
Title: Vice President

By:	/s/ Nupur Kumar
Name: Nupur Kumar
Title: Associate

Address:	Eleven Madison Avenue
New York, NY 10010
Facsimile No.1:	(212) 448-3755
Facsimile No.2:	(212) 322-0419
Attention:	Vanessa Gomez

with copy to:

Address:	Credit Suisse
Transaction Management Group
Eleven Madison Avenue
New York, NY 10010
Facsimile No.:	(212) 743-2375
Attention:	Lillian Cortes

Applicable Lending Office
for Base Rate Loans and
LIBO Rate Loans:

Address:	One Madison Avenue
New York, NY 10010
Facsimile No.1:	(212) 538-6851
Facsimile No.2:	(212) 325-8317
Attention:	Ed Markowski

[Term Loan Agreement Signature Page]

UBS SECURITIES LLC, as Syndication Agent

By:	/s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director

By:	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

Address:	677 Washington Blvd.
Stamford, CT 06901
Facsimile No.:	203-719-3888
Attention:	Robert Arscott

with a copy to:

Address:	677 Washington Blvd.
Stamford, CT 06901
Facsimile No.:	203-719-3888
Attention:	Marie Haddad

BANK OF MONTREAL, acting through its U.S. branches and agencies, including its Chicago, Illinois branch, as Co-Documentation Agent

By:	/s/ Joseph A. Bliss
Joseph A. Bliss
Managing Director

Address:	Bank of Montreal
Houston Agency
700 Louisiana Street
4400 Bank of America Center
Houston, Texas 77002

Facsimile No.:	(713) 223-4007

Attention:	Joseph A. Bliss

[Term Loan Agreement Signature Page]

LEHMAN COMMERCIAL PAPER INC., as Co- Documentation Agent

By:	/s/ Frank Turner
Name: Frank Turner
Title: Sr. Vice President

Address:	745 7th Avenue, 5th Floor
New York, NY 10019
Facsimile No.:	646-758-1986
Attention:	Frank Turner

with a copy to:

Address:	745 7th Avenue, 5th Floor
New York, NY 10019
Facsimile No.:	212-520-0450
Attention:	Cindy Eng

[Term Loan Agreement Signature Page]